Exhibit 10.24

IPSCO Inc.

2005 Form 10-K

REVOLVING CREDIT AGREEMENT

AMONG

IPSCO INC. and IPSCO SASKATCHEWAN INC., as Canadian Borrowers

AND

IPSCO STEEL INC., IPSCO ENTERPRISES INC., IPSCO ALABAMA LTD. and

IPSCO STEEL (ALABAMA) INC., as U.S. Borrowers

AND

THE TORONTO-DOMINION BANK, as Agent

AND

JPMORGAN CHASE BANK, N.A., as Syndication Agent

AND

TD SECURITIES and J.P. MORGAN SECURITIES, INC., as Co-Lead Arrangers and
Joint Bookmanagers

AND

ROYAL BANK OF CANADA, BANK OF AMERICA, N.A. and ABN AMRO BANK N.V.,
as Documentation Agents

AND

THE TORONTO-DOMINION BANK, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, ROYAL BANK OF CANADA, BANK OF AMERICA N.A., BY ITS CANADA BRANCH, ABN AMRO BANK N.V., CANADA BRANCH, THE BANK OF NOVA SCOTIA and BANK OF MONTREAL, as Canadian Lenders

AND

TORONTO DOMINION (TEXAS) LLC, JPMORGAN CHASE BANK, N.A., ROYAL BANK OF CANADA, ACTING THROUGH A NEW YORK BRANCH, BANK OF AMERICA, N.A., ABN AMRO BANK N.V., WELLS FARGO BANK, NATIONAL ASSOCIATION, THE BANK OF NOVA SCOTIA, BY ITS ATLANTA AGENCY, BANK OF MONTREAL, CHICAGO BRANCH and FIFTH THIRD BANK (CHICAGO), as U.S. Lenders

As of November 19, 2004

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION
1.1	Defined Terms.
1.2	Interpretation.
1.3	Other Credit Documents.
1.4	Severability.
1.5	Entire Agreement.
1.6	Waiver.
1.7	Governing Law.
1.8	Incorporation of Schedules.
1.9	Conflicts.

ARTICLE 2 CREDIT FACILITY
2.1	Credit Facility.
2.2	Available Accommodations.
2.3	Commitments and Facility Limits.
2.4	Use of Proceeds.
2.5	Repayment of Facilities.
2.6	Mandatory Repayments.
2.7	Cancellation of Undrawn Portion of Commitment.
2.8	Additional Commitment.
2.9	Standby Fee.
2.10	Agency Fee.
2.11	Evidence of Debt and Determination of Interest Rates and Fees.
2.12	Adjustment of Total Pro Rata Shares

ARTICLE 3 LOAN ADVANCES
3.1	The Advances.
3.2	Procedure for Borrowing.
3.3	Interest on Advances.
3.4	Conversions and Elections Regarding Types of Advances and Interest Rates.
3.5	Circumstances Requiring Floating Rate Pricing.

ARTICLE 4 BANKERS’ ACCEPTANCES
4.1	Acceptances and Drafts.
4.2	Procedure for BA Issuance.
4.3	Form of Drafts.

i

4.4	Stamping of Drafts.
4.5	Purchase of Bankers’ Acceptances and BA Equivalent Notes.
4.6	Reimbursement at Contract Maturity Date.
4.7	Repayments.
4.8	Circumstances Making Bankers’ Acceptances Unavailable.
4.9	Presigned Draft Forms.

ARTICLE 5 LETTERS
5.1	Letter Commitment
5.2	Procedure for Issue.
5.3	Form of Letters.
5.4	Reimbursement of Amounts Drawn Under Letters of Credit.
5.5	Issue Fees.
5.6	Risk of Letters of Credit.
5.7	Repayments.
5.8	Indemnity

ARTICLE 6 CONDITIONS OF LENDING
6.1	Conditions Precedent to Effectiveness of this Agreement.
6.2	Conditions Precedent to initial Accommodations.
6.3	Conditions Precedent to all Accommodations.
6.4	Conditions Precedent to Initial Accommodations to Additional Borrowers.

ARTICLE 7 REPRESENTATIONS AND WARRANTIES
7.1	Representations and Warranties.
7.2	Survival of Representations and Warranties.
7.3	No Representations by Lenders.

ARTICLE 8 COVENANTS OF THE BORROWER
8.1	Affirmative Covenants.
8.2	Negative Covenants.
8.3	Financial Covenants.

ARTICLE 9 EVENTS OF DEFAULT
9.1	Events of Default.
9.2	Payment of Letters, Etc.
9.3	Expense of Lender.
9.4	Remedies Cumulative.

ARTICLE 10 PAYMENTS, COMPUTATIONS AND INDEMNITY
10.1	Timing of Payments under this Agreement, etc.
10.2	Payments on Non-Business Days.
10.3	Overdue Amounts.

10.4	Application of Payments and Optional Prepayments.
10.5	Computations of Interest and Fees.
10.6	Judgment Currency.
10.7	Costs and Expenses.
10.8	Indemnity for Change in Circumstances.
10.9	Indemnity Relating to Accommodations.
10.10	Indemnity for Transactional and Environmental Liability.
10.11	Survival of Indemnities.
10.12	Taxation on Payments.

ARTICLE 11 MISCELLANEOUS
11.1	Notices, etc.
11.2	Public Announcements and Exchange of Information.
11.3	Time of the Essence.
11.4	Third Party Beneficiaries.
11.5	Enurement.
11.6	Counterparts.
11.7	Knowledge.
11.8	Assignment.
11.9	Non-Merger.
11.10	Right to Combine and Set-Off.
11.11	Certificates and Opinions.
11.12	Permitted Encumbrances.

ARTICLE 12 THE AGENT
12.1	Appointment and Authorization of Agent.
12.2	Interest Holders.
12.3	Consultation with Counsel.
12.4	Documents.
12.5	Agent as Lender.
12.6	Responsibility of Agent.
12.7	Action by Agent.
12.8	Notice of Events of Default.
12.9	Responsibility Disclaimed.
12.10	Indemnification.
12.11	Credit Decision.
12.12	Successor Agent.
12.13	Delegation by Agent.
12.14	Waivers and Amendments.
12.15	Determination by Agent Presumed to be Correct.
12.16	Remittance of Payments.
12.17	Redistribution of Payment.

12.18	Distribution of Notices.

REVOLVING CREDIT AGREEMENT

DATED as of the 19th day of November, 2004.

A M O N G:

IPSCO INC. and IPSCO SASKATCHEWAN INC.

(collectively, the “Canadian Borrowers”)

- and -

IPSCO STEEL INC., IPSCO ENTERPRISES INC., IPSCO ALABAMA LTD. and IPSCO STEEL (ALABAMA) INC.

(collectively, the “U.S. Borrowers”)

(the Canadian Borrowers and the U.S. Borrowers collectively, the “Borrowers”)

- and -

THE TORONTO-DOMINION BANK

(as “Agent”)

- and -

JPMORGAN CHASE BANK, N.A.

(as “Syndication Agent”)

- and -

THE TORONTO-DOMINION BANK, JPMORGAN
CHASE BANK, N.A., TORONTO BRANCH, ROYAL
BANK OF CANADA, BANK OF AMERICA, N.A., BY
ITS CANADA BRANCH, ABN AMRO BANK N.V.,
CANADA BRANCH, THE BANK OF NOVA SCOTIA,
and BANK OF MONTREAL, as Canadian Lenders,

(collectively, “Canadian Lenders”)

- and -

TORONTO DOMINION (TEXAS) LLC, JPMORGAN
CHASE BANK, N.A., ROYAL BANK OF CANADA,
ACTING THROUGH A NEW YORK BRANCH,
BANK OF AMERICA, N.A., ABN AMRO BANK N.V.,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
THE BANK OF NOVA SCOTIA, BY ITS ATLANTA
AGENCY, BANK OF MONTREAL, CHICAGO
BRANCH and FIFTH THIRD BANK (CHICAGO)

(collectively, “U.S. Lenders”)

(the Canadian Lenders and the U.S. Lenders, collectively, the “Lenders”)

The parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Defined Terms.

In this Agreement, the following terms have the following meanings:

“Accommodation” means: (i) an Advance made by the Lenders or any one or more of them on the occasion of any Borrowing; (ii) a Bankers’ Acceptance stamped or a BA Equivalent Note purchased by the Canadian Lenders or any one or more of them on the occasion of any BA Issuance; and (iii) the issue of a Letter by the Lenders or any one or more of them on the occasion of any Issue.

“Accommodation Notice” means a Borrowing Notice, a BA Issuance Notice or an Issue Notice.

“Advances” means advances made by the Lenders or any one or more of them under this Agreement and “Advance” means any one of such advances.  Advances may be denominated in Canadian Dollars (a “Canadian Dollar Advance”) or in U.S. Dollars (a “U.S. Dollar Advance”).  A Canadian Dollar Advance may be designated a “Floating Rate Advance” and a U.S. Dollar Advance may be designated a “LIBOR Advance” or a “U.S. Base Rate Advance”.

Each of a Floating Rate Advance, a LIBOR Advance, and a U.S. Base Rate Advance is a “Type” of Advance.

“Affiliate” of any Person means any other individual or entity who directly or indirectly controls, or is controlled by or is under common control with, such Person, and, for purposes of this definition only, “control”, “controlled by”, and “under common control with” mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of voting securities, by contract or otherwise).

“Agency Fee” has the meaning specified in Section 2.10.

“Agency Fee Agreement” means the agreement dated as of November 19, 2004 between IPSCO and the Agent respecting the payment of the Agency Fee.

“Agent” means The Toronto-Dominion Bank in its capacity as agent for the Lenders, and its successors and assigns in such capacity, provided that, so long as The Toronto-Dominion Bank acts as agent for the Lenders, it shall act through Toronto Dominion (Texas) LLC for the purpose of making payments to, and receiving payments from, U.S. Borrowers.

“Agreement” means this revolving credit agreement and all schedules and instruments in amendment or confirmation of it; “hereof”, “hereto” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; “Article”, “Section”, “Subsection” or other subdivision of this Agreement followed by a number refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

“Agreement for Borrowed Money” means, with respect to any Person, any bond, debenture, note, conditional sale agreement, lease, loan agreement, Hedging Agreement or other similar material document evidencing any Debt or Hedging Liabilities of such Person.

“Ancillary Agreements” means the Guarantees, the Assumption Agreements, all promissory notes delivered to evidence Accommodations and all other agreements delivered or given pursuant to this Agreement; and “Ancillary Agreement” means any one of such Guarantees, Assumption Agreements, promissory notes or agreements.

“Applicable Margin” means at any time, subject to Sections 2.11(2) and 2.11(3),

(i)                       for purposes of the definition of the Standby Fee, the percentage per annum shown in Schedule F which corresponds to the utilization rate specified therein;

(ii)                    for purposes of the definition of BA Stamping Fee Rate or Issue Fee, the percentage per annum shown in column 3 of Schedule F which corresponds to the ratio of Consolidated Debt to Consolidated EBITDA set forth in the Compliance Certificate delivered to the Agent for the most recently completed Financial Quarter;

(iii)                 for purposes of the definitions of U.S. Base Rate and Floating Rate, the percentage per annum shown in column 2 of Schedule F which corresponds to the ratio of Consolidated Debt to Consolidated EBITDA set forth in the Compliance Certificate delivered to the Agent for the most recently completed Financial Quarter; and

(iv)                for purposes of the definition of LIBOR Rate, the percentage per annum shown in column 3 of Schedule F under the column which corresponds to the ratio of Consolidated Debt to Consolidated EBITDA set forth in the Compliance Certificate delivered to the Agent for the most recently completed Financial Quarter, in each case as may be applicable.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in Bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“arm’s length” has the meaning ascribed thereto for the purposes of the Income Tax Act (Canada), as in effect from time to time.

“Assets” means, with respect to any Person, all property and assets of such Person, both real and personal, of every kind and wheresoever situate, whether now owned or hereafter acquired.

“Assignee” has the meaning specified in Section 11.8(2)(a).

“Assignment Agreement” means an agreement substantially in the form of Schedule R hereto.

“Assumption Agreement” means an agreement substantially in the form of Schedule A hereto.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Entity having jurisdiction over such Person, whether or not having the force of Law.

“BA Equivalent Note” means, at any time, a notional note issued by a Canadian Borrower in favour of any Non-BA Lender and evidenced by the account records maintained by the Agent.

“BA Issuance” means the creation of a Bankers’ Acceptance or the purchase of a BA Equivalent Note by a Canadian Lender.

“BA Issuance Date” means any Business Day fixed pursuant to Section 4.2(1) for a BA Issuance.

“BA Issuance Notice” has the meaning specified in Section 4.2(1).

“BA Lender” means each Canadian Lender which is not a Non-BA Lender.

“BA Reference Discount Rate” means (a) in respect of Bankers’ Acceptances or Drafts to be purchased by Canadian Lenders that are Schedule I banks under the Bank Act (Canada) pursuant to Article 4, the average rate for Canadian Dollar Bankers’ Acceptances quoted at approximately 10:00 a.m. (Toronto time) on the Reuters Screen CDOR Page “Canadian Interbank Bid BA Rates”, and (b) in respect of BA Equivalent Notes that are to be purchased by Non-BA Lenders and Bankers’ Acceptances or Drafts to be purchased pursuant to Article 4 by Canadian Lenders other than Schedule I banks under the Bank Act (Canada), the rate referred to above in this definition, plus .10%.

“BA Stamping Fee” means, with respect to each Draft or BA Equivalent Note drawn by a Canadian Borrower hereunder and, in the case of a Draft, stamped or, in the case of a BA Equivalent Note, purchased by a Canadian Lender on any BA Issuance Date, an amount equal to the BA Stamping Fee Rate multiplied by the aggregate Face Amount of such Draft or BA Equivalent Note, calculated daily on the basis of the term to maturity of such Draft or BA Equivalent Note and a year of 365 days or 366 days in the case of a leap year.

“BA Stamping Fee Rate” means the Applicable Margin.

“Bank One Lease” means the operating lease agreement dated October 31, 2000 between IPSCO Steel, as lessee, and the Owner Trustee, as lessor, pursuant to which IPSCO Steel leased from the Owner Trustee certain steel manufacturing equipment located at its steel mill in Montpelier, Iowa.

“Bank One Lease Documentation” means the Bank One Lease, the site lease made between IPSCO Steel, as site lessor, and the Owner Trustee, as site lessee, and such other documentation entered into in connection therewith.

“Bank One Lease Obligation” means the amount of the rental obligation related to the Bank One Lease, calculated at the date of determination thereof, as the unpaid amount of such obligation for the corresponding period specified in Schedule P hereto, or such greater or lesser unpaid amount (calculated on the same basis as the amounts on Schedule P have been calculated) as is certified to be the Bank One Lease Obligation in the most recent Compliance Certificate delivered by IPSCO.

“Bankers’ Acceptance” has the meaning specified in Section 4.1.

“Beneficiary” means, in respect of any Letter, the beneficiary named in such Letter.

“Borrowers” means, collectively, (i) IPSCO, IPSCO Saskatchewan, IPSCO Steel, IPSCO Enterprises, IPSCO A.L. and IPSCO A.I., (ii) any one or more of IPSCO’s direct or indirect Wholly-Owned Subsidiaries which executes and delivers an Assumption Agreement in order to become a Borrower and which has not executed and delivered a Release Agreement, and (iii) in each case their respective successors and permitted assigns, whether or not there are any Outstandings hereunder at the time; and “Borrower” means any one of the Borrowers.

“Borrower’s Canadian Dollar Account” means, with respect to any Canadian Borrower, the Canadian Dollar account maintained by such Borrower at the Canadian Account Branch, the particulars of which shall have been notified by such Borrower to the Agent, and communicated by the Agent to the Canadian Lenders.

“Borrower’s U.S. Dollar Account” means, with respect to: (i) any Canadian Borrower, the U.S. Dollar account maintained by such Borrower at the Canadian Account Branch, the particulars of which shall have been notified by such Borrower to the Agent; and (ii) any U.S. Borrower, the U.S. Dollar account maintained by such Borrower at the U.S. Account Branch, the particulars of which shall have been notified by such Borrower to the Agent.

“Borrowing” means a borrowing consisting of one or more Advances.

“Borrowing Notice” has the meaning specified in Section 3.2.

“Business Day” means any day of the year on which banks are not required or authorized to close in Toronto, Ontario, provided that where used in the context of a U.S. Dollar Advance, such day is also a day on which banks are not required or authorized to close in New York City or Houston, Texas and, where used in the context of a LIBOR Advance, such day is also a day on which dealings are carried on in the London interbank market.

“Canadian Account Branch” means the branch of the Agent at which a Canadian Borrower maintains its Borrower’s Canadian Dollar Account and Borrower’s U.S. Dollar Account from time to time, and at which the Agent maintains its Payment Account for Canadian Borrowers from time to time, as the Agent from time to time notifies the Canadian Borrowers.

“Canadian Borrower” means any Borrower formed under the laws of Canada, or any Province or Territory thereof.

“Canadian Dollars” and “Cdn. $” each mean lawful money of Canada.

“Canadian Lenders” means the Lenders specified as Canadian Lenders in Schedule B and any Assignee of a Canadian Lender that has delivered an Assignment Agreement, and “Canadian Lender” means any one of the Canadian Lenders.

“Canadian Lender Groups” means, at any particular time, those Lender Groups that include a Canadian Lender.

“Canadian Plan” means (a) a “pension plan” or “plan” which is a “registered pension plan” as defined in the Income Tax Act (Canada) or pension benefits standards legislation in any jurisdiction of Canada and is applicable to employees resident in Canada or to any Canadian Borrowers or Guarantors; and (b) any other defined benefit, supplemental pension benefit plan or similar arrangement applicable to any employee of any Canadian Borrower or Guarantor.

“Canadian Welfare Plan” means any life, medical, health, dental, hospitalization, disability, travel, accident, accidental health and dismemberment insurance or other employee benefit or welfare plan, agreement or arrangement, other than a Canadian Plan, applicable to any employee of any Canadian Borrower or Guarantor, whether or not insured and whether or not subject to any Law, but excludes any statutory plan by which any Canadian Borrower is required to comply, including the Canada Pension Plan or plans administered pursuant to applicable provincial health, workers’ compensation and employment insurance legislation.

“Capitalized Lease” means any lease under which the obligation to make rental payments constitutes a Capitalized Lease Obligation.

“Capitalized Lease Obligation” means any rental obligation relating to a lease which, under GAAP, would be required to be capitalized on the books of IPSCO and its Consolidated Subsidiaries, calculated at the date of determination thereof as the amount thereof accounted for as indebtedness in accordance with GAAP.

“Cash Equivalents” means

(a)                                  marketable obligations with a maturity of 720 days or less issued or directly and fully guaranteed or issued by the government of the United States of America or Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America or Canada is pledged in support thereof);

(b)                                 demand and time deposits and certificates of deposit or acceptances with a maturity of 360 days or less of any U.S. financial institution that is a member of the United States Federal Reserve System or any bank organized under the laws of Canada having combined capital and surplus and undivided profits of not less than $500,000,000 and, in the case of any such U.S. financial institution, is assigned at least a “B” rating by Thomson Financial Bank Watch;

(c)                                  commercial paper maturing no more than 360 days from the date of purchase thereof issued by a corporation that is not a Borrower or an affiliate of a Borrower, and is organized under the laws of any state of the United States of America or the District of Columbia or Canada or any province or territory thereof and rated at least A-2 by S&P, at least P-2 by Moody’s or R-1 (low) by DBRS;

(d)                                 repurchase obligations with term of not more than ten days for underlying securities of the types described in clause (a) above entered into with any commercial bank meeting the specifications in clause (b) above; and

(e)                                  investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (a) through (d) above.

“Change of Control” means, with respect to IPSCO, the acquisition by any person or group of Persons who are associates (as such term is defined in the Securities Act (Ontario)), or who act together in concert for such purpose of (i) shares or other voting securities of IPSCO to which are attached more than 30% of the votes that may be cast to elect directors or other Persons charged with the direction of the management of IPSCO and which, if exercised, are sufficient to elect a majority of such directors or other management Persons, or (ii) any other right to appoint a majority of such directors or other management Persons or with respect to any Person who from time to time has previously met the foregoing test the further acquisition by such Person or group of Persons who are associates (as such term is defined in the Securities Act (Ontario)) or who act together in concert for such purpose of any further units or other voting securities of IPSCO.

“Claim” means any claim of any nature whatsoever, including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment and reassessment.

“Closing” means the date of execution of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code Affiliate” means each Person which, together with IPSCO or any of its Subsidiaries, is treated as a “single employer” under Subsection (b), (c), (m) or (o) of Section 414 of the Code.

“Commitment” means U.S. $150,000,000, as the same may be reduced from time to time pursuant to Section 2.7, or increased pursuant to Section 2.8.

“Compliance Certificate” means a certificate in the form of Schedule L hereto.

“Consolidated Assets” means, at any time, the Assets of IPSCO Consolidated at such time.

“Consolidated Current Assets” means, at any time, all current assets of IPSCO Consolidated at such time.

“Consolidated Current Liabilities” means, at any time, all Current Liabilities of IPSCO Consolidated at such time.

“Consolidated Debt” means, at any time, the sum of: (i) all Debt of IPSCO Consolidated at such time; and (ii) the Bank One Lease Obligation (to the extent not otherwise included as Debt of IPSCO Consolidated in accordance with GAAP).

“Consolidated EBITDA” means, at any time with respect to IPSCO Consolidated, Consolidated Net Income for IPSCO’s most recently completed four Financial Quarters, plus:

(a)                                  amounts deducted in calculating net income or net loss in respect of non-cash expenses, depreciation and amortization; and

(b)                                 amounts deducted in calculating such net income or net loss in respect of Consolidated Interest Expense, net of interest income added in calculating such net income or net loss;

(c)                                  amounts deducted in calculating such net income or net loss in respect of Income Tax Expense whether or not deferred;

and excluding for such period:

(d)                                 any gain or loss attributable to the sale, conversion or other Disposition of Assets out of the ordinary course of business; and

(e)                                  any gain resulting from the write-up of Assets or any loss resulting from the write-down of Assets; and

(f)                                    all non-cash gains, non-cash losses or other non-cash amounts that were included in such net income; and

(g)                                 any gain or loss on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Debt); and

(h)                                 any other extraordinary or non-recurring items;

all of which shall be calculated on a rolling four quarter basis.

“Consolidated Fixed Charges” means, for any period for IPSCO Consolidated, without duplication, the aggregate of (a) Consolidated Interest Expense for such period, plus (b) proforma scheduled payments of principal for the 12 months immediately following such period, including pro forma scheduled payment of principal in respect of the 7.80% unsecured debentures of IPSCO maturing December 1, 2006, net (in the case of such 7.80% unsecured debentures only) of available cash on hand and Cash Equivalents during such period (for greater certainty, the inclusion of cash on hand will be applied, without duplication, to the 7.80% debentures and can in no event result in a calculation in respect of such 7.80% unsecured debentures rendering a number less than zero), plus (c) Income Tax Expense (excluding the deferred portion thereof) of IPSCO Consolidated with respect to such period, plus (d) common and preferred dividends paid with respect to such period, plus (e) Rental Expense, determined in each case for IPSCO Consolidated in accordance with GAAP.

“Consolidated Free Cash Flow” means, for any period for IPSCO Consolidated, the sum of (a) Consolidated EBITDA, plus (b) Rental Expense for such period, minus (c) Maintenance Capital Expenditures during such period, determined in each case for IPSCO Consolidated.

“Consolidated Interest Expense” means, for any period for IPSCO Consolidated, without duplication, the aggregate expense incurred by such Persons during such period for interest, capitalized interest and other financing charges in connection with indebtedness incurred by such Persons, determined in each case for IPSCO Consolidated.

“Consolidated Net Income” means, for any period, the net income (loss) after tax of IPSCO Consolidated for such period.

“Consolidated Revenue” means, for any period, the Revenue of IPSCO Consolidated for such period.

“Consolidated Shareholders Equity” means, at any time, in respect of IPSCO Consolidated, the sum of: (i) the stated capital of all of the outstanding Equity Interests of IPSCO Consolidated; (ii) the amount, without duplication, of any contributed surplus as set forth in the financial statements of IPSCO Consolidated; (iii) the accumulated retained earnings of IPSCO

Consolidated; and (iv) accumulated exchange gains or losses arising from the translation of the financial statements of self-sustaining operations for IPSCO Consolidated at such time, in each case determined as at the end of its most recently completed Financial Quarter.

“Consolidated Subsidiary” means at any time, in respect of any Person, any other Person the accounts of which are or should, in accordance with GAAP, be consolidated with those of such first-mentioned Person in its consolidated financial statements at such time.

“Consolidated Tangible Assets” means, for any period, the Tangible Assets of IPSCO Consolidated for such period.

“Consolidated Tangible Net Worth” means, at any time, in respect of IPSCO Consolidated, Consolidated Shareholders Equity at such time, but excluding the net book value of all Assets which would be treated as intangible under GAAP at such time.

“Consolidated Total Assets” means, at any time, the sum of the Assets of IPSCO Consolidated at such time.

“Consolidated Total Capitalization” means, at any time, the sum of Consolidated Shareholders Equity and Consolidated Debt at such time.

“Credit Documents” means this Agreement, the Drafts, the Bankers’ Acceptances, the BA Equivalent Notes, the Letters, all Ancillary Agreements, and all other certificates and instruments delivered or given pursuant to this Agreement or any Ancillary Agreement; and “Credit Document” means any one of the Credit Documents.

“Credit Facility” means the revolving credit facility to be made available to the Borrowers hereunder for general corporate purposes, including working capital and capital expenditures, repayment of indebtedness, permitted acquisitions, permitted investments, and permitted construction and operation of additional manufacturing and processing facilities.

“Credit Party” means any Borrower or Guarantor.

“Current Liabilities” means, in respect of any Person, all current liabilities of such Person at such time.

“DBRS” means Dominion Bond Rating Services, and includes any successor rating agency to DBRS, and where reference is made herein to a rating category of DBRS, such rating category shall include the equivalent corresponding rating category used by any such successor rating agency.

“Debt” means, in respect of any Person, without duplication and, except as provided in item (b) below, without regard to any uncapitalized interest component thereof (whether actual or imputed) that is not due and payable, the aggregate of the following amounts, unless the context otherwise requires:

(a)                                  indebtedness for borrowed money (including, without limitation, by way of overdraft) or obligations or indebtedness represented by bonds, debentures, notes payable, drafts accepted and similar instruments representing extensions of credit;

(b)                                 the face amount of all bankers’ acceptances and similar instruments;

(c)                                  all liabilities for credit extended to such Person upon which interest charges are customarily paid by that Person;

(d)                                 capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, for cash or securities constituting Debt;

(e)                                  all Capitalized Lease Obligations and obligations in respect of the deferred purchase price of Assets or services (including obligations in respect of Purchase Money Mortgages);

(f)                                    the amount of all contingent liabilities in respect of any Letters and other outstanding letters of credit, letters of guarantee and similar instruments; and

(g)                                 the amount of the contingent liability under any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner or any part or all of an obligation of another Person of the type described in items (a) – (f) above;

and, for greater certainty, includes Debt permitted to be incurred in accordance with the terms of this Agreement to the extent that such permitted Debt falls within any of the foregoing categories; provided that trade payables and Non-Capitalized Lease Obligations incurred or entered into in the ordinary course of business do not constitute Debt.

“Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

“Disposition” means, with respect to any Asset of any Person, any direct or indirect sale, lease (where such Person is the lessor of such Asset), assignment, transfer (including any transfer of title or possession), exchange, conveyance, release or gift of such Asset, including by means of a Sale-Leaseback Transaction, a liquidation, dissolution or winding-up; and “Dispose” and “Disposed” have meanings correlative thereto.

“Draft” means, at any time, a blank bill of exchange within the meaning of the Bills of Exchange Act (Canada) in substantially the form set out in Schedule D hereto drawn by a Canadian Borrower on a BA Lender and bearing such distinguishing letters and numbers as such Lender may determine, but which at such time, except as otherwise provided herein, has not been completed or stamped by such Lender.

“Election Notice” has the meaning specified in Section 3.4(2).

“Encumbrances” means liens, charges, mortgages, pledges, security interests, adverse claims, defects of title, restrictions, voting trusts, any other rights of a similar nature of third parties relating to any Assets and any other encumbrances of any kind.

“Environmental Laws” means all applicable Laws relating to the environment, health and safety matters or conditions, Hazardous Substances, pollution or protection of the environment, including Laws relating to: (i) on-site or off-site contamination; (ii) occupational health and safety; (iii) chemical Substances or products; (iv) Releases of pollutants, contaminants, chemicals or other industrial, toxic or radioactive Substances or Hazardous

Substances into the environment; and (v) the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances.

“Equity Interests” means, as to any Person, all shares, interests, rights, participations or other equivalents of capital stock of (or other ownership or profit interests or units in) such Person and/or any warrants, options or other rights for purchase or acquisition from such Person of any of the foregoing.

“Equity Issuance” means any issuance by any Person to any other Person of any Equity Interests in such first mentioned Person.

“Equivalent Cdn. $ Amount” means, on any day with respect to any amount of U.S. Dollars, the equivalent amount of Canadian Dollars determined by using the quoted spot rate at which the Agent’s principal office in Toronto offers to provide Canadian Dollars in exchange for U.S. Dollars in Toronto at 12:00 noon (Toronto time) on such day.

“Equivalent U.S. $ Amount” means, on any day with respect to any amount of Canadian Dollars, the equivalent amount of U.S. Dollars determined by using the quoted spot rate at which the Agent’s principal office in Toronto offers to provide U.S. Dollars in exchange for Canadian Dollars in Toronto at 12:00 noon (Toronto time) on such day.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Borrower, any corporation which is a member of the same controlled group of corporations as such Borrower or any trade or business which is under common control with such Borrower, within the meaning of Section 414 of the Code.

“ERISA Companies” means, with respect to any Borrower, such Borrower and its ERISA Affiliates; and “ERISA Company” means any one of such ERISA Companies.

“Event of Default” has the meaning specified in Section 9.1.

“Existing Revolving Agreement” means the existing amended and restated revolving credit agreement dated as of October 13, 2000, as amended, among (inter alia) IPSCO, other borrowers, the Agent and various lenders.

“Face Amount” means, in respect of: (i) a Bankers’ Acceptance or BA Equivalent Note, the amount payable to the holder thereof on its maturity; and (ii) a Letter, the maximum amount payable to the Beneficiary thereunder.

“Federal Funds Rate” means, for any particular day, the variable rate of interest per annum equal to the weighted average rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a business day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Fees” means any and all fees payable by a Borrower pursuant to this Agreement or any Ancillary Agreement, including the Standby Fee and the Agency Fee.

“Financial Quarter” means, in relation to a Borrower, each period of 3 consecutive months beginning on the first day of the first month of such Borrower’s Financial Year.

“Financial Year” means, in relation to a Borrower, its financial year.

“Floating Rate” means, for any particular day, the sum of (A) the Prime Rate and (B) the Applicable Margin.

“Floating Rate Advance” means an Advance denominated in Canadian Dollars which bears interest based on the Floating Rate.

“GAAP” means, at any time, generally accepted accounting principles which are in effect from time to time in Canada as established by the Canadian Institute of Chartered Accountants, or any successor Person, at such time.

“Governmental Entity” means any: (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent, commission, board, or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Guarantees” means the IPSCO Guarantee, the IPSCO Saskatchewan Guarantee, the IPSCO Steel Guarantee, the IPSCO Enterprises Guarantee, the IPSCO A.L. Guarantee and the IPSCO A.I. Guarantee and any other Subsidiary Guarantees; and “Guarantee” means any one of such Guarantees.

“Guarantor” means (i) each Person executing and delivering a Guarantee, (ii) each Wholly-Owned Material Subsidiary that is not a Borrower, and (iii) such other Persons as IPSCO may from time to time designate by notice in writing to the Agent and the Lenders.

“Hazardous Substance” means any Substance which is or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law, whether or not such Substance is defined as hazardous under the Environmental Law.

“Hedging Transaction” means any interest rate swap, basis swap, forward rate transaction, currency hedging or swap transaction, cap transaction, floor transaction, collar transaction or other similar transaction, whether with respect to interest rates, currencies, commodities or otherwise, or any option with respect to such a transaction or combination of any such transactions.

“Hedging Liabilities” means any amounts, determined at a particular time, in relation to any Person, with respect to all Hedging Transactions entered into by such Person, equal to the net amount, if any, such Person would be required to pay as liquidation or termination payments under all such Hedging Transactions if all such Hedging Transactions were liquidated or terminated at such time, giving effect to the amounts payable or receivable under each such Hedging Transaction.

“Houston Lease Obligation” means the obligations owing from time to time pursuant to the master lease agreement dated June 26, 2001 and related equipment schedules between IPSCO Texas Inc., as lessee, and LaSalle National Leasing Corporation, as lessor, pursuant to which IPSCO Texas Inc. leased from LaSalle National Leasing Corporation certain steel manufacturing equipment located at its coil processing facility in Houston, Texas.

“Income Tax Expense” means, on a consolidated basis, for any Person for any period, without duplication, the aggregate of all taxes paid or payable by such Person based on the income, capital or business of such Person for such period.

“Interest Period” means, for each LIBOR Advance, a period which commences: (i) in the case of the initial Interest Period, on the date such Advance is made or converted from another Type of Advance or Accommodation; and (ii) in the case of any subsequent Interest Period, on the last day of the immediately preceding Interest Period, and which ends, in either case, on the day selected by the Borrower in the applicable Borrowing Notice or Election Notice in accordance with this Agreement.  The duration of each Interest Period shall, subject to the Agent’s right to restrict such Interest Period, be 1, 2, 3, 6 or 12 months, unless the last day of an Interest Period would otherwise occur on a day other than a Business Day, in which case the last day of such Interest Period shall be extended to occur on the next Business Day or if such extension would cause the last day of such Interest Period to occur in the next calendar month, the last day of such Interest Period shall occur on the preceding Business Day.

“Investment” means any direct or indirect advance, loan or other extension of credit (other than in the ordinary course of business) or capital contribution to (by means of transfers of property to others, or payments for property for the account or use of others, or otherwise), or assumption of debt in connection with the acquisition of, or purchase or other acquisition of any shares, equity interests, indebtedness, bonds, notes or other securities of, or all or substantially all of the Assets and/or business of, any Person, including acquisitions by amalgamation or other forms of merger.  For greater certainty, “Investment” means and includes the portion of any Investment satisfied in whole or in part by assumption of debt or other liabilities.

“IPSCO” means IPSCO Inc.

“IPSCO A.I.” means IPSCO Steel (Alabama) Inc., a corporation incorporated under the laws of the State of Alabama, a Wholly-Owned Subsidiary of IPSCO.

“IPSCO A.L.” means IPSCO Alabama Ltd. a limited partnership organized under the laws of the State of Alabama, a Wholly-Owned Subsidiary of IPSCO.

“IPSCO A.I. Guarantee” means the guarantee agreement, substantially in the form of Schedule C hereto, to be made by IPSCO A.I. in favour of the Agent, for the benefit of the Lenders, in respect of all present and future indebtedness of IPSCO to the Agent and the Lenders under the Credit Documents.

“IPSCO A.L. Guarantee” means the guarantee agreement, substantially in the form of Schedule C hereto, to be made by IPSCO A.L. in favour of the Agent, for the benefit of the Lenders, in respect of all present and future indebtedness of IPSCO to the Agent and the Lenders under the Credit Documents.

“IPSCO Consolidated” means, collectively and on a consolidated basis, IPSCO and each of its Consolidated Subsidiaries, and where the context requires, IPSCO and each of its Consolidated Subsidiaries on an individual basis.

“IPSCO Enterprises” means IPSCO Enterprises Inc., a corporation incorporated under the laws of the State of Delaware, a Wholly-Owned Subsidiary of IPSCO.

“IPSCO Enterprises Guarantee” means the guarantee agreement, substantially in the form of Schedule C hereto, to be made by IPSCO Enterprises in favour of the Agent, for the benefit of the Lenders, in respect of all present and future indebtedness of IPSCO to the Agent and the Lenders under the Credit Documents.

“IPSCO Guarantee” means the guarantee agreement, substantially in the form of Schedule C hereto, to be made by IPSCO in favour of the Agent, for the benefit of the Lenders, in respect of all present and future indebtedness to the Agent and the Lenders under the Credit Documents of each Wholly-Owned Subsidiary of IPSCO which (i) is a Borrower that is initially a party to this Agreement or (ii) which executes an Assumption Agreement in order to become a Borrower and which has not executed and delivered a Release Agreement.

“IPSCO Saskatchewan” means IPSCO Saskatchewan Inc., a corporation incorporated under the laws of Canada, a Wholly-Owned Subsidiary of IPSCO.

“IPSCO Saskatchewan Guarantee” means the guarantee agreement, substantially in the form of Schedule C hereto, to be made by IPSCO Saskatchewan in favour of the Agent, for the benefit of the Lenders, in respect of all present and future indebtedness of IPSCO to the Agent and the Lenders under the Credit Documents.

“IPSCO Steel” means IPSCO Steel Inc., a corporation incorporated under the laws of the State of Delaware, a Wholly-Owned Subsidiary of IPSCO.

“IPSCO Steel Guarantee” means the guarantee agreement, substantially in the form of Schedule C hereto, to be made by IPSCO Steel in favour of the Agent, for the benefit of the Lenders, in respect of all present and future indebtedness of IPSCO to the Agent and the Lenders under the Credit Documents.

“Issue” means an issue of a Letter by a Lender pursuant to Article 5.

“Issue Date” has the meaning specified in Subsection 5.2(1).

“Issue Fee” means, with respect to each Letter issued hereunder, the amount equal to the Applicable Margin multiplied by the aggregate Face Amount of the Letter, calculated on the basis of the term of the Letter and a year of 365 days or 366 days in the case of a leap year.

“Issue Notice” has the meaning specified in Subsection 5.2(1).

“Issuing Lender” means (i) with respect to a Canadian Borrower, The Toronto-Dominion Bank, in its capacity as issuer of Letters hereunder, and (ii) with respect to a U.S. Borrower, Toronto Dominion (Texas) LLC, in its capacity as issuer of Letters hereunder.

“Laws” means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies or guidelines having the force of law, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and “Law” means any one of the foregoing.

“Lenders” means the Canadian Lenders and the U.S. Lenders, and “Lender” means any of the Lenders.

“Lender Groups” means:  (i) The Toronto-Dominion Bank and Toronto Dominion (Texas) LLC; (ii) JPMorgan Chase Bank, N.A., Toronto Branch and JPMorgan Chase Bank, N.A.; (iii) Royal Bank of Canada and Royal Bank of Canada, acting through a New York Branch; (iv) Bank of America N.A., by its Canada Branch and Bank of America, N.A.; (v) ABN AMRO Bank N.V., Canada Branch and ABN AMRO Bank N.V.; (vi) Wells Fargo Bank, National Association; (vii) The Bank of Nova Scotia and The Bank of Nova Scotia, by its Atlanta Agency; (viii) Bank of Montreal and Bank of Montreal, Chicago Branch; (ix) Fifth Third Bank (Chicago); and (x) any assignee of a Lender Group or any substitute Lender Group; in each case which has delivered an Assignment Agreement, and “Lender Group” means any one of the Lender Groups.

“Lender Group Commitment” means, at any particular time, with respect to a particular Lender Group, the amount set forth in Schedule B hereto as the Lender Group Commitment of such Lender Group under the Credit Facility, as the same may be reduced or increased from time to time pursuant to this Agreement.

“Letter” means a commercial letter of credit, a stand-by letter of credit or a letter of guarantee (each of which is a “Type” of Letter) issued or to be issued by a Lender for the account of the Borrower pursuant to Article 5 and in such form as such Lender may from time to time approve.

“LIBOR” means: (i) for each Interest Period for each LIBOR Advance made to a Canadian Borrower, the rate for deposits in U.S. $ for a period comparable to such Interest Period which is quoted on the Telerate screen (Page 3750) as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period, or if the Telerate screen (Page 3750) is not available, as quoted by such other official reporting service as reasonably determined by the Agent; and (ii) for each Interest Period for each LIBOR Advance made to a U.S. Borrower, the rate obtained by dividing (x) the rate for deposits in U.S. $ for a period comparable to such Interest Period which is quoted on the Telerate screen (page 3750) as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period, by (y) the remainder of 1.0 minus the Reserve Percentage.

“LIBOR Advance” means an Advance bearing interest as provided in Section 3.3(1)(d).

“LIBOR Rate” means the interest rate per annum equal to LIBOR, plus the Applicable Margin.

“Loss” means any loss whatsoever, whether direct or indirect, including expenses, costs, damages, judgments, penalties, fines, charges, claims, demands, liabilities, loss of profits, interest, and any and all legal fees and disbursements, on a solicitor and his own client basis.

“Maintenance Capital Expenditures” means, for any period for IPSCO Consolidated, the aggregate capital expenditures paid or payable by such Persons during such period for the maintenance of fixed assets with a useful life of one year or more.

“Majority Lenders” means, at any time, such group of Lender Groups whose Lender Group Commitments aggregate at least 66 2/3% of the aggregate of the Lender Group Commitments of all the Lender Groups at such time.  If, at such time, the Commitment has been terminated, then Majority Lenders shall mean such group of Lender Groups whose Outstandings aggregate at least 66 2/3% of the Total Outstandings of all the Lender Groups.

“Material Adverse Effect” means a material adverse effect (or a series of adverse effects, none of which is material in and of itself but which, cumulatively, result in a material adverse effect) on: (i) the business, operations, Assets or financial condition of IPSCO Consolidated, measured as a whole; or (ii) the ability of IPSCO, or the ability of any other Borrower with the assistance of IPSCO, to observe, perform or comply with any of its payment obligations under this Agreement or any other Credit Document to which such Borrower is a party; or (iii) the validity or enforceability of any of the Credit Documents or the rights and remedies of the Agent or any of the Lenders under any of the Credit Documents.

“Material Subsidiary” means, at any time:  (i) any Consolidated Subsidiary of IPSCO having Tangible Assets in excess of 5% of Consolidated Tangible Assets or having Revenue in excess of 5% of Consolidated Revenue, determined at the end of the most recently completed Financial Quarter of IPSCO based on the financial statements of IPSCO Consolidated delivered pursuant to Sections 8.1(1)(a) and 8.1(1)(b) and reflected in the Compliance Certificate delivered pursuant to Section 8.1(1)(d) for the most recently completed Financial Quarter; and (ii) any Consolidated Subsidiary of IPSCO designated by notice in writing given by IPSCO to the Agent to be a “Material Subsidiary”; provided that, any such Consolidated Subsidiary so designated as a “Material Subsidiary” shall at all times thereafter remain a “Material Subsidiary” for the purposes of this Agreement unless otherwise agreed to by the Borrowers and the Majority Lenders.

“Maturity Date” means November 19, 2007.

“Moody’s” means Moody’s Investor Service, Inc. and includes any successor rating agency to Moody’s, and where reference is made herein to a rating category of Moody’s, such rating category shall include the equivalent corresponding rating category used by any such successor rating agency.

“Multiemployer Plan” shall mean any U.S. Plan which is a “Multiemployer Plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“Net Available Equity Issuance Proceeds” means, with respect to any Equity Issuances to Persons other than (i) IPSCO, (ii) any of its Consolidated Subsidiaries, or (iii) directors, officers, employees or other independent contractors of any of IPSCO Consolidated under applicable director, executive or employee compensation plans of IPSCO Consolidated, whether private or public, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred advance or instalment but only as and when such cash is so received) in connection with such Equity Issuance, less the reasonable fees, commissions and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Agent upon request therefore) incurred or paid for any Borrower or Subsidiary in connection with such Equity Issuance.

“Non-BA Lender” means a Canadian Lender which is not permitted by applicable Law or customary market practices to create a Bankers’ Acceptance for the purposes of subsequent sale.

“Non-Capitalized Lease” means any lease of Assets employed or utilized in the businesses of IPSCO Consolidated and having an original term of one year or more (inclusive of all renewal terms), under which the obligation to make rental payments does not constitute a Capitalized Lease Obligation.

“Non-Capitalized Lease Obligation” means any rental obligation relating to a Non-Capitalized Lease.

“Notice” means any claim, citation, directive, request for information, statement of claim, notice of investigation or other similar communication from any Person.

“Original Currency” has the meaning specified in Section 10.6(1).

“Other Currency” has the meaning specified in Section 10.6(1).

“Outstandings” means, with respect to any Lender at any time, an amount calculated in U.S. Dollars at such time equal to the sum of: (i) the aggregate principal amount of all outstanding Advances by such Lender (in the case of Advances in currencies other than U.S. Dollars, the Equivalent U.S. $ Amount will apply for purposes of this calculation); (ii) the Equivalent U.S. $ Amount of the aggregate Face Amount of all outstanding Bankers’ Acceptances stamped or BA Equivalent Notes purchased by such Lender; and (iii) the aggregate Face Amount of all Letters issued by any Lender at such time.

“Owner Trustee” means the trustee under the trust agreement made in contemplation of the Bank One Lease between First Chicago Leasing Corporation, as settlor and beneficiary, and State Street Bank and Trust Company of Connecticut, National Association, as trustee, creating IPSCO Trust No. 2000-1.

“Payment Account” means such account or accounts maintained by the Agent at the Canadian Account Branch in respect of the Canadian Borrowers and at the U.S. Account Branch

in respect of the U.S. Borrowers, as the Agent from time to time notifies the Lenders and the relevant Borrowers.

“Permitted Encumbrances” means, with respect to any Person, any one or more of the following:

(a)                                  any Encumbrance resulting from security given to a public utility or Governmental Entity when required by such utility or Governmental Entity in connection with the operation of the business of such Person;

(b)                                 any Encumbrance resulting from the deposit of cash or securities in connection with contracts (other than Agreements for Borrowed Money), tenders or expropriation proceedings, or to secure worker’s compensation, surety appeal bonds or costs of litigation when required by Law, and public and statutory obligations;

(c)                                  any Encumbrance, payment of which has been provided for by the depositing with the Agent of an amount in cash, or the obtaining of a surety bond satisfactory to the Agent in its absolute discretion, sufficient in either case to pay or discharge the same and which deposit or bond the Agent is authorized to use or draw upon for that purpose;

(d)                                 carriers’, warehousemen’s, mechanics’, material-men’s, repairmen’s or other similar Encumbrances arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested at the time by the Person in good faith by proper legal proceedings if: (i) adequate reserves with respect thereto are maintained on the books of such Person, if required in accordance with GAAP; and (ii)  to the extent that such Encumbrances relate to Assets that are material to the business of the Person, such Encumbrances do not materially interfere with the use of such Assets by the Person or involve any immediate danger of the sale, forfeiture or loss of such Assets;

(e)                                  covenants restricting or prohibiting access to or from real property abutting on controlled access highways, which do not adversely impair in any material respect the use of the real property concerned in the operation of the business conducted on such real property;

(f)                                    Encumbrances affecting real property of the Person which are leasehold or license interests and relating to real property that is not otherwise required in the conduct of the business of such Person;

(g)                                 Encumbrances affecting real property of the Person which are: (i) title defects, encroachments or irregularities of a minor nature; or (ii) restrictions, easements, rights-of-way, servitudes or other similar rights in land (including, without restriction, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other Persons, and in each case to the extent that such Encumbrances relate to real property that is material to the business of the Person, such Encumbrances do not materially interfere with the use of such real property by the Person;

(h)                                 Encumbrances existing on the date hereof and disclosed in Schedule E only to the extent such Encumbrances conform to their description in Schedule E, including the Encumbrances resulting from the Bank One Lease Documentation, the Houston Lease Obligation and the St. Paul Lease Obligation covering the real and personal property that is the subject thereof, as such property is more particularly described in Schedule E hereto;

(i)                                     Encumbrances for Debt or Hedging Liabilities, provided that the aggregate principal amount of the underlying Debt and Hedging Liabilities secured by all such Encumbrances, together with the aggregate principal amount of the underlying Debt secured by any and all Encumbrances of the type referred to in clause (l) of this definition, but not including any amount owing in respect of

Encumbrances of the type referred to in clauses (c), (d), (h), (k), (p) or (q) of this definition, does not exceed U.S. $25,000,000 at any time;

(j)                                     Encumbrances for taxes, assessments or governmental charges or levies not at the time due and delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if: (i) adequate reserves with respect thereto are maintained on the books of such Person, if required in accordance with GAAP; and (ii) to the extent that such Encumbrances relate to Assets that are material to the business of the Person, such Encumbrances do not materially interfere with the use of such Assets by the Person or involve any immediate danger of the sale, forfeiture or loss of such Assets;

(k)                                  Encumbrances resulting from any judgment rendered or Claim filed against the Person which the Person shall be contesting in good faith by proper legal proceedings if: (i) adequate reserves with respect thereto are maintained on the books of such Person, if required in accordance with GAAP; and (ii) to the extent that such Encumbrances relate to Assets that are material to the business of the Person, such Encumbrances do not materially interfere with the use of such Assets by the Person or involve any immediate danger of the sale, forfeiture or loss of such Assets;

(l)                                     subject to the monetary limitation set out in clause (i) of this definition, Purchase Money Mortgages;

(m)                               the reservations, limitations, provisos and conditions, if any, expressed in any original grants of real property from the Crown;

(n)                                 the right reserved to or vested in any Governmental Entity by any statutory provision, or by the terms of any lease, licence, franchise, grant or permit of the Person, to terminate any such lease, license, franchise, grant or permit or to require annual or other payments as a condition to the continuance thereof;

(o)                                 undetermined or inchoate Encumbrances arising in the ordinary course of business which have not at such time been filed pursuant to Law against the Person or which relate to obligations not due or delinquent;

(p)                                 Encumbrances in favour of any Credit Party permitted by this Agreement;

(q)                                 Encumbrances for Debt on Assets of any Person existing at the time such Person is acquired or merged with or into or consolidated with IPSCO or any of the other Credit Parties (and not created in anticipation or contemplation thereof) provided that the aggregate principal amount of the underlying Debt secured by all such Encumbrances does not exceed U.S.$100,000,000; and

(r)                                    zoning and building by-laws and ordinances, municipal by-laws, state or provincial laws, and regulations, which do not adversely affect in any material respect the use of real property concerned in the operation of the business conducted on such real property.

“Permitted Investments” means:

(a)                                  Cash Equivalents; or

(b)                                 demand deposits with the Agent or any Lender; or

(c)                                  investments in securities of trade debtors or customers received pursuant to any order made in connection with a plan of compromise, arrangement or reorganization or similar arrangement upon the bankruptcy or insolvency of such trade debtors or customers; or

(d)                                 stock, obligations or securities received by a Borrower or a Subsidiary in settlement of debts created in the ordinary course of business and owing to a Borrower or Subsidiary in satisfaction of judgements; or

(e)                                  redemptions or repurchases by IPSCO of common shares of IPSCO effected in accordance with applicable securities laws and stock exchange requirements, provided that the aggregate number of common shares so redeemed or repurchased in any 12 month period does not exceed 5% of the issued and outstanding common shares at the commencement of such period; or

(f)                                    such other investments approved in advance by the Agent, upon direction from Majority Lenders, in their sole discretion, acting reasonably.

“Person” means an individual, partnership, corporation, limited or unlimited liability company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Prime Rate” means, for any day, the greater of: (i) the annual rate of interest expressed as a percentage per annum on the basis of a 365 or 366 day year, as the case may be, which the principal office of the Agent in Toronto, Ontario quotes, publishes and refers to as its “prime rate” and which is its reference rate of interest for commercial loans made by it in Canada in Canadian Dollars; and (ii) the rate for Canadian Dollar Bankers’ Acceptances having a term of one month that appears on the Reuters Screen CDOR Page at 10:00 a.m. (Toronto time), plus 0.75%, adjusted automatically with each quoted, published or displayed change in such rate, all without necessity of any notice to a Borrower or any other Person.

“Pro Rata Share” means, at any particular time: (i) with respect to a particular Lender, (A) when used with respect to an Accommodation to a Canadian Borrower, the ratio of the Lender Group Commitment of the Lender Group of such Lender at such time to the aggregate of the Lender Group Commitments of all the Canadian Lender Groups at such time and (B) when used with respect to an Accommodation to a U.S. Borrower, the ratio of the Lender Group Commitment of the Lender Group of such Lender at such time to the aggregate of the Lender Group Commitments of all the Lender Groups at such time; and (ii) when used with respect to a particular Lender Group, or in a context other than that referred to in clause (i)(A), the ratio of the Lender Group Commitment of a Lender Group at such time to the aggregate of the Lender Group Commitments of all the Lender Groups at such time.

“Purchase Money Mortgage” means, with respect to any Person, any Encumbrance (including any Encumbrances in respect of Capitalized Leases) charging tangible personal property acquired by such Person, which is granted or assumed by such Person or which arises by operation of Law substantially concurrently with and for the purpose of financing the acquisition of such property or to secure the unpaid purchase price thereof, in each case where: (i) the principal amount secured by such Encumbrance is not in excess of 75% of the cost to such Person of the Asset acquired; and (ii) such Encumbrance extends only to the tangible personal property acquired and the proceeds therefrom.

“Release” when used as a verb includes release, spill, leak, emit, deposit, discharge, leach, migrate or dispose into the environment and the term “Release” when used as a noun has a correlative meaning.

“Release Agreement” means an agreement in the form of Schedule M hereto which may be delivered by any Borrower that executes an Assumption Agreement to become a Borrower hereunder, but, for certainty, may not be delivered by any Borrower that is party to this Agreement at Closing. For greater certainty, if a Borrower executes a Release Agreement, and such Borrower is also a Material Subsidiary that, pursuant to Section 8.2(1) or other provisions of this Agreement, has been or would have been (but for the fact that such Material Subsidiary was a Borrower that had already executed a Subsidiary Guaranty) required to execute and deliver a Subsidiary Guarantee, then the execution and delivery of a Release Agreement by such Borrower shall release such Borrower only from its obligations under this Agreement, and its Subsidiary Guarantee shall remain in place and, in that regard, appropriate amendments shall be made to the form of agreement at Schedule M hereto to reflect the limited extent of any such release.

“Rental Expense” means, for any period, the aggregate amount of rental payments paid or payable by IPSCO Consolidated during such period in respect of the rental of real or personal property under any lease with an original term (including renewal terms) of one year or more. For greater certainty, “Rental Expense” is intended to include all such rental payments that are properly characterized as expenses on an income statement for leases which have an original term (including renewal terms) of one year or more in term.

“Reserve Percentage” means the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to

Eurocurrency liabilities (as that term is defined in Regulation D), whether or not any U.S. Lender has any such Eurocurrency liabilities subject to such reserve requirement at that time.

“Revenue” means, for any period and with respect to any Person, the revenue of such Person for such period, excluding any revenue derived from intercompany transactions with any other Person the accounts of which are or should, in accordance with GAAP, be consolidated with those of such first-mentioned Person in its consolidated financial statements for such period.

“Sale-Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement entered into pursuant to which such Person transfer or causes the transfer of any Asset to another Person and leases such Assets back from such Person.

“St. Paul Lease Obligation” means the obligations owing from time to time pursuant to the master lease agreement dated December 20, 2000 and related equipment schedules between IPSCO Minnesota Inc., as lessee and Bank One Leasing Corporation, as lessor, pursuant to which IPSCO Minnesota Inc. leased from the Bank One Leasing Corporation certain steel manufacturing equipment located at its coil processing mill in St. Paul, Minnesota.

“S & P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies and includes any successor rating agency to S & P, and where reference is made herein to a rating category of S & P, such rating category shall include the equivalent corresponding rating category used by any such successor rating agency.

“Standby Fee” has the meaning specified in Section 2.9.

“Subsidiary” means, at any time, as to any Person, any corporation or other Person, if at such time the first mentioned Person owns, directly or indirectly, more than 50% of the Equity Interests in such other Person entitled ordinarily to vote in the election of the board of directors of, or Persons performing similar functions for, such other Person.

“Subsidiary Guarantee” means the guarantee agreement, substantially in the form of Schedule C hereto, to be made by each Wholly-Owned Subsidiary of IPSCO which (i) is a Borrower that is initially a party to this Agreement, (ii) executes an Assumption Agreement in order to become a Borrower and which has not executed and delivered a Release Agreement, or

(iii) receives Assets from a Borrower and is required to execute and deliver a guarantee agreement pursuant to Section 8.2(2) of this Agreement, in each case in favour of the Agent, for the benefit of the Lenders, in respect of all present and future indebtedness of IPSCO to the Agent and the Lenders under the Credit Documents.

“Substance” means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, energy vector, plasma and organic or inorganic matter.

“Syndication Agent” means JPMorgan Chase Bank, N.A., in its capacity as syndication agent, and its successors and assigns in such capacity.

“Tangible Assets” means, in respect of any Person, the gross book value as shown by the accounting books and records of such Person of all its Assets, less: (i) the net book value of all its licences, patents, patent applications, copyrights, trademarks, trade or brand names, goodwill, non-compete agreements or organizational expenses and other like intangibles; (ii) unamortized Debt discount and expense; (iii) all reserves for depreciation, obsolescence, depletion and amortization of its Assets excluding reserves for Assets in clause (i) above; and (iv) all other proper reserves for Assets which in accordance with GAAP should be provided in connection with the business conducted by such Person.

“Taxes” shall have the meaning specified in Section 10.12(a).

“Total Outstandings” means, at any time with respect to the Credit Facility, the aggregate amount in U.S. Dollars of all Outstandings under the Credit Facility at such time, calculated by reference to the Equivalent U.S. $ Amount in the case of Outstandings in currencies other than U.S. Dollars.

“U.S. Account Branch” means the branch of the Agent at which a U.S. Borrower maintains its U.S. Dollar account from time to time, and at which the Agent maintains its Payment Account for U.S. Borrowers from time to time, as the Agent from time to time notifies the U.S. Borrowers.

“U.S. Base Rate” means, for any particular day: (i) in respect of a U.S. Base Rate Advance made in Canada to a Canadian Borrower, the sum of (A) the greater of: (x) the rate which the principal office of the Agent in Toronto, Ontario announces from time to time as its reference rate of interest for loans in U.S. Dollars to Canadian Borrowers; and (y) 0.75% above the Federal Funds Rate, in each case adjusted automatically with each change in such rate all without the necessity of any notice to a Borrower or any other Person, plus (B) the Applicable Margin; and (ii) in respect of a U.S. Base Rate Advance made in the United States to a U.S. Borrower, the variable rate of interest per annum equal to the U.S. Prime Rate for such day, plus the Applicable Margin.

“U.S. Base Rate Advance” means an Advance denominated in U.S. Dollars bearing interest based on the U.S. Base Rate.

“U.S. Borrower” means any Borrower formed under the laws of the United States of America, any State thereof or the District of Columbia.

“U.S. Dollars” and “U.S. $” means lawful money of the United States of America.

“U.S. Lender” means the Lenders specified as U.S. Lenders in Schedule B and any Assignee of a U.S. Lender that has delivered an Assignment Agreement, and “U.S. Lender” means any one of the U.S. Lenders.

“U.S. Lender Groups” means, at any particular time, those Lender Groups that do not include a Canadian Lender.

“U.S. Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by IPSCO or any ERISA Affiliate.

“U.S. Prime Rate” means, for any particular day, the greater of: (i) the variable rate of interest per annum, calculated on the basis of a year of 365 days or 366 days in the case of a leap year, equal to the rate of interest per annum announced by the Agent in New York for such day as its prime rate for U.S. Dollar loans made by it in the United States to U.S. borrowers; and (ii)

0.75% above the Federal Funds Rate, in each case adjusted automatically with each change in such rate all without the necessity of any notice to a Borrower or any other Person.

“Voting Stock” means, with respect to any Person, any securities or other ownership interests in such Person having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such Person (irrespective of whether at the time securities of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Material Subsidiary” means, at any time and with respect to IPSCO or any Material Subsidiary, any Material Subsidiary 100% of all of the Equity Interests (including Voting Stock, but excluding only directors’ qualifying shares) of which is owned, directly or indirectly, by one or more of IPSCO or such first mentioned Material Subsidiary or by IPSCO’s or such first mentioned Material Subsidiary’s other Wholly-Owned Material Subsidiaries, at such time.

“Wholly-Owned Subsidiary” means, at any time and with respect to IPSCO or any Subsidiary, any Subsidiary 100% of all of the Equity Interests (including Voting Stock, but excluding only directors’ qualifying shares) of which is owned, directly or indirectly, by one or more of IPSCO or such first-mentioned Subsidiary or by IPSCO’s or such first-mentioned Subsidiary’s other Wholly-Owned Subsidiaries, at such time.

1.2                               Interpretation.

This Agreement shall be interpreted in accordance with the following:

(a)                                  words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(b)                                 headings shall not affect the interpretation of this Agreement;

(c)                                  references to dollars, unless otherwise specifically indicated, shall be references to Canadian Dollars;

(d)                                 the word “including” shall mean “including without limitation” and “includes” shall mean “includes without limitation”;

(e)                                  the expressions “the aggregate”, “the total”, “the sum” and expressions of similar meaning shall mean “the aggregate (or total or sum) without duplication”;

(f)                                    in the computation of periods of time, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and

(g)                                 except to the extent otherwise defined or stipulated herein, all accounting terms and accounting calculations or determinations shall be construed or determined in accordance with GAAP and, where expressed in the context of IPSCO Consolidated, such calculations or determinations shall be made on a consolidated basis. To the extent that there are any changes in GAAP from time to time, the financial statements required to be delivered pursuant to this Agreement shall be prepared, and all calculations made for the purposes of this Agreement shall be made, by the application of GAAP, as changed from time to time. To the extent that GAAP does not change from time to time, GAAP may be applied on a basis that is not consistent with the application of GAAP for previous Financial Years of IPSCO Consolidated; provided that, without the prior written consent of the Majority Lenders, all calculations made for the purposes of determining compliance with the provisions of this Agreement shall be made by the application of GAAP applied on a basis consistent with the most recent audited financial statements of IPSCO Consolidated previously delivered to the Lenders.

1.3                               Other Credit Documents.

The provisions of Section 1.2 shall apply to the interpretation of all Credit Documents unless specifically otherwise indicated.

1.4                               Severability.

If any provision of this Agreement or any other Credit Document is, or becomes, illegal, invalid or unenforceable, such provision shall be severed from this Agreement or such other Credit Document and be ineffective to the extent of such illegality, invalidity or unenforceability. The remaining provisions hereof or thereof shall be unaffected by such provision and shall continue to be valid and enforceable.

1.5                               Entire Agreement.

This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties relating to the subject matter hereof and entered into prior to the date of this Agreement, other than the Agency Fee Agreement.

1.6                               Waiver.

No failure on the part of the Agent or any of the Lenders to exercise, and no delay in exercising, any right under this Agreement or any other Credit Document shall operate as a waiver of such right; nor shall any single or partial exercise of any right under this Agreement or any other Credit Document preclude any other or further exercise thereof or the exercise of any other right; nor shall any waiver of one provision be deemed to constitute a waiver of any other provision (whether or not similar). No waiver of any of the provisions of this Agreement or any other Credit Document shall be effective unless it is in writing duly executed by the waiving party.

1.7                               Governing Law.

(1)                                  This Agreement and all of the other Credit Documents shall be governed by and interpreted in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein which apply to contracts made and to be performed entirely in Ontario; provided that the parties agree that the Subsidiary Guarantees may, in the sole discretion of the Agent, be stated to be governed by and interpreted in accordance with the laws of any other jurisdiction which would be a more appropriate jurisdiction in the circumstances.

(2)                                  The parties hereby irrevocably attorn and submit to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising under or related to the Agreement or any other Credit Document; provided that, with respect to the Subsidiary Guarantees which are stated to be governed by the laws of any other jurisdiction, the parties agree to attorn and submit to the non-exclusive jurisdiction of the courts of such other jurisdiction.

1.8                               Incorporation of Schedules.

The following schedules attached hereto shall, for all purposes hereof, be incorporated in and form an integral part of this Agreement:

Schedule A	Form of Assumption Agreement

Schedule B	Lender Groups and Commitments

Schedule C	Form of Guarantee

Schedule D	Form of Draft

Schedule E	Permitted Encumbrances

Schedule F	Applicable Margin

Schedule G	Form of Borrowing Notice

Schedule H	Form of Election Notice

Schedule I	Form of BA Issuance Notice

Schedule J	Form of Issue Notice

Schedule K	Addresses for Notice

Schedule L	Form of Compliance Certificate

Schedule M	Form of Release Agreement

Schedule N	Proceedings

Schedule O	Non-qualified Plans

Schedule P	Bank One Lease Obligation

Schedule Q	Restrictive Agreements

Schedule R	Form of Assignment Agreement

Schedule S	Existing Letters of Credit/Letters of Guarantee

1.9                               Conflicts.

If a conflict or inconsistency exists between a provision of this Agreement and a provision of any of the other Credit Documents or any part thereof, then the provisions of this Agreement shall prevail.

ARTICLE 2
CREDIT FACILITY

2.1                               Credit Facility.

Each of the Lenders severally, but not jointly, agrees, on the terms and conditions of this Agreement, to make available to a Borrower that Lender’s Pro Rata Share of the Credit Facility by making such Accommodations to a Borrower as may be requested by a Borrower in accordance with this Agreement.

2.2                               Available Accommodations.

(1)                                  Each of the Lenders shall, on the terms and conditions of this Agreement, make its Pro Rata Share of the following Accommodations available under the Credit Facility as follows:

(a)                                  to a Canadian Borrower:  (i) Floating Rate Advances, U.S. Base Rate Advances and LIBOR Advances on the occasion of any Borrowing; (ii) in the case of a BA Lender, Bankers’ Acceptances or, in the case of a Non-BA Lender, BA Equivalent Notes, on the occasion of any BA Issuance; and (iii) Letters denominated in U.S. Dollars or Canadian Dollars on the occasion of any Issue;  and

(b)                                 to a U.S. Borrower; (i) U.S. Base Rate Advances and LIBOR Advances on the occasion of any Borrowing; and (ii) Letters denominated in U.S. Dollars on the occasion of any Issue.

provided that for all purposes of this Agreement and notwithstanding any other provision hereof:  (i) (A) only the Canadian Lenders shall make their Pro Rata Share of the Accommodations contemplated in Section 2.2(1)(a) to the Canadian Borrowers, and (B) only the Canadian Borrowers shall repay the Outstandings in respect of the Accommodations made to them pursuant to Section 2.2(1)(a) and all accrued and unpaid interest thereon to the Canadian Lenders through remitting payments to the appropriate Payment Account, as communicated to the Canadian Borrowers by the Agent from time to time; and (ii) (A) only the U.S. Lenders shall, subject to Section 2.2(2), make their Pro Rata Share of the Accommodations contemplated in Section 2.2(1)(b) to the U.S. Borrowers, and (B) only the U.S. Borrowers shall repay the Outstandings in respect of the Accommodations made to them pursuant to Section 2.2(1)(b) and all accrued and unpaid interest thereon to the U.S. Lenders through remitting payments to the appropriate Payment Account, as communicated to the U.S. Borrowers by the Agent from time to time.

(2)                                  For certainty, no U.S. Lender Group shall make Accommodations to Canadian Borrowers. So long as any U.S. Lender Group or its Assignee consists only of a U.S. Lender, then with respect to any Accommodation to a U.S. Borrower, the Agent shall calculate each U.S. Lender’s Pro Rata Share of such Accommodation based on the relative Lender Group Commitments of all Lender Groups at the time of such Accommodation. If such calculation reveals that the Lender Groups other than the U.S. Lender Groups are not required to make available any part of such Accommodation because doing so would cause them to exceed their Lender Group Commitments, then the applicable U.S. Lender Groups shall, on the terms and conditions of this Agreement and so long as an appropriate portion of the Lender Group Commitment of such U.S. Lender Groups remains available, make the remaining portion of any such Accommodation to such U.S. Borrower, with the intent being that the Borrowers shall have the full amount of the Commitment available to them even though Accommodations made to U.S. Borrowers may, as a result of this Section 2.2(2), not be made by the U.S. Lenders in accordance with the Pro Rata Shares of their respective Lender Groups.

2.3                               Commitments and Facility Limits.

(1)                                  The Borrowers shall at all times cause (i) the Total Outstandings of the Lenders under the Credit Facility to be no greater than the Commitment and (ii) the aggregate amount in U.S. Dollars of all Outstandings of a Lender Group under the Credit Facility calculated by reference to the Equivalent U.S. $ Amount in the case of Outstandings in currencies other than U.S. Dollars, to be no greater than the Lender Group Commitment of such Lender Group, it being acknowledged that the Borrowers shall not be in Default, or required to take any corrective action, under this Section 2.3(1) if this provision is violated solely by reason of a Lender being a Defaulting Lender under Section 3.1(2) and other Lenders being Contributing Lenders under Section 3.1(2).

(2)                                  Any portion of the Commitment which is not utilized by the Borrowers on Closing may be utilized from time to time thereafter on the terms and conditions of this Agreement.

(3)                                  All Advances, Bankers’ Acceptances, BA Equivalent Notes and Letters requested hereunder shall be made available to a Borrower in accordance with Article 3, 4 and 5, respectively.

2.4                               Use of Proceeds.

The Borrowers shall use the proceeds of the Accommodations under the Credit Facility for general corporate purposes, including in respect of working capital and for capital expenditures, acquisitions and investments permitted in accordance with the terms of this Agreement, and toward financing the construction and operation of additional manufacturing and processing facilities; provided, however, that a Borrower shall not be entitled to use the proceeds of the Accommodations under the Credit Facility for the purposes of a take-over bid by such Borrower or in which such Borrower is involved, in respect of which the board of directors or comparable body of the target Person has not recommended acceptance of such take-over bid to the shareholders or comparable owners of the target Person.

2.5                               Repayment of Facilities.

Unless demand is earlier made pursuant to Section 9.1, the Borrowers shall repay, and there shall become due and payable on the Maturity Date, the Outstandings and all accrued and unpaid interest thereon.

2.6                               Mandatory Repayments.

(1)                                  If, on any day, the aggregate amount in U.S. Dollars of all Outstandings of a Lender Group under the Credit Facility, calculated by reference to the Equivalent U.S. $ Amount in the case of Outstandings in currencies other than U.S. Dollars, exceeds the Lender Group Commitment of such Lender Group for any reason other than a Lender being a Defaulting Lender under Section 3.1(2) and other Lenders being Contributing Lenders under Section 3.1(2), the Borrowers shall on that day:  (i) repay Borrowings; or (ii) make a payment to the Agent and irrevocably authorize and direct the Agent to apply such payment as a repayment of any LIBOR Advance to any Borrower on the last day of the Interest Period applicable thereto; or (iii) make a payment to the Agent and irrevocably authorize and direct the Agent to apply such payment as a repayment of the Borrowers’ reimbursement obligation in respect of any BA Issuance or Issue, on the next contract maturity date; or (iv) make a repayment referred to in clause (i), a payment referred to in (ii) and/or a payment referred to in clause (iii), in all cases so that the aggregate amount in U.S. $ of all Outstandings of a Lender Group under the Credit Facility, calculated by reference to the Equivalent U.S. $ Amount in the case of Outstandings in currencies other than U.S. Dollars, after the repayment referred to in clause (i), and less the amount of any payments held by the Agent pursuant to clauses (ii) and (iii), will not exceed the Lender Group Commitment of such Lender Group.

(2)                                  If, on any day, the Total Outstandings of the Borrowers to the Lenders under the Credit Facility exceed the Commitment, the Borrowers shall on that day: (i) repay Borrowings; or (ii) make a payment to the Agent and irrevocably authorize and direct the Agent to apply such payment as a repayment of any LIBOR Advance to any Borrower on the last day of the Interest Period applicable thereto; (iii) make a payment to the Agent and irrevocably authorize and direct the Agent to apply such payment as a prepayment of the

Borrowers’ reimbursement obligation in respect of any BA Issuance, on the next contract maturity date; or (iv) make a repayment referred to in clause (i), a payment referred to in clause (ii) and/or a payment referred to in clause (iii), in all cases so that the Total Outstandings under the Credit Facility after the repayment referred to in clause (i), and less the amount of any payments held by the Agent pursuant to clauses (ii) and (iii), will not exceed the Commitment.

2.7                               Cancellation of Undrawn Portion of Commitment.

(1)                                  IPSCO may, subject to the provisions of this Agreement, reduce the amount of the Commitment under the Credit Facility, in whole or in part, without penalty or premium but subject, where applicable, to unwinding or redeployment costs to be charged to IPSCO, upon at least 30 days’ prior written notice to the Agent stating the proposed date of such permanent reduction, the aggregate principal amount of the reduction; and if such notice is given, the Borrowers shall, on the date specified in IPSCO’s notice, pay the Agent for the account of the relevant Lenders in accordance with such notice the amount, if any, by which the Outstandings under the Credit Facility exceed the proposed reduced amount of the Commitment and pay to the Agent for the account of the relevant Lenders all interest on the excess amount accrued to the date of such reduction. Each partial reduction of the Commitment shall be in a minimum aggregate principal amount of U.S. $5,000,000 and in an integral multiple of U.S. $100,000. Each partial reduction shall reduce the maximum Lender Group Commitment of each Lender Group pro rata based on the Lender Group Commitments of all the Lender Groups at such time.

(2)                                  A Borrower may not pursuant to this Section prepay: (i) a LIBOR Advance except on the last day of the Interest Period applicable thereto; or (ii) the amount of any BA Issuance, except on the contract maturity date for the relevant Bankers’ Acceptance or BA Equivalent Note.

(3)                                  The Credit Facility shall revolve and no payment under the Credit Facility shall, of itself, reduce the Commitment.

2.8                               Additional Commitment.

(1)                                  At any time and from time to time following the Closing, IPSCO may, at its sole option, by notice in writing (the “Request Notice”) to the Agent, request that the Commitment be increased by an amount not to exceed U.S. $50,000,000 (the “Commitment Increase Amount”), provided that no Lender Group shall be under any obligation to increase the amount of its Lender Group Commitment or participate in any Commitment Increase Amount. Any Request Notice delivered pursuant to this Section 2.8(1) shall specify (a) the requested Commitment Increase Amount; and (b) the effective date for such Commitment Increase Amount, which date shall not be less than 21 nor more than 180 days following the date of receipt of such Request Notice by the Agent. A request that the Lender Groups increase their Lender Group Commitment shall be made on a pro rata basis to the respective Lender Groups based on the proportion that the Lender Group Commitment of each such Lender Group bears to the Lender Group Commitment of all Lender Groups at such time. Upon receipt of the aforesaid Request Notice by the Agent, the Agent shall, as soon as reasonably practicable, by written notice (the “Lender Group Notice”) to each Lender Group, notify them of the Request Notice, and advise each such Lender Group of its Pro Rata Share of the requested Commitment Increase Amount and of each such Lender Group’s right to elect to commit to more than its Pro Rata Share of such requested Commitment Increase Amount should it choose to do so.

(2)                                  Each Lender Group shall provide notice in writing (a “Response Notice”) to the Agent as to whether it wishes to participate and to increase its respective Pro Rata Share of the Commitment Increase Amount within 10 days of delivery by the Agent of the Lender Group Notice. If any Lender Group does not provide its Response Notice within such 10 day period, such Lender Group shall be deemed to have refused to participate in the Commitment Increase Amount. Not more than 2 Business Days following (a) the last day for receipt by the Agent of each such Response Notice; or (b) if all such relevant Lender Groups have provided such Response Notice, the day on which the last of such Response Notices shall have been received by the Agent, the Agent shall advise IPSCO and each such Lender Group whether each such Lender Group has consented to participate in the requested Commitment Increase Amount, or has refused or is deemed to have refused (by virtue of its failure to deliver the Response Notice as aforesaid) to participate in such requested Commitment Increase Amount, and the aggregate amount by which all such Lender Groups have agreed to increase their respective Lender Group Commitments in respect thereof.

(3)                                  Subject to, and as provided for in Section 2.8(5), in the event that:

(a)                                  the Commitment Increase Amount has been accepted by all of the Lender Groups in an amount not less than each applicable Lender Groups’ Pro Rata Share thereof, the Lender Group Commitment of each such Lender Group shall be increased by an amount equal to their respective Pro Rata Shares of such Commitment Increase Amount; or

(b)                                 the Commitment Increase Amount has been accepted by some, but not all, of the applicable Lender Groups, (i) with respect to each such consenting Lender Group, the relevant Lender Group Commitment of each such Lender Group shall be increased by an amount equal to the amount of such Commitment Increase Amount stipulated in the respective Response Notices delivered by such consenting Lender Groups as the amount of the Commitment Increase Amount which such applicable Lender Group has agreed to assume, provided that if the aggregate amount of such accepted Commitment Increase Amounts exceeds the requested Commitment Increase Amount, then each such consenting Lender Group shall have its respective Lender Group Commitment increased by an amount equal to that portion of the Commitment Increase Amount that the Lender Group Commitment of each such consenting Lender Group bears to the aggregate Lender Group Commitments of all such consenting Lender Groups but in no event in excess of the amount of the Commitment Increase Amount agreed to be assumed by the respective consenting Lender Group in its Response Notice; and (ii) with respect to all non-consenting Lender Groups, the relevant Lender Group Commitment of all such non-consenting Lender Groups shall not be increased.

(4)                                  If the full amount of the Commitment Increase Amount is not assumed by the consenting Lender Groups in accordance with Section 2.8(3), then IPSCO may seek and arrange for one or more other financial institutions to provide the balance of such Commitment Increase Amount, provided that the Agent (and for greater certainty, not any other existing Lenders or Lender Groups) shall have the right, acting reasonably, to approve of any one or more of such other financial institutions, and participation by any one or more of such other financial institutions shall be subject to the terms of Section 2.8(5).

(5)                                  Any increase in the Commitment is subject to the conditions precedent that (a) the Borrowers, the Guarantors, the Lenders and any lender that is not theretofore a Lender, shall have executed and delivered any documentation reasonably required to evidence such increase in the Commitment hereunder and, in the case of a lender not theretofore a Lender, the addition of such lender as a Lender and party to this Agreement, all in form and substance satisfactory to the Agent and acknowledged by the Agent and each Borrower and Guarantor; (b) all representations and warranties contained in Article 7 shall be true and correct in all material respects on the date that such Commitment Increase Amount is to take effect other than those representations and warranties which by their terms are stated to be made as of a specific date, which representations and warranties shall be true and correct as of such specific date; (c) the amount of any such Commitment Increase Amount shall be not less than U.S. $10,000,000 and shall not cause the aggregate Commitment to exceed U.S. $200,000,000; (d) IPSCO Consolidated shall be in compliance with all financial covenants set out in Section 8.3 hereof; and (e) no Default or Event of Default shall have occurred and be continuing as of the date that the Commitment Increase Amount is to take effect and the initial Accommodation in respect thereof.

(6)                                  Upon satisfaction of all of the terms and conditions of this Section 2.8, including Section 2.8(5), from and after the effective date for the Commitment Increase Amount, each existing Lender Group and any additional lender approved to act as a Lender shall have their Lender Group Commitments adjusted to reflect their respective shares of the Commitment Increase Amount, or such other lender shall become a Lender Group Commitment as provided for above and shall have all rights and obligations of the Lender with respect to its Lender Group Commitment.

2.9                               Standby Fee.

IPSCO shall pay to the Agent for the benefit of the Lenders, a fee (the “Standby Fee”) equal to the Applicable Margin, calculated on the basis of a year of 365 days or 366 days in the case of a leap year, of the average daily difference between the Commitment and the Total Outstandings under the Credit Facility, calculated daily in U.S. Dollars and payable in U.S. Dollars quarterly in arrears on the third Business Day of the calendar quarter following the calendar quarter for which such Standby Fee is payable, and so long as such Commitment shall be undrawn.

2.10                        Agency Fee.

Upon the Closing and on each anniversary of such date thereafter so long as the Commitment shall be available to be drawn, IPSCO shall pay to the Agent, in advance, the agency fee (the “Agency Fee”) stipulated in the Agency Fee Agreement. Each such payment is non-refundable and fully earned when due.

2.11                        Evidence of Debt and Determination of Interest Rates and Fees.

(1)                                  The indebtedness of the Borrowers in respect of all Accommodations hereunder shall be, absent manifest error, rebuttably presumed to be correctly evidenced by the account records maintained by the Agent. The failure of the Agent to correctly record any amount or date shall not, however, affect the obligation of the Borrowers to pay amounts due hereunder to the Agent or any of the Lenders in accordance with this Agreement.

(2)                                  Wherever the determination of any interest rate or fee payable pursuant to this Agreement in respect of any Accommodation hereunder may by its terms be dependent upon the calculation of any financial ratio, the financial ratio shall be, absent manifest error, rebuttably presumed to be correctly evidenced by the amount of such financial ratio as stated in the Compliance Certificate delivered to the Agent for the most recently completed Financial Quarter. The application by the Agent of such stated financial ratio in the calculation of any such interest rate or fee shall not, however, affect the obligation of the Borrowers to pay amounts of interest or fees due hereunder to the Agent or any of the Lenders on the basis of the actual amount of any such financial ratio in accordance with the terms of this Agreement. Subject to Section 2.11(3), all changes of interest or fees based on changes to any financial ratio shall be effective on the first Business Day of the third calendar month following the most recently completed Financial Quarter.

(3)                                  If the Borrowers fail to deliver a Compliance Certificate to the Agent within the time period specified in Section 8.1(1)(d), then, whenever the determination of any interest rate or fee payable pursuant to this Agreement is dependent on the calculation of a financial ratio that would otherwise be the subject of Compliance Certificate, the financial ratio that will be determinative of such interest rate or fee will be deemed to be the financial ratio that results in the highest interest rate or fee payable pursuant to this Agreement, in all cases, until the Compliance Certificate is delivered to the Agent, following which the financial ratios prima facie evidenced thereby shall thereafter be determinative of interest rates or fees payable pursuant to this Agreement.

2.12                        Adjustment of Total Pro Rata Shares

It is the intention of the parties that the ultimate credit risk and exposure of any Lender Group in respect of the Credit Facility be in accordance with each Lender Group’s Pro Rata Share of the Commitment hereunder. Accordingly, upon the Total Outstandings becoming due and payable hereunder, the Agent shall allocate the Total Outstandings among the Lender Groups so that each Lender Group bears its respective Pro Rata Share of the Total Outstandings. Without limiting the generality of the foregoing, if at any time after the Credit Facility has been terminated, the Total Outstandings are not borne by the Lender Groups in accordance with their respective Pro Rata Shares, then each Lender Group that holds Outstandings in excess of its Pro Rata Share (the “Surplus Lender Group”) shall, as of the date of termination of the Credit Facility, sell to each Lender Group that has deficit Outstandings relative to its Pro Rata Share (the “Deficit Lender Group”), and the Deficit Lender Groups shall purchase from the Surplus Lender Groups for cash, at par, without representation or warranty from or recourse to the Surplus Lender Groups, an interest in such of the Outstandings from the Surplus Lender Groups so as to result in the percentage of the Total Outstandings from each Lender Group being equal to the correct Pro Rata Share of each such Lender Group, provided that (i) all interest and fees payable on Accommodations shall be for the account of the Surplus Lender Group (or the applicable member thereof) that originally extended such Accommodation or issued or participated in any related Letters, Bankers’ Acceptances or BA Equivalent Notes, as the case may be, until the date on which the amount of the Outstandings is purchased by the Deficit Lender Group, and (ii) if any purchase of Outstandings required to be made pursuant to this provision is not made on the date of termination of the Credit Facility, then at the time that such purchase is actually completed, the Deficit Lender Group shall be required to pay to the Surplus Lender Group, to the extent not paid to the Surplus Lender Group by the applicable Borrower in accordance with the terms of this Agreement, interest on the principal amount of the Outstandings required to be purchased for each day from and including the day upon which such purchase of the Outstandings was required to be completed to but excluding the date of actual payment by the Deficit Lender Group of such Outstandings, at the rate equal to the Floating Rate, calculated daily.

ARTICLE 3
LOAN ADVANCES

3.1                               The Advances.

(1)                                  Each of the Lenders severally, but not jointly, agrees, on the terms and conditions of this Agreement, to make Advances to a Borrower under the Credit Facility on the Closing or thereafter from time to time, on any Business Day prior to the Maturity Date. Each Lender shall, subject to Section 2.2(2), make available to the Agent its Pro Rata Share of the principal amount of each Advance in the appropriate currency, prior to 11:00 a.m. (Toronto time) on the date of the Advance. Unless the Agent has been notified by a Lender at least 2 Business Days prior to the date of an Advance that such Lender will not make available to the Agent its Pro Rata Share of such Advance (or, in the case of a U.S. Lender Group, its share of such Advance, if such share is other than its Pro Rata Share), the Agent may assume that such Lender has made such portion of the Advance available to the Agent on the date of the Advance in accordance with the provisions hereof and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Agent has made such assumption, to the extent such Lender shall not have so made its Pro Rata Share of the Advance (or, in the case of a U.S.

Lender Group, its share of such Advance, if such share is other than its Pro Rata Share) available to the Agent, such Lender agrees to pay to the Agent, forthwith on demand, such Lender’s Pro Rata Share of the Advance (or, in the case of a U.S. Lender Group, its share of such Advance, if such share is other than its Pro Rata Share) and all reasonable costs and expenses incurred by the Agent in connection therewith, together with interest thereon at the rate payable hereunder by the Borrower in respect of such Advance for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Agent; provided, however, that notwithstanding such obligation, if such Lender fails so to pay, the Borrower shall repay such amount to the Agent forthwith after demand therefor by the Agent, together with interest thereon at the rate payable hereunder by the Borrower in respect of such Advance for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Agent. The amount payable by each Lender to the Agent pursuant to this Section 3.1(1) shall be set forth in a certificate delivered by the Agent to such Lender and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall constitute prima facie evidence of such amount payable. If such Lender makes the payment to the Agent required herein, the amount so paid shall constitute such Lender’s Pro Rata Share of the Advance (or, in the case of a U.S. Lender Group, its share of such Advance, if such share is other than its Pro Rata Share) for purposes of this Agreement and shall entitle such Lender to all rights and remedies against the Borrower in respect of such Advance. The failure of any Lender to make available to the Agent its Pro Rata Share of an Advance (or, in the case of a U.S. Lender Group, its share of such Advance, if such share is other than its Pro Rata Share) shall not relieve any other Lender of its obligation hereunder to make available to the Agent its Pro Rata Share of the Advance (or, in the case of a U.S. Lender Group, its share of such Advance, if such share is other than its Pro Rata Share) on the date thereof.

(2)                                  If any Lender fails to make available to the Agent its Pro Rata Share of any Advance (or, in the case of a U.S. Lender Group, its share of such Advance, if such share is other than its Pro Rata Share) as required (such Lender in this Section called the “Defaulting Lender”) and the Agent has not made the Advance to the Borrower pursuant to Section

3.1(1), the Agent shall forthwith give notice of such failure by the Defaulting Lender to the relevant Borrower and the other Lenders and such notice shall state that any Lender may make available to the Agent all or any portion of the Defaulting Lender’s Pro Rata Share of such Advance (or, in the case of a U.S. Lender Group, its share of such Advance, if such share is other than its Pro Rata Share) (but in no event shall any other Lender or the Agent be obligated to do so) in the place of the Defaulting Lender. If more than one Lender gives notice that it is prepared to make funds available in the place of a Defaulting Lender in such circumstances and the aggregate of the funds which such Lenders (in this Section 3.1(2) collectively called the “Contributing Lenders” and individually called the “Contributing Lender”) are prepared to make available exceeds the amount of the Advance which the Defaulting Lender failed to make, then each Contributing Lender shall be deemed to have given notice that it is prepared to make available its Pro Rata Share of such Advance based on the Contributing Lenders’ relative Lender Group Commitments in such circumstances. If any Contributing Lender makes funds available in the place of a Defaulting Lender in such circumstances, then the Defaulting Lender shall pay to any Contributing Lender making the funds available in its place, forthwith on demand, any amount advanced on its behalf, together with interest thereon at the rate payable hereunder by the Borrower in respect of such Advance for each day from the date of Advance to the date of payment, against payment by the Contributing Lender making the funds available of all interest received in respect of the Advance from the Borrower. In addition to such interest, the Borrower shall pay all amounts owing by the Borrower to the Defaulting Lender hereunder to the Agent for the account of the Contributing Lenders until such time as the Defaulting Lender pays to the Agent for the account of the Contributing Lenders all amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender.

(3)                                  Each Borrowing shall consist of one or more Types of Advances made to a Borrower on the same day and, in the case of LIBOR Advances, having the same Interest Period. Each Type of Advance shall be in the aggregate minimum amount and in an integral multiple of the amount set forth below:

(a)                                  a Floating Rate Advance shall be in an aggregate amount not less than Cdn. $5,000,000 and in an integral multiple of Cdn. $100,000;

(b)                                 a U.S. Base Rate Advance shall be in an aggregate amount not less than U.S. $5,000,000 and in an integral multiple of U.S. $100,000; and

(c)                                  a LIBOR Advance shall be in an aggregate amount not less than U.S. $5,000,000 and in an integral multiple of U.S. $100,000, provided that a Borrower may not select a LIBOR Advance if the making of such LIBOR Advance would result in the Borrowers having in excess of ten LIBOR Advances outstanding at any one time.

(4)                                  Until repaid in full or converted in accordance with this Agreement, each Advance shall be (i) the Type of Advance specified in the applicable Borrowing Notice or Election Notice; or (ii) if no Borrowing Notice or Election Notice is applicable, the Type of Advance specified in Sections 3.3(1)(a) and 3.3(1)(b).

3.2                               Procedure for Borrowing.

Each Borrowing shall be made on notice (a “Borrowing Notice”) given by a Borrower to the Agent not later than 12:00 noon (Toronto time), in the case of: (i) a Floating Rate Advance or a U.S. Base Rate Advance, at least 2 Business Days prior to the date of the proposed Borrowing; and (ii) a LIBOR Advance, at least 3 Business Days prior to the date of the proposed Borrowing, which Borrowing Notice shall be irrevocable and binding on the Borrower delivering such Borrowing Notice. Each Borrowing Notice for Accommodations to be made to U.S. Borrowers must be issued concurrently to the Agent and to Toronto Dominion (Texas) LLC at the addresses set out in Schedule K hereto and, upon receipt of a Borrowing Notice, the Agent shall promptly forward a copy thereof to the relevant Lenders. Each Borrowing Notice shall be in substantially the form of Schedule G hereto (or shall be made by telephone confirmed promptly in writing, providing the same information as would be contained in Schedule G hereto) and shall specify: (i) the requested date of such Borrowing; (ii) the Type of Advances comprising such Borrowing; (iii) the aggregate amount of such Borrowing; and (iv) in the case of a LIBOR Advance, the initial Interest Period applicable to such Advance. Upon fulfilment of the applicable conditions set forth in Article 6: (i) the Agent will, in the case of a Canadian Borrower, make such funds available to the Canadian Borrower in immediately available funds by crediting or causing the crediting of its Borrower’s Canadian Dollar Account or Borrower’s U.S. Dollar Account, as applicable; or (ii) the Agent will, in the case of a U.S. Borrower, make such funds available to the Borrower in immediately available funds by crediting or causing the crediting of its Borrower’s U.S. Dollar Account. A Borrower shall not in any Borrowing Notice select an Interest Period which conflicts with the definition of Interest Period specified in Section 1.1 or with the repayments provided in Section 2.5.

3.3                               Interest on Advances.

(1)                                  Each Advance shall bear interest at the rate applicable to such Type of Advance determined in accordance with this Section: (i) in the case of a Floating Rate Advance or U.S. Base Rate Advance, from and including the date such Advance is made or converted from another Type of Advance or Accommodation, as applicable, to but excluding the date on which such Advance is repaid in full or is converted to another Type of Advance or Accommodation in accordance with this Agreement; and (ii) in the case of a LIBOR Advance, from and including the first day of the applicable Interest Period to but excluding the last day of such Interest Period. Subject to Section 3.3(2) and 10.2, each Advance shall bear interest, and such interest shall be calculated and payable, in the following manner:

(a)                                  Floating Rate Advances. A Floating Rate Advance shall bear interest at a rate per annum equal at all times to the Floating Rate in effect from time to time. Such interest shall be calculated (but not compounded) daily and payable monthly in arrears on the third Business Day of each month following the month for which such interest is payable and on the Maturity Date.

(b)                                 U.S. Base Rate Advances to Canadian Borrowers. A U.S. Base Rate Advance to a Canadian Borrower shall bear interest at a rate per annum equal at all times to the U.S. Base Rate in effect from time to time. Such interest shall be calculated (but not compounded) daily and payable monthly in arrears on the third Business

Day of each month following the month for which such interest is payable and on the Maturity Date.

(c)                                  U.S. Base Rate Advances to U.S. Borrowers. A U.S. Base Rate Advance to a U.S. Borrower shall bear interest at a rate per annum equal at all times to the U.S. Base Rate in effect from time to time. Such interest shall be calculated (but not compounded) daily and payable monthly in arrears on the third Business Day of each month following the month for which such interest is payable and on the Maturity Date.

(d)                                 LIBOR Advances. A LIBOR Advance shall bear interest at a rate per annum equal at all times during each Interest Period for such LIBOR Advance to the LIBOR Rate for such Interest Period. Such interest shall be calculated (but not compounded) daily and payable: (i) on the last day of each three month period in each Interest Period and on the last day of each Interest Period; and (ii) on the date such LIBOR Advance becomes due and payable in full.

(2)                                  With each announced change in any of the variable rates of interest used as a component for determining any rate of interest payable under this Agreement, there shall be a corresponding change in the applicable rate of interest payable under this Agreement based on the change in such variable rate, all without necessity of prior notice thereof to any Borrower or to any other Person.

3.4                               Conversions and Elections Regarding Types of Advances and Interest Rates.

(1)                                  Advances may be converted from time to time from one Type to another, at the election of a Borrower or automatically in accordance with the provisions of this Section. A Borrower may from time to time elect (i) to convert any Advances to another Type or change the type of interest rate applicable thereto; (ii) to have any LIBOR Advance continued as such Type of Advance by electing an additional Interest Period; or (iii) in the case of a Canadian Borrower, to change the currency of any Advances or convert any Advances to Bankers’ Acceptances or BA Equivalent Notes, subject in each case to the provisions of Sections 3.1(3) and 3.5 and to the following provisions:

(a)                                  Floating Rate Advances. A Canadian Borrower may elect to convert a Floating Rate Advance as of any Business Day to a LIBOR Advance or a U.S. Base Rate Advance or a Bankers’ Acceptance (or BA Equivalent Note).

(b)                                 U.S. Base Rate Advance. A Borrower may elect to convert a U.S. Base Rate Advance as of any Business Day to a LIBOR Advance or, in the case of a Canadian Borrower, to a Floating Rate Advance or a Bankers’ Acceptance (or BA Equivalent Note).

(c)                                  LIBOR Advance. A Borrower may elect, effective on the last day of the then current Interest Period applicable thereto: (i) to convert a LIBOR Advance to a U.S. Base Rate Advance or, in the case of a Canadian Borrower, to a Floating Rate Advance or a Bankers’ Acceptance (or BA Equivalent Note); or (ii) to have such LIBOR Advance continued as such Type of Advance for an additional Interest Period. If a Borrower has made no such election, on the expiry of the then current Interest Period, such LIBOR Advance shall be automatically converted to a U.S. Base Rate Advance, effective on the last day of such Interest Period.

(2)                                  Each such election shall be made on notice (an “Election Notice”) given by a Borrower to the Agent not later than 12:00 noon (Toronto time): (i) in the case of an election to convert an Advance to, or continue an Advance as, a LIBOR Advance at least 3 Business Days before the effective date of such election; and (ii) in the case of an election to convert an Advance to a Floating Rate Advance, a U.S. Base Rate Advance or a Bankers’ Acceptance (or BA Equivalent Note), at least 2 Business Days before the effective date of such election. Each Election Notice shall be substantially in the form of Schedule H hereto (or shall be made by telephone promptly confirmed in writing providing the same information as would be contained in Schedule H hereto) and shall specify, with respect to the outstanding Advances to which such Election Notice applies: (i) if the Type of such Advance is to be converted in whole or in part, the amount of such Advance to be converted, the new Type of Advance selected, the effective date of such conversion and, if the new Type of Advance selected is a LIBOR Advance, the duration of the initial

Interest Period applicable thereto; or (ii) if such Advance is a LIBOR Advance which is to continue as such Type of Advance for an additional Interest Period in whole or in part, the amount of such Advance to be continued, the duration of the additional Interest Period and the date on which such Interest Period is to begin. A Borrower shall not in any Election Notice select an Interest Period which conflicts with the definition of Interest Period specified in Section 1.1 or with the repayments provided for in Section 2.5. In cases where a Canadian Borrower wishes to convert a Type of Advance to Bankers’ Acceptances or BA Equivalent Notes, the Election Notice shall be accompanied by a BA Issuance Notice issued in accordance with Section 4.2. If the amount of any Advance cannot be converted to an aggregate Face Amount of Bankers’ Acceptances and BA Equivalent Notes which may be drawn as Bankers’ Acceptances and BA Equivalent Notes under this Agreement, then the amount which cannot be so converted shall, subject to Section 3.1(3)(a), thereafter continue to be outstanding as a Floating Rate Advance.

(3)                                  Any conversion of an Advance under this Section shall not constitute a repayment under Section 2.5 or 2.6.

3.5          Circumstances Requiring Floating Rate Pricing.

If the Lenders or any one or more of them determine in good faith, and the Agent notifies the Borrowers that: (i) by reason of circumstances affecting financial markets inside or outside Canada, deposits of U.S. Dollars are unavailable to the Lenders or any one or more of them; (ii) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of LIBOR or U.S. Base Rate, as the case may be; (iii) the making or continuation of any U.S. Dollar Advances has been made impracticable (x) by the occurrence of a contingency (other than a mere increase in rates payable by the Lenders or any one or more of them to fund the Advances) which materially adversely affects the funding of the Credit Facility at any interest rate computed on the basis of the LIBOR or the U.S. Base Rate, as the case may be, or (y) by reason of a change since the date of this Agreement in any applicable Law or in the interpretation thereof by any Governmental Entity which affects the Lenders or any one or more of them or any relevant financial market and which results in the LIBOR or the U.S. Base Rate, as the case may be, no longer representing the effective cost to the Lenders or any one or more of them of deposits in such market for a relevant Interest Period or for Advances outstanding as U.S. Base Rate Advances; or (iv) any change since the date of this Agreement to any present Law, or any future Law, or any change since the date of this Agreement therein or in the interpretation or application thereof by any Governmental Entity, has made it unlawful for the Lenders or any one or more of them to make or maintain or to give effect to its obligation in respect of U.S. Dollar Advances as contemplated hereby, then,

(a)                                  the right of a Borrower to select any affected Type of U.S. Dollar Advance shall be suspended until the affected Lenders determine that the circumstances causing such suspension no longer exist and the Agent so notifies the Borrowers;

(b)                                 if any affected Type of U.S. Dollar Advance is not yet outstanding, any applicable Borrowing Notice shall be cancelled and the Advance requested shall not be made;

(c)                                  if any LIBOR Advance is already outstanding at any time when the rights of a Borrower to select LIBOR Advances is suspended, it and all other LIBOR Advances in the same Borrowing shall, if such Borrower has the right to select U.S. Base Rate Advances at such time, become U.S. Base Rate Advances on the last day of the then current Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable Law) or, if such Borrower does not have the right to select U.S. Base Rate Advances at such time and such Borrower is a Canadian Borrower, such LIBOR Advance shall become a Floating Rate Advance on the last day of the then current Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable Law) in a principal amount equal to the Equivalent Cdn. $ Amount of such LIBOR Advance determined on the date on which such Advance becomes denominated in Canadian Dollars; and

(d)                                 if any relevant U.S. Dollar Advance is already outstanding at any time when the right of a Canadian Borrower to select U.S. Dollar Advances is suspended, it and all other U.S. Dollar Advances included in the same Borrowing shall become a Floating Rate Advance: (i) in the case of a LIBOR Advance, on the last day of the then current Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable Law); and (ii) in the case of a U.S. Base Rate Advance, immediately, in a principal amount equal, in each case, to the Equivalent Cdn. $ Amount of the related U.S. Dollar Advance determined on the date on which such Advance becomes denominated in Canadian Dollars.

ARTICLE 4
BANKERS’ ACCEPTANCES

4.1          Acceptances and Drafts.

Each of the Canadian Lenders severally agrees on the terms and conditions of this Agreement:  (i) if such Canadian Lender is a BA Lender,  to create acceptances (“Bankers’ Acceptances”) by stamping Drafts of a Canadian Borrower under the Credit Facility; or (ii) if such Canadian Lender is a Non-BA Lender, to purchase BA Equivalent Notes of such Canadian Borrower under the Credit Facility, in each case on the Closing or thereafter from time to time on any Business Day at least one month prior to the Maturity Date, which Drafts have an aggregate Face Amount equal to such Canadian Lender’s Pro Rata Share of the total Accommodation being made by way of Bankers’ Acceptances or BA Equivalent Notes, except that, if the Face Amount of a Bankers’ Acceptance in the case of a BA Lender, or the Face Amount of a BA Equivalent Note, in the case of a Non-BA Lender, would not be an integral multiple of Cdn. $100,000, such Face Amount shall be increased or reduced by the Agent in its sole discretion and in accordance with normal market practices, to the nearest integral multiple of Cdn. $100,000. Bankers’ Acceptances shall be created through the stamping of Drafts by a BA Lender upon a Canadian Borrower paying the BA Stamping Fee, which shall be deducted by each BA Lender from the proceeds it receives from the sale of such Bankers’ Acceptances. BA Equivalent Notes shall be purchased by each Non-BA Lender upon a Canadian Borrower paying the BA Stamping Fee, which shall be deducted by each Non-BA Lender from the purchase price it pays for such BA Equivalent Notes. In each case, following deduction of the BA Stamping Fee, each BA Lender and Non-BA Lender will remit the net proceeds to the Agent and the Agent shall credit such net proceeds to the appropriate Borrower’s Canadian Dollar Account. The Total Outstandings after any BA Issuance shall not exceed the Commitment.

4.2          Procedure for BA Issuance.

(1)                                  Each BA Issuance shall be made on notice (a “BA Issuance Notice”) given not later than 12:00 noon (Toronto time) at least 2 Business Days prior to the date of the proposed BA Issuance by a Canadian Borrower to the Agent. Each BA Issuance Notice shall be in substantially the form of Schedule I hereto (or shall be made by telephone confirmed promptly in writing, providing the same information as would be contained in Schedule I hereto) and shall specify: (i) the requested date for such BA Issuance (the “BA Issuance Date”); (ii) the aggregate Face Amount of Drafts to be stamped and BA Equivalent Notes to be purchased in Canadian Dollars; and (iii) the contract maturity date for such Drafts and BA Equivalent Notes.

(2)                                  Upon receipt of a BA Issuance Notice, the Agent shall be responsible for making all necessary arrangements with each of the Canadian Lenders with respect to the stamping of Bankers’ Acceptances and the purchasing of BA Equivalent Notes in the manner contemplated in this Article 4.

(3)                                  The BA Lenders shall purchase any of the Bankers’ Acceptances, and the Non-BA Lenders shall purchase any of the BA Equivalent Notes, pursuant to Section 4.5. The Agent shall as soon as practical deliver to a Canadian Borrower that requests a BA Issuance a notice confirming the sale of Bankers’ Acceptances and BA Equivalent Notes and specifying the net proceeds derived therefrom.

4.3          Form of Drafts.

(1)                                  Each Draft presented by a Canadian Borrower for stamping by a BA Lender and each BA Equivalent Note presented by a Canadian Borrower for purchase by a Non-BA Lender: (i) shall be in a Face Amount of not less than Cdn. $5,000,000 and in an integral multiple of Cdn. $100,000; (ii) shall be dated the date of BA Issuance; (iii) shall mature and be payable by such Canadian Borrower on a Business Day which occurs approximately one, two, three, six or nine months after the BA Issuance Date and on or prior to the Maturity Date; and (iv) in the case of a Draft, be substantially in the form of Schedule D hereto.

(2)                                  Each Canadian Borrower hereby renounces, and shall not claim, any days of grace for the payment of any Bankers’ Acceptances or BA Equivalent Notes.

4.4                               Stamping of Drafts.

Not later than 12:00 noon (Toronto time) on the BA Issuance Date specified for a BA Issuance, each Canadian Lender that is a BA Lender: (i) shall complete one or more Drafts dated the date of such BA Issuance in an aggregate Face Amount equal to its Pro Rata Share of the amount of such BA Issuance and with the maturity date specified by the Canadian Borrower in its BA Issuance Notice; (ii) shall stamp the Drafts; and (iii) shall purchase the Bankers’ Acceptance(s) thereby created in the manner provided in Section 4.5.

4.5                               Purchase of Bankers’ Acceptances and BA Equivalent Notes.

(1)                                  The purchase price of any Bankers’ Acceptances and BA Equivalent Notes purchased by a Canadian Lender shall be calculated based on the BA Reference Discount Rate applicable to such Canadian Lenders on the BA Issuance Date for such Bankers’ Acceptances and BA Equivalent Notes. The purchase price for any Bankers’ Acceptances and BA Equivalent Notes purchased by a Canadian Lender shall be paid and satisfied by the Canadian Lender making payment to the Agent for the account of the appropriate Canadian Borrower of the net proceeds thereof, following the deduction of the BA Stamping Fee by such Canadian Lender, on the BA Issuance Date.

(2)                                  Bankers’ Acceptances purchased by a BA Lender hereunder may be held by it for its own account until maturity or sold by it at any time prior thereto in the relevant market therefor in Canada, in such BA Lender’s sole discretion.

4.6          Reimbursement at Contract Maturity Date.

(1)                                  A Canadian Borrower shall pay to the Agent for the account of each Canadian Lender in same day funds, and there shall become due and payable at 11:00 a.m. (Toronto time) on the contract maturity date for each Bankers’ Acceptance or BA Equivalent Note, an amount in Canadian Dollars equal to the Face Amount of such Bankers’ Acceptance stamped or BA Equivalent Note purchased by such Canadian Lender. A Canadian

Borrower shall make each payment hereunder in respect of Bankers’ Acceptances or BA Equivalent Notes by deposit of the required funds to the Payment Account.

(2)                                  If any Canadian Borrower fails to pay the Canadian Lenders pursuant to Section 4.6(1), such Canadian Borrower shall be deemed to have issued a Borrowing Notice in respect of a Floating Rate Advance to be made on the contract maturity date, for an amount equivalent to the unpaid amount due and payable to the Canadian Lenders in respect of such Bankers’ Acceptance or BA Equivalent Note and the Floating Rate Advance shall bear interest: (i) for the first three days from the maturity date, or until such earlier date as a Borrowing Notice is given in accordance with Section 3.2 (including in accordance with the period for notice set forth in Section 3.2), at a per annum rate of interest equal to 115% of the Floating Rate; and (ii) thereafter at a per annum rate of interest equal to the Floating Rate, in each case until such amount is paid in full.

4.7          Repayments.

Except as required by Section 2.6 or 9.1, no repayment of Bankers’ Acceptances or BA Equivalent Notes shall be made by a Canadian Borrower to a Canadian Lender prior to the contract maturity date of such Bankers’ Acceptances as have been created or BA Equivalent Notes as have been purchased by such Canadian Lender. If a Canadian Borrower shall repay any Bankers’ Acceptances stamped or BA Equivalent Notes purchased by a Canadian Lender as required by Section 2.6 or 9.1, then (unless such repayment has been rescinded or otherwise is required to be returned by such Lender for any reason), as between that Canadian Borrower and such Canadian Lender, such Canadian Lender shall thereafter be solely responsible for the payment of the Face Amount of such Bankers’ Acceptances as have been stamped or BA Equivalent Notes as have been purchased by such Canadian Lender to the holder or holders thereof in accordance with the terms thereof.

4.8          Circumstances Making Bankers’ Acceptances Unavailable.

If the Canadian Lenders or any one or more of them (other than a Non-BA Lender) determine in good faith, and the Agent notifies the Canadian Borrowers, that by reason of circumstances affecting the money market there is no market for Bankers’ Acceptances, then the right of a Canadian Borrower to request a BA Issuance shall be suspended until the Canadian

Lenders or any one or more of them determines that the circumstances causing such suspension no longer exist and the Agent so notifies the Canadian Borrowers. Any BA Issuance Notice which is outstanding at the time of such notice by the Canadian Lenders or any one or more of them (other than a Non-BA Lender) shall be deemed to be a Borrowing Notice requesting a Floating Rate Advance in a principal amount equal to the requested Face Amount in such BA Issuance Notice.

4.9          Presigned Draft Forms.

To enable a BA Lender to stamp Bankers’ Acceptances or complete Drafts in the manner specified in this Article 4, each Canadian Borrower hereby authorizes each BA Lender to complete, sign and endorse Drafts on its behalf in handwritten form or by facsimile or mechanical signature or otherwise and, once so completed, signed and endorsed, to accept them as a Bankers’ Acceptance under this Agreement in accordance with the provisions hereof. Drafts so completed, signed and endorsed and negotiated on behalf of a Canadian Borrower by any BA Lender shall bind such Borrower as fully and effectively as if so performed by an authorized officer of such Borrower. Each Draft of a Bankers’ Acceptance completed, signed or endorsed by a BA Lender shall mature on the last day of the period selected by such Borrower with respect thereto. A Canadian Borrower may also supply such BA Lender with such number of Drafts as such BA Lender may reasonably request, duly endorsed and executed on behalf of the applicable Canadian Borrower by any one or more of its officers in accordance with the applicable Canadian Borrower’s required signing authorities as evidenced by the then current borrowing by-law and resolution, certified copies of which have been delivered to the Agent and the BA Lender. Each BA Lender shall exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it. The signatures of such officers may be mechanically reproduced in facsimile and Drafts and Bankers’ Acceptances bearing such facsimile signatures shall be binding upon the applicable Canadian Borrower as if they had been manually signed by such officers. Notwithstanding that any of the individuals whose manual or facsimile signature appears on any Draft or as one of such officers may no longer hold office at the date thereof or at the date of its acceptance by a BA Lender hereunder or at any time thereafter, any Draft or Bankers’ Acceptance so signed shall be valid and binding upon the applicable Canadian Borrower. A BA Lender shall not be liable for its failure to stamp a Bankers’ Acceptance as required hereunder if the cause of such failure is, in whole or in part, due to the failure of a Canadian Borrower to provide Drafts, duly endorsed and executed on behalf of such Canadian Borrower, on a timely basis.

ARTICLE 5
LETTERS

5.1          Letter Commitment

The Issuing Lender agrees on the terms and conditions of this Agreement to issue Letters denominated in Canadian Dollars or U.S. Dollars under the Credit Facility for the account of a Borrower on the date of Closing and thereafter from time to time, but not prior to the Closing, on any Business Day prior to the Maturity Date, which Letters shall be issued by the Issuing Lender in its name and on its own behalf in accordance with Section 5.2. The aggregate Face Amount of all Letters issued from time to time shall not exceed U.S. $60,000,000. Letters shall be issued by the Issuing Lender upon a Borrower paying the Issue Fee into the Payment Account. The Total Outstandings after any Issue shall not exceed the Commitment. Unless the Agent otherwise notifies the Borrowers in writing prior to the issue thereof, all Letters shall be subject to the Uniform Customs and Practice for Documentary Credits promulgated by the International Chamber of Commerce, being Publication No. 500, as amended or replaced from time to time.

5.2          Procedure for Issue.

(1)                                  Each Issue shall be made on notice (an “Issue Notice”) given by a Borrower to the Agent not later than 12:00 noon (local time at the place of Issue) at least 5 Business Days prior to the Issue Date. The Issue Notice shall be in substantially the form of Schedule J hereto (or shall be made by telephone promptly confirmed in writing, providing the same information as would be contained in Schedule J hereto), and shall specify: (i) the requested date of Issue (the “Issue Date”); (ii) the Type of Letter; (iii) the aggregate Face Amount and currency of the Letter; (iv) the expiration date of the Letter; (v) the name and address of the Beneficiary; and (vi) the purpose of the Letter. No Letter shall be issued in favour of a Beneficiary that is a bank, trust company or other financial institution without the consent of the Issuing Lender if the Letter is to be used for a purpose that is not otherwise permitted by the terms of this Agreement.

(2)                                  Upon receipt of an Issue Notice, the Agent shall forthwith notify the Issuing Lender of the proposed Issue Date and shall otherwise deal with such Issue Notice in the manner specified in this Article 5.

(3)                                  A Borrower shall not request in the Issue Notice a maturity date for a Letter which would: (i) be subsequent to the Maturity Date; or (ii) conflict, in the opinion of the Agent, with the repayments provided for in Sections 2.5 or 2.6.

5.3          Form of Letters.

(1)                                  Each Letter: (i) shall be for a Face Amount of not greater than the U.S. Dollar amount of the Commitment available for purposes of requesting the Issue of such Letter; (ii) shall be dated the Issue Date; (iii) shall have an expiration date on a Business Day, which expiration date shall be not more than 364 days after the Issue Date and, provided that if the expiration date of a Letter would exceed the Maturity Date, the applicable Borrower must post with the Issuing Lender cash collateral or letters of credit from financial institutions acceptable to the Agent equal to the full Face Amount of such Letter no later than one (1) Business Day prior to the Maturity Date; and (iv) shall comply with the definition of Letter.

(2)                                  No Letter shall require payment against a conforming draft to be made thereunder on the same Business Day upon which such draft is presented, if such presentation is made after 11:00 a.m. (Toronto time) on such Business Day.

(3)                                  Prior to the date of Issue, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the Beneficiary which, if presented by the Beneficiary, would require the Issuing Lender to make payment under the Letter. The Issuing Lender may require changes in any such documents or certificate.

5.4          Reimbursement of Amounts Drawn Under Letters of Credit.

(1)                                  The Borrower shall reimburse the Issuing Lender for, and there shall become due and payable at 11:00 a.m. (Toronto time) on the date specified by a Beneficiary as a drawing date under a Letter, an amount in same day funds equal to the amount to be drawn by such Beneficiary under such Letter in the currency in which such Letter is payable. The Borrower shall make such reimbursement payment by depositing the amount of such payment to the Payment Account of the Agent and the Agent shall forthwith pay such amount to the Issuing Lender.

(2)                                  If the Issuing Lender makes any payment under any Letter issued at the request of a Borrower and such Borrower shall not have reimbursed the Issuing Lender for such amount pursuant to Section 5.4(1): (i) the Issuing Lender shall thereafter notify the Agent of such failure and such notification shall be deemed to have been a request by the Borrower for the Agent to make a Floating Rate Advance or a U.S. Base Rate Advance, as the case may be, under the Credit Facility on the date of such request in an amount equal to the amount of such drawing; and (ii) each of the Lenders shall, on the date of such drawing, make its Pro Rata Share of such Advance under the Credit Facility and apply the proceeds thereof to the reimbursement of the Issuing Lender for the amount of such drawing.

(3)                                  The obligations of the Borrowers to the Issuing Lender in respect of all Letters shall rank pari passu with the obligations of the Borrowers for all other Accommodations.

5.5          Issue Fees.

(1)                                  A Borrower shall pay to the Issuing Lender: (i) a fee equal to 0.125% multiplied by the aggregate Face Amount of each Letter issued hereunder (the “LC Fronting Fee”), in payment of, inter alia its administrative charges for issuing and administering to the Letter, payable in arrears on the third Business Day of the calendar month following the month during which the applicable Letter was issued; and (ii) an Issue Fee for the period during which each Letter is outstanding. Such Issue Fees shall be payable in the currency in which such Letter is payable. Such Issue Fees shall be calculated on the basis of the Face Amount of the applicable Letter, calculated daily on the basis of a term to maturity of such Letter and a year of 365 days or 366 days in the case of a leap year, and shall be payable quarterly in arrears on the third Business Day following the end of the Financial Quarter during which the applicable Letter is issued and continuing quarterly thereafter on the same day of the month of each consecutive Financial Quarter for which such Issue Fee is payable. Upon receipt of any Issue Fee, the Issue Fee shall be paid by the Issuing Lender to the Agent and the Agent shall distribute such amount to all Lenders in accordance with their respective Pro Rata Shares. The Borrowers hereby acknowledge and agree that any Issue Fees paid by them with respect to any Letter shall not be refunded or rebated in whole or in part, whether or not any amount is drawn under any Letter and whether or not such Letter continues to be outstanding for its stated term.

5.6          Risk of Letters of Credit.

(1)                                  In determining whether to pay under a Letter, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter have been delivered and that they comply on their face with the requirements of such Letter.

(2)                                  The obligation of the Borrower to reimburse the Issuing Lender for amounts paid by it under any Letter shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including:

(a)                                  any lack of validity or enforceability of any Letter;

(b)                                 the existence of any claim, set-off, defence or other right which such Borrower may have at any time against a Beneficiary or any transferee of any Letter (or any Persons for whom any such Beneficiary or transferee may be acting), the Agent, the Issuing Lender or any other Person, whether in connection with the Credit Documents, the transactions contemplated therein or any other transaction (including any underlying transaction between the Borrower and the Beneficiary under such Letter);

(c)                                  any draft, demand, certificate or any other document presented under the Letter proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(d)                                 payment by the Issuing Lender under the Letter against presentation of a demand, draft or certificate or other document which does not comply with the terms of the Letter, provided that such payment does not constitute gross negligence of or wilful misconduct by the Issuing Lender;

(e)                                  any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

(f)                                    the fact that a Default or an Event of Default shall have occurred and be continuing.

As between the Borrower, the Agent and the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter by the Beneficiary of such Letter. The Issuing Lender shall not have any responsibility for (i) the form, validity, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of any Letter, even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign such Letter or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher; (iv) errors in interpretation of technical terms; (v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter or of the proceeds thereof; (vi) the misapplication by the Beneficiary of any Letter or the proceeds of any drawing under any Letter; and (vii) any consequences arising from causes beyond the control of the Issuing Lender, including any actions by any Governmental Entity. None of clauses (i) through (vii) of this paragraph shall affect, impair, or prevent the vesting of any of the Issuing Lender’s rights or powers hereunder. Any action taken or omitted by the Issuing Lender under or in connection with any Letter or the related certificates, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to the Borrower provided that the Issuing Lender acts without gross negligence.

5.7          Repayments.

(1)                                  If a Borrower shall be required to repay the Accommodations pursuant to Sections 2.6 or 9.1, then the Borrower shall pay to the Issuing Lender, to the extent required pursuant thereto and in the amount provided therein, the Issuing Lender’s contingent liability in respect of the Letters outstanding hereunder on behalf of such Borrower. The Borrower shall also repay, to the extent required pursuant thereto and in the amount provided therein, the Issuing Lender’s contingent liability in respect of any Letter which is the subject matter of any order, judgment, injunction or other such determination (a “Judicial Order”) restricting payment by the Issuing Lender under and in accordance with such Letter or extending the Issuing Lender’s liability under such Letter beyond the expiration date stated therein. Payment in respect of any Letter shall be due in the currency in which such Letter is stated to be payable (the “Letter Currency”).

(2)                                  The Issuing Lender shall with respect to each Letter, upon the later of:

(a)                                  the date on which any final and non-appealable order, judgment or other such determination has been rendered or issued either terminating the applicable Judicial Order or permanently enjoining the Issuing Lender from paying under such Letter; and

(b)                                 the earlier of (i) the date on which either (y) the original counterpart of such Letter is returned to the Issuing Lender for cancellation or (z) the Issuing Lender is released by the Beneficiary from any further obligations in respect thereof; and (ii) the expiry (to the extent permitted by any applicable Law) of such Letter;

pay to the Borrower an amount in the applicable Letter Currency equal to the difference between the amount paid to the Issuing Lender pursuant to Subsection 5.7(1) and the amounts paid by the Issuing Lender under such Letter.

5.8          Indemnity

Each Lender hereby agrees to indemnify the Issuing Lender, rateably according to its Pro Rata Share, from and against any and all Losses and Claims of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Issuing Lender in any way relating to or arising out of any Issue by the Issuing Lender, except where the Issuing Lender has acted with gross negligence or wilful misconduct.

5.9          Existing Letters.

As at the date of Closing, the Borrowers, the Agent and the Lenders acknowledge that the letters of credit and/or letters of guarantee set forth in Schedule S hereto are issued outstanding under and pursuant to the Existing Revolving Agreement, having been issued by The Toronto-Dominion Bank as issuing bank on behalf of the lenders thereunder. From and including the date of Closing, each such letter of credit or letter of guarantee shall be deemed for all purposes to have been issued as a Letter hereunder by the Issuing Lender in accordance with the provisions of this Article 5. The Canadian Borrowers and the U.S. Borrowers, as the case may be, shall pay the Issue Fees with respect to each such Letter deemed to have been issued hereunder, calculated on the basis of the letter of credit fees provided for in the Existing Revolving Agreement from and including the last date for which such letter of credit fees had been paid in respect of such letters of credit and/or letters of guarantee under the Existing Revolving Agreement to but not including the date of Closing, and calculated on the basis of the Issue Fee provided for in respect of Letters under this Agreement from and including the date of Closing and continuing thereafter. If necessary, appropriate adjustments shall be made between the Borrowers and the Lenders to ensure that the Borrowers are not required to make duplicate payments of issue fees in respect of such Letters under this Article 5 previously paid under the Existing Revolving Agreement in respect of the existing letters of credit and/or letters of guarantee set forth in Schedule S hereto.

ARTICLE 6
CONDITIONS OF LENDING

6.1          Conditions Precedent to Effectiveness of this Agreement.

The effectiveness of this Agreement is subject to the following conditions to be fulfilled or performed at or prior to the Closing, which conditions are for the exclusive benefit of the Agent and the Lenders and may be waived in whole or in part by the Agent with the unanimous approval of the Lenders in their sole discretion:

(1)                                  Deliveries. The Agent shall have received on behalf of the Agent and all Lenders at or prior to the Closing the following, each dated such date (or another date satisfactory to the Agent), in form and substance satisfactory to the Agent and its counsel, each acting reasonably:

(a)                                  a copy of the audited consolidated financial statements of IPSCO Consolidated for their most recently completed Financial Year and the unaudited financial statements of IPSCO Consolidated for their most recently released Financial Quarter;

(b)                                 concurrently with the annual statements provided pursuant to Subsection 6.1(1)(a) above, a schedule detailing all Consolidated Subsidiaries of IPSCO which includes, without limitation, a breakdown of the ownership, the Revenue and Assets of each Consolidated Subsidiary, and the percentage that such Revenue and Assets bears to the Consolidated Revenue and Consolidated Assets of IPSCO Consolidated for their most recently completed Financial Year; and

(c)                                  a Compliance Certificate of the Chief Financial Officer of IPSCO based on the financial statements of IPSCO Consolidated for the Financial Quarter ending September 30, 2004.

(2)                                  Agency Fee Agreement. The Agent shall have received the Agency Fee Agreement executed by IPSCO.

(3)                                  Payment of Fees and Expenses. The Agent shall have received payment of that portion of the Agency Fee due on Closing, and IPSCO shall have paid all expenses, including legal expenses, incurred by the Agent in connection with this Agreement and the other Credit Documents.

(4)                                  Compliance with Environmental Laws. The Agent shall have received evidence, satisfactory to it in its sole discretion, that IPSCO and its Subsidiaries are in compliance with all Environmental Laws, the non-compliance with which, singly or in the aggregate, would have a Material Adverse Effect.

(5)                                  Termination of Revolving Credit Agreement:  The Agent shall have received from the Borrowers party thereto an irrevocable notice and direction to terminate the Existing Revolving Agreement, and from any Borrower or Borrowers, a Borrowing Notice requesting an Advance to be paid directly to the Agent in its capacity as agent under such agreement in an amount sufficient to pay in full all amounts, if any, owing thereunder.

(6)                                  No Material Adverse Effect. The Agent shall have received a certificate from the Chief Financial Officer of IPSCO, satisfactory to the Agent in its sole discretion, that no event, condition or circumstance has arisen or is likely to arise which would have a Material Adverse Effect.

(7)                                  Confirmation of Debt Ratings. The Lenders shall have received confirmation of minimum senior debt ratings for IPSCO of BB (stable) from S&P and of Ba3 (stable) from Moody’s.

(8)                                  Due Diligence. The Agent and the Lenders shall have completed and be satisfied with their due diligence, in their sole discretion, including being satisfied with all environmental, legal, accounting and tax matters affecting the Borrowers and all Material Subsidiaries, a 3 year financial forecast for IPSCO Consolidated, and all matters disclosed by any information provided to the Agent or the Lenders in connection with any requests for information or documents made by the Agent or the Lenders.

(9)                                  Representations and Warranties. The representations and warranties in Article 7 shall be true and correct other than those representations and warranties which by their terms are stated to be made as of a specific date, which representations and warranties shall be true and correct as of such specific date.

6.2          Conditions Precedent to initial Accommodations.

The obligation of the Lenders or any one or more of them to make its initial Accommodation to a Borrower that is a party to this Agreement on Closing, is subject to the following conditions being fulfilled or performed at or prior to the time of the initial Accommodation to that Borrower, which conditions are for the exclusive benefit of the Agent and the Lenders and may be waived in whole or in part by the Agent with the unanimous approval of the Lenders in their sole discretion:

(1)                                  Deliveries. The Agent shall have received on behalf of the Agent and all Lenders, at or prior to the time of the initial Accommodation to such Borrower the following, each dated such day (or another day satisfactory to the Agent), in form and substance satisfactory to the Agent and its counsel, each acting reasonably:

(a)                                  certified copies of: (i) the charter documents and the by-laws of such Borrower; (ii) the resolutions of the board of directors (or comparable body), or any duly authorized committee thereof, of such Borrower authorizing such Borrower to avail itself of the Accommodations and to enter into this Agreement and the other Credit Documents to which such Borrower is a party and the completion of all transactions contemplated hereunder and thereunder; and (iii) all other instruments evidencing necessary corporate action of such Borrower and of required Authorizations, if any, with respect to such matters;

(b)                                 certified copies of:  (i) the charter documents and the by-laws of each Wholly-Owned Material Subsidiary that is not a Borrower and which is providing a Subsidiary Guarantee; (ii) the resolutions of the board of directors (or comparable body), or any duly authorized committee thereof, of each such Wholly-Owned Material Subsidiary authorizing each such Wholly-Owned Material Subsidiary to enter into its respective Subsidiary Guarantee and the other Credit Documents, if any, to which such Wholly-Owned Material Subsidiary is or may be a party and the completion of all transactions contemplated hereunder and thereunder; and (iii) all other instruments evidencing necessary corporate action of such Wholly-Owned Material Subsidiary and of required Authorizations, if any, with respect to such matters;

(c)                                  certificates of the Secretary or an Assistant Secretary of such Borrower certifying the names and true signatures of its officers authorized to sign this Agreement and the other Credit Documents to which such Borrower is a party;

(d)                                 a certificate of status, compliance, good standing or like certificate with respect to such Borrower issued by appropriate government officials of its jurisdiction of formation;

(e)                                  a legal opinion of counsel to such Borrower, in form and substance satisfactory to the Lenders confirming the due authorization, execution, validity and enforceability of this Agreement, and the Ancillary Agreements to which such Borrower is a party, as well as such other matters as counsel to the Agent may reasonably request;

(f)                                    in the case of IPSCO, an IPSCO Guarantee in respect of each Borrower other than IPSCO;

(g)                                 in the case of each Borrower other than IPSCO and of each Wholly-Owned Material Subsidiary that is not a Borrower, a Subsidiary Guarantee from each such Borrower and each such Wholly-Owned Material Subsidiary, it being acknowledged by each such Borrower and each such Wholly-Owned Material Subsidiary delivering a Subsidiary Guarantee that:  (i) the Borrowers and such Wholly-Owned Material Subsidiaries are operated as part of one consolidated business entity and are directly dependent upon each other for and in connection with their respective business activities and their respective financial resources; and (ii) each such Borrower and each such Wholly-Owned Material Subsidiary has received and continues to receive direct and indirect economic and financial benefits from the provision of Accommodations to the Borrowers; and

(h)                                 if required by any Lender, a grid promissory note from such Borrower with a maximum aggregate principal amount equal to the Lender Group Commitment of the Lender Group that includes such Lender.

(2)                                  Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and any other Credit Document shall be satisfactory in form and substance to the Agent acting reasonably, and the Agent shall have received copies of all such instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(3)                                  Documentation. The Agent shall have received such Credit Documents as may be otherwise required by the Agent in accordance with the terms of this Agreement, all in form and substance satisfactory to the Agent and the Lenders.

(4)                                  Other Conditions. The conditions set forth in Sections 6.1 and 6.3 shall have been fulfilled or performed.

6.3          Conditions Precedent to all Accommodations.

At any time, the obligation of the Lenders or any one or more of them to make an Accommodation and the right of a Borrower to deliver an Accommodation Notice shall be subject to the conditions, which conditions are for the exclusive benefit of the Agent and the Lenders and may, in the case of Sections 6.3(1) and 6.3(4), be waived in whole or in part by the Agent with the unanimous approval of the Lenders and, in the case of Sections 6.3(2) and 6.3(3), be waived in whole or in part by the Agent with the approval of the Majority Lenders, in each case in their sole discretion, that on the date of each such Accommodation, and after giving effect thereto and to the application of proceeds therefrom:

(1)                                  Facility Limits. The Total Outstandings under the Credit Facility shall not exceed the Commitment.

(2)                                  Defaults or Events of Default. No Default or Event of Default has occurred and is continuing.

(3)                                  Representations and Warranties. The representations and warranties in Article 7, other than those expressly stated to be made as of a specific date, shall be true and correct in all material respects on the date of each such Accommodation as if made on and as of such date.

(4)                                  Payment of Expenses. The Agent shall have received payment of all expenses, including legal expenses, incurred by the Agent in connection with this Agreement and the Ancillary Agreements.

(5)                                  No Material Adverse Effect. No event, condition or circumstance has arisen which would, or could reasonably be expected to, have a Material Adverse Effect.

(6)                                  Compliance with Financial Covenants. In the case of an Accommodation requested at any time at which the Borrowers have not yet delivered to the Agent a Compliance Certificate as required by Section 8.1(1)(d) in respect of the Financial Quarter immediately preceding the date of request for such Accommodation, there is no reasonable expectation that the Borrowers will not be in compliance with all of the covenants in Section 8.3 at the end of such immediately preceding Financial Quarter.

6.4          Conditions Precedent to Initial Accommodations to Additional Borrowers.

When any Borrower executes an Assumption Agreement to become party to this Agreement and avail itself of the Credit Facility, the obligation of the Lenders or any one or more of them to make an Accommodation and the right of such Borrower to deliver an Accommodation Notice shall be subject to the conditions, which conditions are for the exclusive benefit of the Agent and the Lenders and may be waived in whole or in part by the Agent with the unanimous approval of the Lenders that, at or prior to the time of the initial Accommodation to such Borrower:

(1)                                  Deliveries. The Agent shall have received on behalf of the Agent and all Lenders, an IPSCO Guarantee in respect of such Borrower, a Subsidiary Guarantee by such

Borrower, the documentation contemplated in each of Sections 6.2(1)(a) through 6.2(1)(e) with respect to such Borrower, such IPSCO Guarantee and such Subsidiary Guarantee, together with a written acknowledgement by such Borrower that:

(a)                                  such Borrower is operated as part of one consolidated business entity with the other Borrowers, and all Borrowers are directly dependent upon each other for and in connection with their respective business activities and their respective financial resources; and

(b)                                 such Borrower has received and continues to receive direct and indirect economic and financial benefits from the provision of Accommodations to the Borrowers,

and, if required by any Lender, a promissory note contemplated by Section 6.2(1)(h).

(2)                                  Other Conditions. The conditions set forth in Section 6.3 shall have been fulfilled or performed.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1          Representations and Warranties.

To induce the Agent and each of the Lenders to enter into this Agreement and to make Accommodations available hereunder, each of the Borrowers jointly and severally represents and warrants to the Agent and each of the Lenders that:

(a)                                  Status and Power:  Such Borrower is an entity duly formed and organized and validly subsisting under the laws of its jurisdiction of formation and has full power and authority to own its Assets and to carry on its business as now conducted. Such Borrower has obtained all Authorizations required in respect of its operations, the absence of any of which would have a Material Adverse Effect, and such Borrower is not in default, and has received no notice of any Claim (other than Claims that are permitted hereunder) or default, with respect to any such Authorizations which would have a Material Adverse Effect.

(b)                                 Authorization:  Such Borrower has full power and authority and full legal right to enter into and perform its obligations under this Agreement and all Ancillary Agreements to which it is a party and to obtain Accommodations hereunder, and such Borrower has taken all action necessary to be taken by it to authorize such acts.

(c)                                  Enforceability of Agreement:  This Agreement and each Ancillary Agreement to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower, enforceable against it in accordance with their respective terms, subject only to any limitation under applicable Laws relating to: (i) bankruptcy, insolvency, reorganization, moratorium or creditors’ rights generally; and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(d)                                 Compliance with Other Instruments:  The consummation of the transactions herein contemplated and the compliance with the terms, conditions and provisions of this Agreement and any of the Ancillary Agreements to which such Borrower is a party will not conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of (i) the certificate of incorporation, other constating documents or by-laws of such Borrower, or (ii) any agreement or instrument to which such Borrower is a party or by which it is bound, except in the case of any such conflict, breach or default of any such other agreement or instrument which would not have a Material Adverse Effect or result in the creation or imposition of any Encumbrance upon any Assets of any Borrower which is not a Permitted Encumbrance.

(e)                                  No Event of Default:  No Default or Event of Default has occurred and is continuing nor has any event or condition occurred which, with the giving of notice or passage of time, or both, would constitute a default under any Agreement for Borrowed Money (other than this Agreement) to which any Borrower or any Subsidiary is a party, which default could reasonably be expected to have a Material Adverse Effect.

(f)                                    Restrictive Documents:  Such Borrower is not subject to any certificate of incorporation, constating document or by-law restriction, any Law, any Claim (other than Claims that are permitted hereunder), any contract or instrument, any Encumbrance or any other restriction of any kind or character which would be contravened, breached or violated by such Borrower by virtue of the execution, delivery, performance or observance of any of the terms of this Agreement or any of the Ancillary Agreements to which such Borrower is a party, if the result of such contravention, breach or violation would have a Material Adverse Effect.

(g)                                 Environmental:  Such Borrower and its Subsidiaries:

(1)                                  to the knowledge of such Borrower, are not in violation of any Environmental Laws,  where such violations, singly, or in the aggregate, would have a Material Adverse Effect;

(2)                                  are not the subject of any pending, or to the knowledge of such Borrower, threatened actions, suits, proceedings, orders or Notices from any Person relating to a Release into the environment or workplace, the use, handling, transportation or storage of any Hazardous Substance in any of its operations or any Hazardous Substance in any other respect (except proceedings of a character normally incidental to the kind of business conducted by such Borrower or any Subsidiary of such Borrower) which, singly or in the aggregate, if adversely determined, would have a Material Adverse Effect; and

(3)                                  have no knowledge of any past, unremedied, violations of any Environmental Laws affecting their business, operations or Assets, where such violations, singly or in the aggregate, would have a Material Adverse Effect.

(h)                                 Financial Statements:  The financial statements delivered to the Agent and the Lenders pursuant to this Agreement fairly present the consolidated financial position of IPSCO Consolidated as at the dates thereof and the consolidated results of the operations of IPSCO Consolidated for the periods covered thereby and have been prepared by such Borrower in accordance with GAAP (subject, in the case of interim statements, to normal year-end audit adjustments). All financial, business and outlook projections provided to the Agent and the Lenders, or any of them, under or in connection with this Agreement were prepared in good faith based on assumptions which, at the time of preparation thereof, were believed to be reasonable and are believed to be reasonable estimates of the prospects of the businesses referred to therein.

(i)                                     Carrying on Business:  Such Borrower and its Subsidiaries are qualified to carry on business in all jurisdictions in which the Assets owned or leased by them or the nature of the activities carried on by them make such qualification necessary, except to the extent that the non-qualification would not and could not reasonably be expected to have a Material Adverse Effect. Such Borrower and its Subsidiaries have all required permits, licenses and other authorizations required to own their respective Assets and to carry on the business in which they are engaged and all such permits, licenses and authorizations are in good standing, except to the extent that the absence thereof would not and could not reasonably be expected to have a Material Adverse Effect.

(j)                                     No Defaults:  No Default or Event of Default has occurred and is continuing.

(k)                                  Actions, Proceedings, etc.:  There are no actions, suits, arbitration or administrative proceedings or industrial or labour disputes outstanding or, to the knowledge of such Borrower after having made reasonable inquiry, pending or threatened, against any such Borrower or its Subsidiaries which, in any case would or could reasonably be expected to have a Material Adverse Effect except as set out in Schedule N hereto.

(l)                                     No Material Adverse Effect:  Since December 31, 2003, no event or circumstance has occurred and no fact has become known to it that would, or could reasonably be expected to, have a Material Adverse Effect.

(m)                               Insurance:  Such Borrower and its Subsidiaries maintain appropriate insurance coverage, including, business interruption insurance, that satisfies the covenants and conditions of the Credit Documents concerning insurance coverage.

(n)                                 Title to Assets: Such Borrower and its Subsidiaries have good title to all personal or moveable Assets and good and marketable title or leasehold title (as the case may be), to all real or immoveable Assets or leasehold interests therein owned or leased by it, free and clear from any Encumbrance, other than any Permitted Encumbrances, and no Person has any agreement with it or right to acquire an interest in any such Assets except for such Assets that such Borrower or its Subsidiaries is permitted to sell in accordance with the terms of this Agreement.

(o)                                 Taxes and Withholdings:  Such Borrower and its Subsidiaries have in a timely manner filed all tax returns, elections, filings and reports required by Law to be filed by them and such returns, elections, filings and reports are true, complete and correct in all material respects. Such Borrower and its Subsidiaries have paid, or reserved in their financial statements, all taxes which are due and payable, and have paid all assessments and reassessments and all other taxes, governmental charges, withholdings, penalties and fines due and payable by it other than those (i) which are not overdue by more than 5 Business Days, or (ii) if overdue by more than 5 Business Days, which are being contested in good faith and for which applicable reserves have been set aside by such Borrower or the applicable Subsidiary in accordance with GAAP.

(p)                                 Compliance with Laws. Such Borrower and its Subsidiaries are in compliance with all applicable Laws, except in the instance that the application or construction of any such Law is being contested in good faith by appropriate proceedings diligently conducted and pursued and, the non-compliance with which would not, or could not reasonably be expected to, have a Material Adverse Effect.

(q)                                 Canadian Plans and Canadian Welfare Plans:  Except for accruals in the ordinary course of business, all contributions required under applicable Law have been made to any Canadian Plans and Canadian Welfare Plans to which any of the Borrowers or their Subsidiaries are party, and there are no unfunded liabilities in respect of such plans that are not in compliance with applicable Laws. During the 12 consecutive month period prior to the date of Closing, no steps have been taken to terminate any such aforementioned plan and no contribution failure has occurred with respect to any such plans, in either case if such termination or contribution failure could reasonably be expected to give rise to any Encumbrance under any applicable Law.

(r)                                    Labour Matters:  There are no strikes or other work stoppages initiated by employees against such Borrower or any of its Subsidiaries pending or, to the knowledge of such Borrower, threatened against such Borrower or any of its Subsidiaries which would, or could reasonably be expected to, have a Material Adverse Effect. There are no complaints under any labour, workplace, employment or similar laws against such Borrower or any of its Subsidiaries or, to the knowledge of such Borrower, threatened to be filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the business of such Borrower or any of its Subsidiaries which would, or could reasonably be expected to, have a Material Adverse Effect. Such Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all collective bargaining agreements and all other labour agreements, if any, except for any such non-compliance which would not, or could not reasonably be expected to, have a Material Adverse Effect.

(s)                                  No Margin Stock:  Such Borrower and its Subsidiaries do not own or have any present intention of acquiring any “margin stock” as defined in Regulation U (12 CFR Part 221, as amended) of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). None of the proceeds of any Accommodation will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any

Margin Stock, or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U. Neither such Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any of the Ancillary Agreements to violate, or be inconsistent with, Regulation U or Regulation X (12 CFR Part 224, as amended) or any other regulation of the Board of Governors of the Federal Reserve System or to violate, or be inconsistent with, the Securities Exchange Act of 1934, as amended, in each case as in effect now or as the same may hereafter be in effect.

(t)                                    ERISA Matters:  Each of the ERISA Companies is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all U.S. Plans and the entering into of this Agreement and the Ancillary Agreements does not constitute a prohibited transaction under ERISA (or the applicable Borrower is otherwise exempt therefrom). No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any U.S. Plan. No liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been or is expected to be incurred with respect to any U.S. Plan, and no contribution failure has occurred with respect to any U.S. Plan sufficient to give rise to a lien under Section 302(f) of ERISA. No ERISA Company has incurred or expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan. Each of the non-qualified Plans referred to in Schedule O attached hereto is treated under ERISA as unfunded and is maintained for a select group of management or highly compensated employees.

(u)                                 No Other Material Facts:  Except for financial, business and outlook projections which have been provided in writing to the Agent and the Lenders (as to which no representation or warranty is made except as provided in Section 7.1(h)), none of this Agreement or any of the Credit Documents or any certificate or statement in writing which has been supplied by or on behalf of any of the Borrowers in connection with this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to any of the Borrowers which has not been disclosed to the Agent and the Lenders in writing and which would have, or could reasonably be expected to have, a Material Adverse Effect.

Each of the representations and warranties contained in this Section 7.1 shall be deemed to be continually repeated by the relevant Borrowers at the time and date of each Accommodation.

7.2          Survival of Representations and Warranties.

All of the representations and warranties of the Borrowers contained in Section 7.1 shall survive the execution and delivery of this Agreement and shall continue in full force and effect until all amounts owing hereunder have been repaid and the Credit Facility has been terminated notwithstanding any investigation made at any time by or on behalf of the Agent or any of the Lenders.

7.3          No Representations by Lenders.

No representation, warranty or other statement made by the Agent or any one or more of the Lenders in respect of the Credit Facility or any Accommodation made hereunder shall be binding on such Person unless made by it in writing as a specific amendment to this Agreement.

ARTICLE 8
COVENANTS OF THE BORROWER

8.1          Affirmative Covenants.

So long as any amount owing hereunder remains unpaid or the Lenders have any Commitment under this Agreement, and unless the Agent on behalf of the Majority Lenders shall otherwise consent, each of the Borrowers jointly and severally agrees with the Agent and the Lenders that it shall:

(1)                                  Financial Reporting and Deliveries. Cause to be delivered to the Agent the following documents, in form and substance satisfactory to the Agent, acting reasonably:

(a)                                  as soon as available and in any event within 60 days after the end of each Financial Quarter of IPSCO: (i) the unaudited consolidated financial statements of IPSCO Consolidated as of the end of each such Financial Quarter (other than the fourth Financial Quarter) in accordance with GAAP, including a balance sheet, statement of income and retained earnings and a statement of changes in cash position; and (ii) the unaudited non-consolidated financial statements of each of the Borrowers as of the end of each such Financial Quarter in accordance with GAAP, including a balance sheet, statement of income and retained earnings and a statement of changes in cash position, and in each case for the period commencing at the end of the previous Financial Year and ending with the end of such Financial Quarter, and setting forth in comparative form the figures for the corresponding Financial Quarter and the corresponding portion of the previous Financial Year, all certified as to consistency (or exceptions therefrom) by the Chief Financial Officer of IPSCO;

(b)                                 promptly upon receipt thereof, a copy of each management letter or report submitted to the board of directors (or any committee thereof) of IPSCO from IPSCO’s independent auditors in connection with any annual, interim or special audit made by them of the books of IPSCO or any of its Consolidated Subsidiaries, where such letters or reports relate to any matter which could have a Material Adverse Effect;

(c)                                  as soon as available and in any event within 120 days after the end of each Financial Year of IPSCO, a copy of the audited consolidated financial statements of IPSCO Consolidated for such Financial Year reported on by IPSCO’s independent auditors;

(d)                                 concurrently with each delivery of its quarterly financial statements and annual financial statements as provided above (and within 60 days after the end of its fourth Financial Quarter in each Financial Year), a Compliance Certificate of the Chief Financial Officer of IPSCO, which Compliance Certificate shall include, without limitation, (i) calculations of the financial covenants specified in Section

8.3 of this Agreement, and (ii) where delivered in relation to the annual statements, a schedule detailing all Consolidated Subsidiaries of IPSCO which includes, without limitation, a breakdown of the ownership, the Revenue and Assets of each Consolidated Subsidiary, and the percentage that such Revenue and Assets bears to the Consolidated Revenue and Consolidated Assets of IPSCO Consolidated for their most recently completed Financial Year;

(e)                                  as soon as available and in any event no later than 180 days prior to the first day of each Financial Year, an annual financial forecast for the ensuing Financial Year and the next following Financial Year of IPSCO and its Subsidiaries, including a budget for each such Financial Year, and setting forth financial projections for the Borrowers on a consolidated basis, which shall include a projected income statement, projected balance sheet, projected statement of changes in funds and estimates of capital expenditures, all broken down quarterly, and otherwise in detail acceptable to the Agent and Lenders; and

(f)                                    as soon as available and in any event within 60 days of the end of each Financial Quarter of IPSCO, an asset coverage report outlining the accounts receivable and inventory of IPSCO Consolidated which are not subject to any Encumbrance and outlining the Total Outstandings under the Credit Facility.

(2)                                  Additional Reporting and Deliveries. Cause to be delivered to the Agent the following documents, in form and substance satisfactory to the Agent:

(a)                                  as soon as possible and in any event within five days after the (i) occurrence of each Default or Event of Default, or (ii) the occurrence of any event or condition which, with the giving of notice or passage of time, or both, may constitute a default under (A) any Agreement for Borrowed Money (other than this Agreement) to which such Borrower, any other Borrower or any other Credit Party is a party, or (B) any Agreement for Borrowed Money (other than this Agreement) to which any Subsidiary of IPSCO (other than any Borrower or any other Credit Party) is a party where the result of such default would have a Material Adverse Effect, a statement of the Chief Financial Officer of such

Borrower setting forth the details of such Default, Event of Default or other event or condition, and the action which such Borrower proposes to take or has taken with respect thereto;

(b)                                 as soon as possible and in any event within five days after the determination thereof, notice of all liabilities, including contingent liabilities (as defined by GAAP), arising as a result of any non-compliance by such Borrower or any of its Subsidiaries with any Environmental Law, where the reasonably anticipated aggregate liabilities caused by such non-compliance would exceed 1% of Consolidated Tangible Net Worth, together with the details of such non-compliance;

(c)                                  promptly after the occurrence thereof, notice of any action, suit, dispute, arbitration, proceeding, labour or industrial grievance or other circumstance affecting any Borrower or any of their Subsidiaries, the result of which if determined adversely would, or could reasonably be expected to, have a Material Adverse Effect, together with copies of the details of such actions, suits, disputes, arbitrations, proceedings, grievances or other circumstances, and all reasonable information requested by any of the Lenders concerning the status thereof.

(d)                                 promptly upon the occurrence thereof, notice of any action taken by any other lender to such Borrower, any other Borrower or any Subsidiary to recover amounts owing to such lender; and

(e)                                  promptly upon the occurrence thereof, notice of any circumstance or event which would, or could reasonably be expected to, have a Material Adverse Effect.

(3)                                  Pay Amounts. Pay all amounts of principal, interest, fees, costs and expenses owing hereunder by such Borrower on the dates, at the times and at the places specified in this Agreement or under any other Credit Document to which such Borrower is a party.

(4)                                  Ranking. Ensure, and cause each Credit Party to ensure, that the Claims of the Agent and the Lenders against such Borrower or Credit Party under this Agreement or a

Subsidiary Guarantee, as the case may be, will rank in priority to, or pari passu with, the Claims of all other Persons against such Borrower or such Credit Party (other than any Claims permitted hereunder to rank in priority to the Claims of the Agent and the Lenders).

(5)                                  Existence. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, rights (charter and statutory), agreements, licenses, permits, authorizations, operations, contracts, franchises and other arrangements, the loss of which existence, rights, agreements, licences, permits, authorizations, operations, franchises or other arrangements would have a Material Adverse Effect.

(6)                                  Compliance with Laws, etc. Comply, and cause each of its Subsidiaries to comply, with the requirements of all Laws, including Environmental Laws and the requirement not to act in a manner which is oppressive or unfairly prejudicial to or unfairly disregards the interests of any security holder, creditor, director or officer, the non-compliance with which would have a Material Adverse Effect.

(7)                                  Payment of Taxes and Claims. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent: (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its Assets, unless and for so long as such Borrower or its applicable Subsidiary is disputing diligently, in good faith and by proper legal proceedings, the amount, nature or existence of such taxes, assessments or governmental charges or levies; and (ii) all lawful Claims which, if unpaid, might by Law become an Encumbrance upon its Assets, in each case except for any such tax, assessment, charge or Claim which would result in an Encumbrance which is a Permitted Encumbrance or for which the failure to pay and discharge would not, or could not reasonably be expected to, have a Material Adverse Effect.

(8)                                  Visitation and Inspection. At any reasonable time or times, permit the Agent, or its authorized representatives, full and reasonable access to the premises of IPSCO and each of its Subsidiaries, and to all business, financial and computer records of IPSCO and each of its Subsidiaries, which might, in the reasonable opinion of the Agent, be considered to be relevant to any of the terms and conditions of any of the Credit Documents, and to take copies thereof, and to discuss the business, affairs, finances and accounts of, and the compliance with the terms of this Agreement by, IPSCO and each of its Subsidiaries with the officer appointed as (or performing the functions of) the Chief Financial Officer of IPSCO and each of its Subsidiaries.

(9)                                  Condition of Assets. Keep, and cause each of its Subsidiaries to keep, its Assets (except for land and buildings, machinery and equipment which are obsolete or surplus to the requirements of IPSCO Consolidated) in good repair, working order and condition (reasonable wear and tear excepted) and, from time to time, make all needed and proper renewals, replacements, additions and improvements thereto.

(10)                            Insurance. Maintain in respect of itself, and each of its Subsidiaries, or cause each of its Subsidiaries to maintain directly, insurance coverage with financially sound and reputable insurers in such forms and amounts and against such risks as are customary for Persons with established reputations engaged in the same or a similar business and owning and operating similar Assets, and from time to time upon request by the Agent, provide the Agent with a certificate of insurance evidencing that all such insurance is in full force and effect at such time.

(11)                            Security and Covenant Structure. If at any time after the Closing, a Borrower or Credit Party shall enter into or become a party to any instrument or agreement (including by way of merger, amalgamation or otherwise), including any amendment or modification of any such instruments or agreements in existence as of the date hereof, relating to or amending any provisions applicable to any of its Debt or Hedging Liabilities which in the aggregate, together with any related Debt, exceeds U.S. $35,000,000, which instruments or agreements include provisions relating to Encumbrances in relation to Assets, covenants or defaults, in each case not substantially provided for the benefit of the Agent and the Lenders in this Agreement or the Credit Documents or provisions which IPSCO reasonably determines are materially more favourable to the lender or lenders thereunder than those provided for the benefit of the Agent and the Lenders in this Agreement or the Credit Documents, then the Borrowers shall promptly so advise the Agent and the Lenders. Thereupon, if the Agent or the

Majority Lenders shall request, upon notice to the Borrowers, the Agent and the Lenders shall, as soon as reasonably practical, enter into an amendment to this Agreement or an additional agreement and such other Credit Documents as may be reasonably required (as the Agent may request), providing for substantially the same Encumbrances, covenants and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Agent.

(12)                            Reporting. Provide the Agent and the Lenders with such additional information and financial data as the Agent may reasonably request from time to time.

(13)                            Further Assurances. At its cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered to the Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent to carry out more effectually, but without expanding, the provisions and purposes of the Credit Documents.

8.2                               Negative Covenants.

So long as any amount owing hereunder remains unpaid or any of the Lenders has any Commitment under this Agreement, and unless the Agent on behalf of the Majority Lenders shall otherwise consent, each of the Borrowers jointly and severally agrees with the Agent and the Lenders that it shall not:

(1)                                  Encumbrances. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Encumbrance on any of its Assets other than Permitted Encumbrances.

(2)                                  Disposal of Assets. Dispose of, or permit any of its Subsidiaries to Dispose of, any of its Assets (including any Disposition of any Debt of, or any Equity Interests in, a Borrower or any Subsidiary otherwise permitted in accordance with Section 8.2(3) or any Disposition otherwise permitted in accordance with Sections 8.2(5) or 8.2(6)), except for: (a) any Disposition of inventory in the ordinary course of business or of surplus or obsolete land and buildings, machinery and equipment; (b) any Disposition to a Credit Party, provided that such Credit Party has executed and delivered a Subsidiary Guarantee and the documentation contemplated in each of Sections 6.2(1)(a) through 6.2(1)(e), (c) (i) in any four consecutive Financial Quarters, any Dispositions of Assets not greater than U.S. $285,000,000.00 in the aggregate, and (ii) during the period commencing on the date of this Agreement and ending on the Maturity Date, any Dispositions of Assets not greater than U.S. $475,000,000.00 in the aggregate (in each case, including any Disposition otherwise permitted in accordance with Section 8.2(6), but excluding any Disposition otherwise permitted in clauses (a) and (b) of this Section 8.2(2)); and (d) any Disposition of a Permitted Investment of the type specified in clauses (a), (b), (c), (d) or (f) of the definition of Permitted Investments as part of the normal course treasury management operations of IPSCO and in consideration for cash or Cash Equivalents of like value.

(3)                                  Shares and Debt.

(a)                                  Dispose of, or permit any of its Subsidiaries to Dispose of, any Debt of, or any Equity Interests in, such Borrower or any Subsidiary, except for: (i) any Disposition of any Debt of, or any Equity Interests in, any Borrower or any Subsidiary, to a Credit Party; and (ii) any Disposition of all of the Debt of, and all Equity Interests in, any Subsidiary (other than a Borrower) as an entirety if all of the Assets of such Subsidiary would otherwise be permitted to be Disposed of in accordance with Section 8.2(2).

(b)                                 Issue, or permit any of its Wholly-Owned Subsidiaries to issue, any Equity Interests (other than IPSCO), except to a Credit Party.

(4)                                  Guarantees and Indemnities. Guarantee or indemnify, or permit any of its Subsidiaries to guarantee or indemnify, any Debt or Hedging Liabilities of any other Person at any time (other than any Debt or Hedging Liabilities of a Credit Party), except to the extent that: (a) any such guarantee or indemnity is granted in the ordinary course of, or otherwise in furtherance of, the business of such Borrower or such Subsidiary; and (b) all such guarantees and indemnities outstanding at such time would not result in liability to the Borrowers and their Subsidiaries in excess of U.S. $20,000,000 in the aggregate at such time.

(5)                                  Non-Capitalized Lease Obligations/Sale-Leaseback Transactions. Create or incur, or permit any of its Subsidiaries to create or incur, any Non-Capitalized Lease Obligation, or effect any Sale-Leaseback Transactions, at any time, except to the extent that: (a) any such Non-Capitalized Lease Obligation is entered into in the ordinary course of, or otherwise in furtherance of, the ordinary course of business of such Borrower or such Subsidiary; and (b) the fair market value of the Assets of the Borrowers (another than real property and office leases) and their Subsidiaries subject to all outstanding Non-Capitalized Leases plus the aggregate lease commitments in respect of real property and office leases at such time, determined on the basis of the fair market value of such Assets or lease commitments at the inception of such Non-Capitalized Leases or real property leases, would not exceed U.S. $60,000,000 in the aggregate at such time; and (c) the aggregate level of lease payments to be made in any calendar year in respect of all Non-Capitalized Lease Obligations and Sale-Leaseback Transactions, including the lease payments to be made in such calendar year in respect of the Bank One Lease Obligation, shall not exceed U.S. $30,000,000. Notwithstanding the immediately preceding sentence, (i) each of the Bank One Lease Obligation, the St. Paul Lease Obligation and the Houston Lease Obligation shall be permitted and shall not be subject to the restrictions set out in clauses (a) and (b) in this Section 8.2(5) (but shall be subject to the restriction set out in clause (c) in this Section 8.2(5)); and (ii) Non-Capitalized Lease Obligations and Sale-Leaseback Transactions entered into between Credit Parties shall be permitted and shall not be subject to the restrictions set out in clauses (a), (b) and (c) in this Section 8.2(5).

(6)                                  Mergers, Etc. (a) Consolidate with or merge into any other Person; (b) permit any other Person to consolidate with or merge into such Borrower or any of its Subsidiaries (except, in the case of a transaction involving a Credit Party in which the Credit Party remains a Credit Party); (c) directly or indirectly, Dispose of all, or substantially all, of the undertaking and Assets of such Borrower or any of its Subsidiaries as an entirety (except as permitted in Section 8.2(2)(b) or (c); or (d) permit itself, or any of its Subsidiaries to, (i) acquire Equity Interests of any other Person such that such Person becomes a Subsidiary of such Borrower or (ii) directly or indirectly, purchase or otherwise acquire all, or substantially all, of the undertaking and Assets of any Person as an entirety or any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person (except as permitted in Section 8.2(13)(b) or (c)).

(7)                                  Restrictive Agreements. Enter into, or suffer to exist, or permit any of its Subsidiaries to enter into, or suffer to exist, any contract or agreement (including any amendment or addition to the constating documents of such Borrower or Subsidiary), or any transaction that has a substantially similar effect, that imposes restrictions on the ability of such Borrower or any Subsidiary to:

(a)                                  pay principal, interest, dividends or other distributions (except in the case of dividends or distributions payable by IPSCO); or

(b)                                 grant Encumbrances over its accounts receivable and inventory to secure payment of amounts owing in respect of the Credit Facility, provided that this restriction shall not apply to those contracts or agreements described in Schedule “Q”, to the extent such contracts or agreements impose such restrictions as at the date hereof.

(8)                                  Transactions and Insiders. Directly or indirectly purchase, acquire or lease any Assets from, or Dispose any Assets to, or permit any of its Subsidiaries to purchase, acquire or lease any Assets from, or Dispose any Assets to (or enter into any transaction that has a substantially similar effect to any of the foregoing), any shareholder, director, officer, agent or employee of such Borrower or such Subsidiary, or any Person not acting at arm’s length to any one or more of such Persons, except: (a) for any such purchase, acquisition or Disposition at prices and on terms not less favourable to such Borrower or such Subsidiary than those which could reasonably be expected to have been obtained in an arm’s-length transaction with a non-affiliated third party; (b) for any such purchases, acquisitions or Dispositions by the Borrowers and the Subsidiaries not exceeding U.S. $10,000,000 in the aggregate, calculated to include all such purchases, acquisitions or Dispositions from the date of execution of this Agreement to and including the time of any such purchase, acquisition or Disposition, but excluding all such purchases, acquisitions or Dispositions otherwise permitted by Section 8.2(8)(a), (c) or (d); (c) for any such purchase, acquisition or Disposition to a Credit Party; (d) for any Non-Capitalized Lease Obligation entered into between Credit Parties.

(9)                                  Change in Business. Discontinue any of its businesses or change the nature of its business or engage in any other business, or permit any of its Subsidiaries to discontinue any of its businesses or change the nature of its business or engage in any other business if, as a result thereof, the general nature of the businesses which would then be engaged in collectively by IPSCO and its Subsidiaries would be substantially different from the general nature of the businesses engaged in collectively by IPSCO and its Subsidiaries at the date hereof.

(10)                            Reporting Currency. Fail to report its financial results in U.S. Dollars.

(11)                            Bank One Lease Documentation. Amend, modify, waive, or change any of the terms of the Bank One Lease Documentation in a manner that might:  (a) give rise to a Material Adverse Effect; or (b) otherwise impair the rights of the Agent and the Lenders under any of the Credit Documents, in either case without the prior written consent of the Agent on behalf of the Lenders.

(12)                            Capital Expenditures. Incur, on a consolidated basis, in any calendar year, capital expenditures exceeding U.S. $190,000,000.00 in the aggregate.

(13)                            Investments. Make any Investments, or permit any of its Subsidiaries to make any Investments, except for: (a) Permitted Investments; (b) Investments by one Credit Party in any other Credit Party; (c) Investments in and to Persons other than Credit Parties, at any time not exceeding 7.5% of Consolidated Tangible Net Worth in the aggregate at such time; and (d) (i) in any four consecutive Financial Quarters, Investments not greater than U.S. $285,000,000.00 in the aggregate (ii) during the period commencing on the date of this Agreement and ending on the Maturity Date, Investments not greater than U.S. $475,000,000.00 in the aggregate.

8.3                               Financial Covenants.

So long as any amount owing hereunder remains unpaid or any of the Lenders has any Commitment under this Agreement, and unless the Agent on behalf of the Majority Lenders shall otherwise consent, each of the Borrowers jointly and severally agrees that it shall not:

(1)                                  Permit, at any time, the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.0:1.

(2)                                  Permit, at any time, Consolidated Tangible Net Worth to be less than: (i) U.S. $750,000,000; plus (ii) 50% of the cumulative Consolidated Net Income (expressed in U.S. Dollars) for the period from July 1, 2004 to the last day of the most recently completed Financial Quarter; plus; (iii) 75% of the Net Available Equity Issuance Proceeds for the period from July 1, 2004 to the last day of the most recently completed Financial Quarter, provided that, when determining the cumulative Consolidated Net Income for any period for the purposes of this Section 8.3(3), the Consolidated Net Income for any Financial Quarter shall be deemed to be zero if it is a negative amount.

(3)                                  Permit, at any time, the ratio of Consolidated Debt (less unrestricted cash and Cash Equivalents of IPSCO Consolidated) to Consolidated Total Capitalization to exceed: (a) 0.35:1 for each Financial Quarter ending prior to or on June 30, 2005; (b) 0.325:1 for each Financial Quarter ending after June 30, 2005 and prior to or on December 31, 2005 and (c) 0.30:1 for each Financial Quarter ending after December 31, 2005.

(4)                                  Permit, at any time, the ratio of Consolidated Free Cash Flow to Consolidated Fixed Charges to be less than: (a) 1.25:1 for each Financial Quarter ending prior to or on September 30, 2005; and (b) 1.5:1 for each Financial Quarter ending after September 30, 2005.

(5)                                  Permit, at any time (i) the Tangible Assets of the Borrowers and the Guarantors which are Wholly-Owned Subsidiaries to comprise less than 90% of the Consolidated Tangible Assets of IPSCO Consolidated, or (ii) the Revenue of the Borrowers and the Guarantors which are Wholly-Owned Subsidiaries to comprise less than 90% of the Consolidated Revenue of IPSCO Consolidated, in each case measured on a trailing 12 month basis.

ARTICLE 9
EVENTS OF DEFAULT

9.1                               Events of Default.

If any of the following items (each an “Event of Default”) shall occur and be continuing:

(a)                                  a Borrower shall fail to pay when due any portion of the Outstandings or interest due hereunder;

(b)                                 a Borrower shall fail to pay when due any Fees or other amounts due hereunder and such failure shall remain unremedied for three Business Days after such Borrower has knowledge of the non-payment thereof;

(c)                                  any representation or warranty or certification made or deemed to be made by a Borrower, (or any director or officer thereof) in connection with this Agreement or any other Credit Document delivered to the Agent or any one or more of the Lenders shall prove to have been incorrect in any material respect when made or deemed to be made;

(d)                                 a Borrower shall fail to perform or observe the financial covenants contained in Section 8.3 or any of the covenants contained in Sections 2.4 or 8.2;

(e)                                  a Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement (excluding, for greater certainty, the covenants referred to in Section 9.1(d)) or any other Credit Document on its part to be performed or observed and such failure shall remain unremedied for 10 Business Days after any Credit Party becoming aware of such failure, or if such failure is capable of being remedied and such Borrower is diligently taking all necessary steps to remedy such failure, for an additional 10 Business Days from the expiry of the first-mentioned 10 Business Day period;

(f)                                    with respect to any Debt or Hedging Liabilities of a Borrower or any of its Subsidiaries under any other Agreement for Borrowed Money: (i) such Borrower or Subsidiary shall fail to pay any principal, interest or other amount in an aggregate amount in excess of Cdn. $5,000,000 (or the Equivalent U.S. $Amount) when such amount becomes due and payable (whether by scheduled maturity, required repayment, acceleration, demand or otherwise) and such failure shall continue after any applicable grace period specified in such Agreement for Borrowed Money (unless such failure has been waived and written notice of such waiver has been provided to Agent prior to the expiration of any applicable grace period); or (ii) any other event shall occur and shall continue after any applicable grace period specified in such Agreement for Borrowed Money (unless such failure has been waived and written notice of such waiver has been provided to Agent prior to the expiration of any applicable grace period), if the effect of such event is to accelerate, or to permit the acceleration of, the maturity of Debt or Hedging Liabilities in an aggregate amount in excess of Cdn. $5,000,000 (or the Equivalent U.S. $Amount);

(g)                                 a Borrower or any of its Subsidiaries shall: (i) become insolvent or generally not pay its debts as such debts become due; (ii) admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (iii) file a notice of intention to file a proposal under any Law relating to bankruptcy, insolvency or reorganization or relief of creditors; (iv) institute or have instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (z) the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Assets, and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Assets) shall occur; or (v) take any corporate action to authorize any of the foregoing events;

(h)                                 any judgment or order for the payment of money in excess of Cdn. $5,000,000 (or the Equivalent U.S. $Amount) shall be rendered against a Borrower or any of its Subsidiaries and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such enforcement proceedings shall not have been stayed within two days of the commencement thereof; or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(i)                                     this Agreement or any other Credit Document, or any material provision hereof or thereof, shall at any time after execution and delivery hereof or thereof, for any reason, cease to be a legal, valid and binding obligation of any of the Credit Parties party thereto or ceases to be enforceable against any such Credit Party in accordance with its terms or shall be declared to be null and void, or the legality, validity, binding nature or enforceability of this Agreement or any other Credit Documents, or any provision hereof or thereof, shall be contested by any Credit Party, or any Credit Party shall deny that it has any further liabilities or obligations hereunder or thereunder;

(j)                                     any secured creditor, encumbrancer or lienor or any trustee, interim receiver, receiver, receiver and manager, administrative receiver, agent, bailiff or other similar official appointed by any such creditor, encumbrancer or lienor, takes possession of or forecloses, seizes, retains, sells or otherwise disposes of, or otherwise proceeds to enforce security over, all or a substantial part of the Assets of any Credit Party or gives notice of its intention to do any of the foregoing;

(k)                                  the occurrence of any Change of Control;

(l)                                     during any such time or times where the senior debt ratings of IPSCO are not, in each case, at least equal to BBB(low) from DBRS, BBB- from S&P and Baa3 from Moody’s, the occurrence of any event or circumstance that would, in the reasonable determination of the Majority Lenders, reasonably be expected to have a Material Adverse Effect; or

(m)                               any Borrower ceases to be a direct or indirect Wholly-Owned Subsidiary of IPSCO;

then, and in any such event, no Lender shall be under any further obligation to provide any Accommodations hereunder, and the Majority Lenders may instruct the Agent to give written notice to the Borrowers: (i) declaring the obligations of the Lenders or any one or more of them to make further Accommodations terminated; and (ii) declaring the principal amount of all outstanding Advances and an amount equal to the Face Amount of each Bankers’ Acceptance and BA Equivalent Note and the contingent amount of all Letters then outstanding, all costs of unwinding Bankers’ Acceptances and LIBOR Advances, all interest and Fees accrued hereunder, and all other amounts payable under this Agreement or any other Credit Document to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; and/or (iii) demanding that the Borrowers shall deposit forthwith with the Agent in accordance with Section 9.2 for the Lenders’ benefit, cash collateral equal to the full Face Amount at maturity of all Letters and Bankers’ Acceptances then outstanding for its account. Notwithstanding the preceding sentence, if any Event of Default of the type described in Section 9.1(g) occurs in respect of any Credit Party, then without prejudice to the other rights of the Agent and the Lenders arising as a result of such Event of Default, without any notice or action of any kind by the Agent or the Lenders, and without presentment, demand or protest (all of which are hereby expressly waived by each Borrower): (i) the obligations of the Lenders or any one or more of them to make further Accommodations shall immediately terminate; and (ii) the principal amount of all outstanding Advances and an amount equal to the Face Amount of each Bankers’ Acceptance, BA Equivalent Note and the contingent amount of all Letters then outstanding, all costs of unwinding Bankers’ Acceptance and LIBOR Advances, all interest and Fees accrued hereunder, and all other amounts payable under this Agreement or any other Credit Document shall immediately become due and payable; and (iii) the Borrowers shall deposit forthwith with the Agent in accordance with Section 9.2 for the Lenders’ benefit, cash collateral equal to the full Face Amount at maturity of all Letters and Bankers’ Acceptances then outstanding for its account.

9.2                               Payment of Letters, Etc.

Immediately upon the Total Outstandings becoming due and payable in accordance with Section 9.1, the Borrowers shall, without necessity of further act or evidence, be and become thereby unconditionally obligated to deposit forthwith with the Agent for the benefit of the Issuing Lender and each other applicable Lender, cash collateral equal to the full Face Amount at maturity of all Letters and Bankers’ Acceptances then outstanding for its account and the Borrowers hereby unconditionally promise and agree to deposit with the Agent immediately upon such demand cash collateral in the amount so demanded. The Borrowers authorize the Lenders, or any of them, to debit their accounts with the amount required to pay such Letters and to pay such Bankers’ Acceptances notwithstanding that such Bankers’ Acceptances may be held by the Lenders or any of them, in their own right at maturity. Amounts paid to the Agent pursuant to such demand in respect of Bankers’ Acceptances and Letters shall be applied against, and shall reduce, pro rata among the Lenders to the extent of the amounts paid to the Agent in respect of Bankers’ Acceptances and Letters, respectively, the obligations of the Borrowers to pay amounts then or thereafter payable under Bankers’ Acceptances and Letters, respectively, at the times amounts become payable thereunder.

9.3                               Expense of Lender.

Upon the occurrence of any Default or Event of Default which has not been waived and is continuing, the Agent may take any action the Majority Lenders consider advisable in their sole discretion to remedy the effect of such Default or Event of Default. All expenses, costs and charges incurred by or on behalf of the Agent in connection with: (i) any remedial action taken pursuant to this Section; or (ii) any obligation of the Borrowers to the Agent or any one or more of the Lenders hereunder or under any other Credit Documents, including all reasonable fees, court costs, receiver’s or agent’s remuneration and other expenses shall be added to and form a part of the Total Outstandings.

9.4                               Remedies Cumulative.

The rights and remedies of the Lenders under the Credit Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by Law. Any single or partial exercise by the Lenders of any right or remedy for a default or breach of any term, covenant, condition or agreement contained herein or in any other Credit Documents shall not be deemed to be a waiver of or to alter, effect or prejudice any other right or remedy or other rights or remedies to which the Lenders may be lawfully entitled for the same default or breach. Any waiver by the Lenders of the strict observance, performance or compliance with any term, covenant, condition or agreement contained herein or in any other Credit Documents, and any indulgence granted by the Lenders shall be deemed not to be a waiver of any subsequent default or breach.

ARTICLE 10
PAYMENTS, COMPUTATIONS AND INDEMNITY

10.1                        Timing of Payments under this Agreement, etc.

(1)                                  Unless otherwise expressly provided in this Agreement, each Borrower shall make any payment required to be made by it to the Agent by depositing the amount of such payment in the appropriate Payment Account not later than 11:00 a.m. (Toronto time) on the date such payment is due.

(2)                                  Unless otherwise expressly provided in this Agreement, the Agent shall make any Accommodation or other payment to a Borrower hereunder by crediting or causing the crediting of its Borrower’s Canadian Dollar Account or the Borrower’s U.S. Dollar Account, as the case may be, with the amount of such Accommodation not later than 2:00 p.m. (Toronto time) on the date such Accommodation is to be made.

(3)                                  Each Borrower hereby authorizes the Agent, if and to the extent payment owed to the Agent by such Borrower is not made when due hereunder, to charge from time to time against such Borrower’s accounts with the Agent any amount so due.

(4)                                  Unless otherwise expressly provided in this Agreement, each Lender shall make any payment required to be made by it to the Agent hereunder by depositing the amount of such payment in the Payment Account not later than 12:00 noon (Toronto time) on the date such payment is due.

10.2                        Payments on Non-Business Days.

Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest. If any such extension would cause payment of interest on a LIBOR Advance to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

10.3                        Overdue Amounts.

All amounts owed by a Borrower to the Agent or any of the Lenders which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times, in the case of amounts payable in Canadian Dollars, to the rate per annum payable in respect of Floating Rate Advances plus 2% per annum and, in the case of amounts payable in U.S. Dollars, to the rate per annum payable in respect of U.S. Base Rate Advances plus 2% per annum.

10.4                        Application of Payments and Optional Prepayments.

(1)                                  All amounts received by the Agent from or on behalf of a Borrower pursuant to Article 10 in respect of any contingent liability of the Agent or any of the Lenders which has not yet become due or expired: (i) shall, unless otherwise provided in this Agreement, be held by the Agent in trust until such liability becomes due or expires, whichever is earlier; and (ii) shall be applied at such time firstly, in reduction of such liability, to the extent it has become due, and secondly, in accordance with Section 10.4(2).

(2)                                  All amounts received by the Agent from or on behalf of a Borrower and not previously applied pursuant to this Agreement shall be applied by the Agent as follows:

(a)                                  first, in reduction of such Borrower’s obligation to pay any unpaid interest accrued on the principal amount of Advances or on any other amount owing hereunder;

(b)                                 second, in reduction of such Borrower’s obligation to pay any Fees which are due and owing, and any costs, expenses or Losses referred to in Section 10.6 or 10.7;

(c)                                  third, in reduction of such Borrower’s obligation to pay any amounts due and owing on account of any unpaid principal amount of Advances which is due and owing;

(d)                                 fourth, in reduction of such Borrower’s obligation to pay any other unpaid Outstandings which are due and owing;

(e)                                  fifth, in reduction of any other obligation of such Borrower under this Agreement; and

(f)                                    sixth, to such Borrower or such other Persons as may lawfully be entitled to the remainder, or as any court of competent jurisdiction may otherwise direct.

10.5                        Computations of Interest and Fees.

(1)                                  All computations of interest shall be made by the Agent according to its practice daily, taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable pursuant to Section 3.3, and: (i) if based on the Floating Rate or the U.S. Base Rate in Canada or the United States, on the basis of a year of 365 days or 366 days in the case of a leap year; or (ii) if based on LIBOR, on the basis of a year of 360 days. Upon determination of the rates of interest applicable to any Accommodation hereunder, the Agent shall notify the Borrower and the Lenders of such rate.

(2)                                  All computations of Fees shall be made by the Agent on the basis of a year of 365 days or 366 days in the case of a leap year taking into account the actual number of days (including the first day but excluding the last day) occurring on the period for which such Fees are payable.

(3)                                  For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and (z) divided by 360; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(4)                                  Notwithstanding any provision to the contrary contained in this Agreement, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, Revised Statutes of Canada, 1985, c.46 as the same may be amended, replaced or re-enacted from time to time) payable under this Agreement exceed the maximum amount of interest on the “Credit advanced” (as defined in that section) under this Agreement lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the applicable Borrower and the Agent and the amount of such payment or collection shall be refunded to such Borrower. For purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term the Credit Facility is outstanding on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent will be conclusive for the purposes of such determination.

(5)                                  Each determination by the Agent of an amount of interest or Fees payable by the Borrower hereunder or of any amount payable by the Agent or any one or more of the Lenders shall be rebuttably presumed to be correct for all purposes absent manifest error.

10.6                        Judgment Currency.

(1)                                  If, for the purposes of obtaining judgment in any court, it is necessary to convert any sum due or owing hereunder or under any other Credit Document to the Agent or any one or more of the Lenders in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is granted.

(2)                                  The obligations of a Borrower in respect of any sum due in the Original Currency from it to the Agent or any one or more of the Lenders under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such Other Currency, the Agent may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due or owing to the Agent or any one or more of the Lenders in the Original Currency, such Borrower shall, as a separate obligation and notwithstanding any such judgment, indemnify the Agent or such Lender against such Loss, and if the amount of the Original Currency so purchased exceeds the sum originally due or owing to the Agent or any one or more of the Lenders in the Original Currency, the Agent or such Lender shall remit such excess to such Borrower.

10.7                        Costs and Expenses.

Each Borrower shall, whether or not the transactions hereby contemplated are consummated, pay all reasonable costs and expenses of the Agent and each of the Lenders in connection with the preparation, execution, delivery or enforcement of, and refinancing, renegotiation or restructuring of this Agreement and any other Credit Documents. The Agent has the sole discretion to select legal counsel to act for the Agent at the Borrowers’ expense.

10.8                        Indemnity for Change in Circumstances.

(1)                                  If: (i) any change in Law, or any change in the interpretation or application by any Governmental Entity of any Law occurring or becoming effective after the date hereof; or (ii) any compliance by the Agent or any of the Lenders with any direction, request or requirement (whether or not having the force of Law) of any Governmental Entity made or becoming effective (if not made prior to the date hereof) after the date hereof in either case shall have the effect of causing Loss to the Agent or any of the Lenders by:

(a)                                  increasing the cost to the Agent or any of the Lenders of performing its obligations under this Agreement or in respect of any Advance, Bankers’ Acceptance, BA Equivalent Note or Letter (including the costs of maintaining any capital, reserve or special deposit requirements in connection therewith);

(b)                                 requiring the Agent or any of the Lenders to maintain or allocate any capital or additional capital or affecting its allocation of capital in respect of its obligations under this Agreement or in respect of any Advance, Bankers’ Acceptance, BA Equivalent Note or Letter;

(c)                                  reducing any amount payable to the Agent or any of the Lenders under this Agreement or in respect of any Advance, Bankers’ Acceptance, BA Equivalent Note or Letter by any amount it deems material (other than a reduction resulting from a higher rate of income tax or other special tax relating to the Agent’s or any Lender’s income in general); or

(d)                                 causing the Agent or any of the Lenders to make any payment or to forego any return on, or calculated by reference to, any amount received or receivable by the Agent or such Lender under this Agreement in respect of any Advance, Bankers’ Acceptance, BA Equivalent Note or Letter;

then the Agent or such Lender may give notice to the Borrowers specifying the nature of the event giving rise to such Loss and the Borrowers shall, on demand by the Agent or such Lender, pay such amounts as the Agent or such Lender may specify to be necessary to compensate the Agent or such Lender for any such Loss incurred after the date of such notice. A certificate as to the amount of any such Loss, submitted in good faith by the Agent or a Lender to the Borrowers shall be conclusive and binding for all purposes absent manifest error.

(2)                                  If any Lender in any Lender Group (the “Affected Lender Group”) seeks additional compensation pursuant to Section 10.8(1), then IPSCO may indicate to the Agent in writing that it desires to replace the Affected Lender Group with one or more of the other Lender Groups, and the Agent shall then forthwith give notice to the other Lender Groups that any Lender Groups may, in the aggregate, acquire all (but not part) of the Lender Group Commitment of the Affected Lender Group and acquire all (but not part) of the rights and obligations of all the Lenders in the Affected Lender Group under each of the other Credit Documents (but in no event shall any other Lender Group or the Agent be obligated to do so). If one or more Lender Groups (collectively, the “Assenting Lender Groups” and, individually, an “Assenting Lender Group”) have given notice to the Agent that they wish to acquire all (but not part) of the Lender Group Commitment of the Affected Lender Group hereunder, then each Assenting Lender Group shall acquire its Pro Rata Share (based on the relative Lender Group Commitments of the Assenting Lender Groups) of such Lender Group Commitment, and the rights and obligations of all the Lenders in each such Assenting Lender Group under this Agreement and under each of the other Credit Documents shall be increased by its respective Pro Rata Share (based on the relative Lender Group Commitments of the Assenting Lender Groups) of the Lender Group Commitment of the Affected Lender Group, on a date mutually acceptable to the Assenting Lender Groups and the Affected Lender Group. On such date, the Agent shall give notice to each of the Assenting Lender Groups and the Borrowers setting out the amount of the Lender Group Commitment of the Affected Lender Group and the amount of the Outstandings of all of the Lenders in the Affected Lender Group to be acquired by the Assenting Lender Groups and each of the Assenting Lender Groups shall deposit with the Agent an amount equal to its Pro Rata Share of, and the Agent shall pay to the Affected Lender Group, the Outstandings of the Affected Lender Group in the manner agreed to by the Assenting Lender Groups and the Affected Lender Group, together with all interest accrued thereon, and all other amounts owing to the Affected Lender Group hereunder and, upon such payment, the Affected Lender Group shall cease to be a “Lender Group” and each Lender within such Assenting Lender Group shall cease to be a “Lender” for purposes of this Agreement and, in each case, shall no longer have any obligations hereunder. Upon the assumption of the Lender Group Commitment of the Affected Lender Group by one or more Assenting Lender Groups, Schedule B hereto shall be deemed to be amended to increase the Lender Group Commitment of each such Assenting Lender Group by the amount of such assumption.

10.9                        Indemnity Relating to Accommodations.

Upon notice from the Agent or any Lender to a Borrower (which notice shall be accompanied by a detailed calculation of the amount to be paid by such Borrower), such Borrower shall pay to the Agent or such Lender such amount or amounts as will compensate the Agent or such Lender for any loss, cost or expense incurred by it:  (i) in the liquidation or redeposit of any funds acquired by such Lender to fund or maintain any portion of a LIBOR Advance as a result of (A) the failure of such Borrower to borrow or make repayments on the date specified under this Agreement or in any notice from such Borrower to the Agent, or (B) the repayment or prepayment of any amounts on a day other than the payment dates prescribed herein; or (ii) with respect to any Bankers’ Acceptance, BA Equivalent Note or Letter, arising from any Claim, and including legal fees and disbursements, respecting the collection of amounts owing by such Borrower hereunder in respect of such Bankers’ Acceptance, BA Equivalent Note or Letter or the enforcement of the Agent’s or such Lender’s rights hereunder in respect of such Bankers’ Acceptance, BA Equivalent Note or Letter, including legal proceedings attempting to restrain the Agent or such Lender from paying any amount under such Bankers’ Acceptance, BA Equivalent Note or Letter. Any such loss, cost or expense may be computed as though the applicable Lender acquired deposits in the London interbank market or otherwise employed specific deposits to fund the applicable Accommodation whether or not such Lender actually did so.

10.10                 Indemnity for Transactional and Environmental Liability.

(1)                                  Each Borrower hereby agrees to indemnify, exonerate and hold the Agent and each Lender and each of their respective officers, directors, employees, agents and other representatives (collectively, the “Indemnified Parties”) free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs (including all documentary, recording, filing, mortgage or stamp taxes or duties), charges, liabilities and damages, and expenses in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which such indemnification hereunder is sought), and including legal fees and disbursements (collectively, in this Section 10.10(1), the “Indemnified Liabilities”), paid, incurred or suffered by, or asserted against, the Indemnified Parties or any of them for, with respect to, or as a direct or indirect result of: (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Accommodation obtained hereunder; or (ii) the execution, delivery, performance or enforcement of this Agreement or any Ancillary Agreement, except for such Indemnified Liabilities that a court of competent jurisdiction determines arose on account of the relevant Indemnified Party’s gross negligence or wilful misconduct.

(2)                                  Without limiting the generality of the indemnity set out in Section 10.10(1), each Borrower hereby further agrees to indemnify, exonerate and hold the Indemnified Parties free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and expenses in connection therewith, including legal fees and disbursements (collectively in this Section 10.10(2), the “Indemnified Liabilities”) paid, incurred or suffered by, or asserted against, the Indemnified Parties or any of them for, with respect to, or as a direct or indirect result of: (i) the presence on or under, or the Release from, any Assets of a Borrower or any of its Subsidiaries of any Hazardous Substance; or (ii) the breach or violation of any Environmental Law, regardless of whether caused by, or within the control of, a Borrower or any of its Subsidiaries, except for such Indemnified Liabilities that a court of competent jurisdiction determines arose on account of the relevant Indemnified Party’s gross negligence or wilful misconduct.

(3)                                  All obligations provided for in this Section 10.10 shall not be reduced or impaired by any investigation made by or on behalf of the Agent or any of the Lenders.

(4)                                  Each Borrower hereby agrees that, for the purposes of effectively allocating the risk of loss placed on such Borrower by this Section 10.10, the Agent and each of the Lenders shall be deemed to be acting as the agent or trustee on behalf of and for the benefit of its officers, directors and agents.

(5)                                  If, for any reason, the obligations of a Borrower pursuant to this Section 10.10 shall be unenforceable, such Borrower agrees to make the maximum contribution to the payment and satisfaction of each obligation that is permissible under Law, except to the extent that a court of competent jurisdiction determines such obligations arose on account of the gross negligence or wilful misconduct of any Indemnified Party.

(6)                                  The Agent and the Lenders agree to provide IPSCO with notice of any action, or the proposed settlement of any action, that may give rise to any Indemnified Liabilities (as defined in either Section 10.10(1) or (2)); provided that, the failure to give any such notice as aforesaid shall not affect the obligations of the Borrowers to the Indemnified Parties in accordance with the terms of this Agreement.

10.11                 Survival of Indemnities.

The provisions of Sections 10.8, 10.9 and 10.10 shall survive the termination of this Agreement and the repayment of all Outstandings. Each Borrower acknowledges that neither its obligation to indemnify, nor any actual indemnification by it of, the Agent or any of the Lenders hereunder in respect of legal fees and disbursements shall in any way affect the confidentiality or privilege relating to any information communicated by the Agent or any Lender to its counsel.

10.12                 Taxation on Payments.

Each Borrower hereby agrees:

(a)                                  that any and all payments made by such Borrower under or pursuant to any of the Credit Documents shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges, fees, duties or withholding or other charges of any nature imposed by any taxing authority, and all liabilities with respect thereto, imposed by any jurisdiction as a consequence or result of any action taken by such Borrower, including the making of any payment under or pursuant to any of the Credit Documents, excluding, in the case of the Agent or any Lender, taxes imposed on its income or capital taxes or receipts and franchise taxes (all such non-excluded taxes, levies, imposts, deductions, charges, fees, duties, withholdings and liabilities being hereinafter referred to as “Taxes”). If a Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable to the Agent or any Lender hereunder or pursuant to any of the other Credit Documents, the sum payable to the Agent or Lender, as the case may be, shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.12) the Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(b)                                 to indemnify and hold harmless the Agent and each Lender for the full amount of Taxes and for any incremental Taxes due to such Borrower’s failure to remit to the Agent and the Lenders the required receipts or other required documentary evidence or due to such Borrower’s failure to pay any Taxes when due to the appropriate taxing authority (including any Taxes imposed by any taxing authority on amounts payable under this Section 10.12) paid by the Agent or any Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally assessed. The Agent or any Lender who pays any Taxes shall promptly notify such Borrower of such payment and, if such payment was made pursuant to an incorrect or illegal assessment, shall reasonably cooperate with such Borrower, at the expense of such Borrower, in any dispute of such assessment. Payment pursuant to this indemnification shall be made within 14 days from the date the Agent or such Lender, as the case may be, makes written demand therefor; and

(c)                                  that without prejudice to the survival of any other agreement of such Borrower hereunder, the agreements and obligations of such Borrower contained in this Section shall survive the repayment of the Outstandings hereunder and the termination of this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1                        Notices, etc.

(1)                                  All Notices provided for in this Agreement or in the other Credit Documents shall be in writing and shall be delivered by courier to an officer or other responsible employee of the addressee or sent by facsimile, charges prepaid, at or to the applicable addresses or facsimile numbers, as the case may be, set opposite the party’s name in Schedule K hereto or at or to such other address or addresses or facsimile number or numbers as any party hereto may from time to time designate to the other parties in such manner. Any communication which is delivered by courier as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Business Day next following such date of delivery. Any communication which is transmitted by facsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Business Day next following such date of transmission.

(2)                                  Each Accommodation Notice and any notice of a prepayment shall be irrevocable and binding on the Borrower delivering the same. With respect to any Accommodation Notice, the Agent may act upon the basis of telephonic notice believed by it in good faith to be from a Borrower prior to receipt of an Accommodation Notice. In the event of conflict between the Agent’s record of the applicable terms of any Accommodation and such Accommodation Notice, the Agent’s record shall prevail and each Borrower hereby irrevocably waives its rights, if any, to dispute the terms of such Accommodation absent manifest error.

11.2                        Public Announcements and Exchange of Information.

(1)                                  Except as required by Law or by any stock exchange, none of the parties hereto shall issue any press release or make any other public statement or announcement relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties hereto to the contents and the manner of presentation and publication thereof.

(2)                                  The Agent or any Lender may deliver a copy of any financial statement or any other information relating to the business, Assets or condition (financial or otherwise) of IPSCO or any of its Subsidiaries or of any Borrower or any of its Subsidiaries which may be furnished to it under this Agreement or otherwise to the others.

11.3                        Time of the Essence.

Time shall be of the essence of this Agreement.

11.4                        Third Party Beneficiaries.

Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person, other than the parties hereto, the other Persons contemplated in Section 10.10 and any Wholly-Owned Subsidiary of IPSCO that executes and delivers an Assumption Agreement to the Agent, and no Person, other than the parties hereto, the other Persons contemplated in Section 10.10 and any Wholly-Owned Subsidiary of IPSCO that executes and delivers an Assumption Agreement to the Agent, shall be entitled to rely on the provisions hereof in any action, suit, proceeding, hearing or other forum.

11.5                        Enurement.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and any Person becoming a party to this Agreement through the procedure set out in Section 11.8. This Agreement shall be binding upon any successors and assigns and enure to the benefit of any permitted successors and assigns.

11.6                        Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

11.7                        Knowledge.

Where any representation or warranty contained in this Agreement or any other Credit Document is expressly qualified by reference to the knowledge of a Borrower, or where any other reference is made herein or in any Ancillary Agreement to the knowledge of a Borrower, it shall be deemed to refer to the knowledge of each of the Borrowers. Each Borrower confirms that it has made due and diligent inquiry of those of its officers, agents and senior employees (including appropriate officers, agents and senior employees of each other Borrower) as it considers necessary as to the matters that are the subject of such representations, warranties or references.

11.8                        Assignments and Participations.

(1)                                  Except as provided in this Section, none of the rights or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties.

(2)

(a)                                  Any Lender may, subject to the terms of this Section 11.8(2), (i) without the consent of IPSCO or any other Borrower, grant participations in all or any part of the Credit Facility to one or more Persons (each a “Participant”); or (ii) assign all or any part of its interest in the Credit Facility to one or more Persons (excluding any Person that is a natural person) (each an “Assignee”); provided that (x) no such Participant shall be entitled to receive any greater payment, on a cumulative basis, pursuant hereto than the Lender which granted such participation would have been entitled to, and (y) so long as no Default of Event of Default has occurred and is continuing at the time of such assignment, no assignment to an Assignee under clause (ii) may be made (except to any existing Lender, an

Affiliate of a Lender or an Approved Fund) without the prior written consent of IPSCO, which consent shall not be unreasonably withheld or delayed.

(b)                                 Notwithstanding any other provision of this Agreement, each Lender agrees that it shall not assign any portion of its rights and obligations under this Agreement, including any portion of its Commitment, to any Assignee (except to any existing Lender, an Affiliate of a Lender or an Approved Fund) without the prior written consent of the Agent and the Issuing Lender, such consent not to be unreasonably withheld.

(c)                                  No assignment by a Lender of its Commitment hereunder shall be for an amount less than $5,000,000 unless the Commitment of such Lender at the time of such assignment is less than that amount and the entirety of its Commitment is disposed of. The parties to each such assignment shall execute and deliver an Assignment Agreement to the Issuing Lender for its consent and to the Agent, for its consent and recording in the Register (as defined below). After such execution, delivery, consent and recording (i) the Assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it, have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement, other than obligations in respect of which it is then in default and liabilities arising from its actions prior to the assignment. In the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto.

(d)                                 The Agent shall maintain at its address referred to herein a copy of each Assignment Agreement delivered to and acknowledged by it and a register for recording the names and addresses of the Lenders and the Lender Group Commitment of each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Borrowers, the Agent, each of the Lenders and each of the other Credit Parties may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, and need not recognize any person as a Lender unless it is recorded in the Register as a Lender. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an Assignee and approved by the Agent, the Issuing Lender and IPSCO, if applicable, the Agent shall, if the Assignment Agreement has been completed and is in the required form with such immaterial changes as are acceptable to the Agent:

(i)                             record the information contained therein in the Register; and

(ii)                          give prompt notice thereof to the Borrowers and the other Lenders, and provide them with an updated version of Schedule B.

(e)                                  The Agent or any Lender may deliver a copy of any financial statement or any other information relating to the business, Assets or condition (financial or otherwise) of IPSCO or any of its Subsidiaries or of any Borrower or any of its Subsidiaries which may be furnished to it under this Agreement or otherwise to any Participant or Assignee or any prospective Participant or Assignee; provided that each such delivery is made on the understanding that the information contained therein is confidential in nature.

(f)                                    Without limitation of its obligations hereunder, each Borrower shall, at its sole cost and expense, give such certificates, acknowledgements and further assurances in respect of this Agreement and the Credit Facility as any Lender may reasonably require in connection with any participation or assignment pursuant to this Section.

(g)                                 In the case of any grant of any participation to any Participant, no such Participant shall become a Lender and:

(i)                                     the Lender’s obligations under this Agreement (including its Commitment) shall remain unchanged;

(ii)                                  the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)                               the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement; and

(iv)                              no Participant shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Person therefrom; provided that, for greater certainty, the foregoing shall not limit or restrict a Lender from agreeing with its Participant that such Lender will not, without the consent of such Participant, consent to any amendment or waiver in respect of any matter described in Sections 12.14(b)(i) to (viii) of this Agreement that affects such Participant.

(h)                                 The Lender effecting, or the Assignee receiving, an assignment in accordance with this Section 11.8 shall pay a processing fee of Cdn.$3,500 to the Agent and any purported assignment by a Lender shall not be effective until such processing fee is paid.

11.9                        Non-Merger.

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties of the parties contained in this Agreement and the other Credit Documents shall not merge on and shall survive the Closing and the making of any Accommodation, and notwithstanding such closing or Accommodation, or any investigation made by or on behalf of any party, shall continue in full force and effect. Neither Closing nor the making of any Accommodation shall prejudice any right of one party against any other party in respect of anything done or omitted hereunder or under any of the other Credit Documents or in respect of any right to damages or other remedies.

11.10                 Right to Combine and Set-Off.

Upon the occurrence and during the continuance of any Event of Default, the Agent or any one or more of the Lenders is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to combine, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of any Borrower with or against any and all of the obligations of such Borrower or any other Borrower now or hereafter existing under any of the Credit Documents, irrespective of whether or not the Agent or such Lender shall have made any demand under any of the Credit Documents and although such obligations may be unmatured. The Agent or Lender agrees promptly to notify each Borrower after any such combination or set-off and application made by the Agent or Lender; provided that the failure to give such notice shall not affect the validity of such combination or set-off and application. The rights of the Agent and the Lenders under this Section are in addition to other rights and remedies (including other rights of combination and set-off) which the Agent and the Lenders may have.

11.11                 Certificates and Opinions.

Whenever the delivery of a certificate or opinion is a condition precedent to the taking of any action by the Agent under any of the Credit Documents, the truth and accuracy of the facts and opinion stated in such certificate or opinion shall in each case be conditions precedent to the right of the Borrowers to have such action taken, and each statement of fact contained therein shall be deemed to be a representation and warranty of the Borrowers for the purpose of this Agreement.

11.12                 Permitted Encumbrances.

The designation of any Encumbrance as a Permitted Encumbrance is not, and shall not be deemed to be, an acknowledgement by the Agent or any of the Lenders that any such Encumbrance is valid and enforceable or entitles the holder of such Encumbrance to any priority over any of the Assets of the Borrowers or any of their Subsidiaries.

11.13                 USA Patriot Act.

Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers which information includes the name and address of each of the Borrowers, and other information that will allow the Lenders to identify the Borrowers in accordance with the Patriot Act.

ARTICLE 12
THE AGENT

12.1                        Appointment and Authorization of Agent.

Each Lender hereby appoints and authorizes, and hereby agrees that it will require any assignee of any of its interest in the Credit Documents (other than the holder of a participation in its interest herein or therein) to appoint and authorize, the Agent to take such actions as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by such Lender by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any of the Lenders for any action taken or omitted to be taken by it or them under the Credit Documents or in connection therewith, except for its own gross negligence or wilful misconduct, and each Lender hereby acknowledges that the Agent is entering into the provisions of this Article 12 on its own behalf and as agent and trustee for its directors, officers, employees and agents.

12.2                        Interest Holders.

The Agent may treat each Lender set forth in Schedule B hereto as the holder of all of the interests of such Lender under the Credit Documents unless it has received an instrument of assumption with respect to all or any part thereof.

12.3                        Consultation with Counsel.

The Agent may consult with legal counsel selected by it as counsel for the Agent and shall not be liable for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of such counsel.

12.4                        Documents.

The Agent shall not be under any duty to the Lenders to examine, enquire into or pass upon the validity, effectiveness or genuineness of the Credit Documents or any instrument, document or communication furnished pursuant to or in connection with the Credit Documents, and the Agent shall, as regards the Lenders, be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

12.5                        Agent as Lender.

With respect to those portions of the Credit Facility made available by it, the Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not the Agent. The Agent and its affiliates may accept deposits from, lend money to, act as agent for any Persons lending money to and generally engage in any kind of business with any Borrower and its affiliates and Persons doing business with any Borrower and any of its affiliates as if it were not the Agent, and without any obligation to account to the Lenders therefor and the Agent may exercise its rights and powers with respect thereto as though it were not the Agent.

12.6                        Responsibility of Agent.

The duties and obligations of the Agent to the Lenders under the Credit Documents are only those expressly set forth therein. The Agent shall not have any duty to the Lenders to investigate whether a Default or an Event of Default has occurred. The Agent shall, as regards the Lenders, be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Agent has actual knowledge or has been notified by a Borrower of such fact or has been notified by a Lender that such Lender considers that a Default or Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof.

12.7                        Action by Agent.

The Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it on behalf of the Lenders by and under this Agreement; provided, however, that the Agent shall not exercise any rights under Section 9.1 or under the Guarantees or expressed to be on behalf of or with the approval of the Majority Lenders without the request, consent or instructions of the Majority Lenders. Furthermore, any rights of the Agent expressed to be on behalf of or with the approval of the Majority Lenders shall be exercised by the Agent upon the request or instructions of the Majority Lenders. The Agent shall incur no liability to the Lenders under or in respect of any of the Credit Documents with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct. The Agent shall in all cases be fully protected in acting or refraining from acting under any of the Credit Documents in accordance with the instructions of the Majority Lenders (or, when expressly required by any Credit Document, all the Lenders), and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders. In respect of any notice by or action taken by the Agent hereunder, the Borrowers shall at no time be obligated to enquire as to the right or authority of the Agent to so notify or act.

12.8                        Notice of Events of Default.

In the event that the Agent shall acquire actual knowledge or shall have been notified of any Default or Event of Default, the Agent shall promptly notify the Lenders and shall take such action and assert such rights under Section 9.1 of this Agreement and under the Credit Documents as the Majority Lenders shall request in writing and the Agent shall not be subject to any liability by reason of its acting pursuant to such request. If the Majority Lenders shall fail for 5 Business Days after receipt of the notice of any Default or Event of Default to request the Agent to take such action or to assert such rights under any of the Credit Documents in respect of such Default or Event of Default, the Agent may, but shall not be required to, and subject to subsequent specific instructions from the Majority Lenders, take such action or assert such rights (other than rights under Section 9.1 of this Agreement and other than giving an express waiver of any Default or any Event of Default) as it deems in its discretion to be advisable for the protection of the Lenders except that, if the Majority Lenders have instructed the Agent not to take such action or assert such rights, in no event shall the Agent act contrary to such instructions unless required by Law to do so.

12.9                        Responsibility Disclaimed.

Except for the Agent’s gross negligence or wilful misconduct, the Agent shall not be under any liability or responsibility whatsoever as agent hereunder:

(a)                                  to any Borrower or any other Person as a consequence of any failure or delay in the performance by, or any breach by, any Lender or Lenders of any of its or their obligations under any of the Credit Documents;

(b)                                 to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, any Borrower of any of its obligations under any of the Credit Documents; or

(c)                                  to any Lender or Lenders for any statements, representations or warranties in any of the Credit Documents, or in any other documents contemplated thereby, or in any other information provided pursuant to any of the Credit Documents, or in any other documents contemplated thereby, or for the validity, effectiveness, enforceability or sufficiency of any of the Credit Documents, or in any other document contemplated thereby.

12.10                 Indemnification.

The Lenders jointly and severally agree to indemnify the Agent (to the extent not reimbursed by the Borrowers) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of any of the Credit Documents, or any other document contemplated thereby, or any action taken or omitted by the Agent under any of the Credit Documents, or any document contemplated thereby, except that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent; provided that the aggregate liability of any Lender under this Section 12.10 shall be limited to its Lender Group’s Pro Rata Share of the aggregate liability of all the Lender Groups under this Section 12.10.

12.11                 Credit Decision.

Each Lender represents and warrants to the Agent that:

(a)                                  in making its decision to enter into this Agreement and to make its Pro Rata Share of the Credit Facility available to the Borrowers, it is independently taking whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrowers and that it has made an independent credit judgment without reliance upon any information furnished by the Agent; and

(b)                                 so long as any portion of the Credit Facility is being utilized by any Borrower, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrowers.

12.12                 Successor Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this Section 12.12, the Agent: (i) may resign at any time by giving 30 days written notice thereof to the Lenders; or (ii) may be removed by the Majority Lenders at any time when any action taken or omitted to be taken by it under the Credit Documents or in connection therewith was taken or omitted to be taken in a manner which was grossly negligent or exhibited wilful misconduct. Upon any such resignation or removal, the Majority Lenders and, prior to a Default, with the prior written consent of IPSCO (not to be unreasonably withheld), shall have the right to appoint a successor Agent who shall be one of the Lenders unless none of the Lenders wishes to accept such appointment. If no successor Agent shall have been so appointed and shall have accepted such appointment by the time of such resignation or removal, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank organized under the laws of Canada which has combined capital and reserves in excess of $250,000,000 and has an office in Toronto. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring or removed Agent (other than in its capacity as a Lender) and the retiring or removed Agent shall be discharged from its duties and obligations hereunder (other than in its capacity as a Lender). After any retiring or removed Agent’s resignation or removal hereunder as the Agent, the provisions of this Article 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

12.13                 Delegation by Agent.

With the prior approval of the Majority Lenders, the Agent shall have the right to delegate any of its duties or obligations hereunder as Agent to any affiliate of the Agent so long as the Agent shall not thereby be relieved of such duties or obligations.

12.14                 Waivers and Amendments.

(a)                                  Subject to Sections 12.14(b) and (c), any term, covenant or condition of any of the Credit Documents may only be amended with the consent of the Borrowers who are party thereto and the Majority Lenders or compliance therewith by the Borrowers may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Majority Lenders and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation, so amended or waived (whether such amendment is executed or such consent or waiver is given before or after such failure), shall not be construed as a breach of such covenant, condition or obligation or as a Default or Event of Default.

(b)                                 Notwithstanding Section 12.14(a), without the prior written consent of each Lender, no such amendment or waiver shall apply if a Credit Document expressly requires the written consent of all Lenders, or if any such amendment or waiver shall:

(i)                                     increase the amount of the Credit Facility or the amount of the Lender Group Commitment of any Lender Group, or alter the terms of Section 2.2;

(ii)                                  extend the term of the Credit Facility or amend the provisions of this Agreement dealing with the types of Accommodations available hereunder;

(iii)                               extend the time for the payment of the interest on the Accommodations, forgive any portion of principal thereof, reduce the stated rate of interest thereon or amend the requirement of pro rata application of all amounts received by the Agent in respect of the Credit Facility;

(iv)                              change the percentage of the Lenders’ requirement to constitute the Majority Lenders or otherwise amend the definition of Majority Lenders;

(v)                                 reduce the stated amount of any Fees to be paid pursuant to this Agreement;

(vi)                              permit any subordination of the indebtedness hereunder;

(vii)                           release or amend any of the Guarantees, in whole or in part; or

(viii)                        alter the terms of this Section 12.14.

(c)                                  Without the prior written consent of the Agent, no amendment to or waiver of any provision of this Agreement to the extent it affects the rights or obligations of the Agent shall be effective.

12.15                 Determination by Agent Presumed to be Correct.

Any determination to be made by the Agent on behalf of or with the approval of the Lenders or the Majority Lenders under this Agreement shall be made by the Agent in good faith and, if so made, shall be rebuttably presumed to be correct.

12.16                 Remittance of Payments.

Forthwith after the withdrawal from the Payment Account by the Agent of any payment of principal, interest, fees or other amounts for the benefit of the Lenders pursuant to this Agreement or forthwith after receipt of amounts received pursuant to the Guarantees, the Agent shall, subject to Sections 2.2(2), 3.1(2) and 10.8(2), remit to each Lender, in immediately available funds, such Lender’s Pro Rata Share of such payment; provided that if the Agent, on the assumption that it will receive, on any particular date, a payment of principal (including a prepayment), interest, fees or other amount hereunder, remits to each Lender its Pro Rata Share of such payment and the applicable Borrower fails to make such payment, each of the Lenders agrees to repay to the Agent, forthwith on demand, to the extent that such amount is not recovered from the applicable Borrower on demand, the amount of the payment made to it pursuant to this Section, together with interest thereon at the rate payable hereunder by such Borrower in respect of such amount for each day from the date such amount is remitted to the Lenders until the date such amount is paid or repaid to the Agent, the exact amount of the repayment required to be made by the Lenders pursuant to this Section to be as set forth in a certificate delivered by the Agent to each Lender, which certificate shall constitute prima facie evidence of such amount of repayment.

12.17                 Redistribution of Payment.

If any Lender shall exercise any right of counter-claim, set-off or banker’s lien or similar right with respect to the Assets of any Borrower or if under any applicable bankruptcy, insolvency or other similar law it receives a secured claim the security for which is a debt owed by it to any Borrower, it shall apportion the amount thereof proportionately between:

(a)                                  amounts outstanding at such time owed by such Borrower to such Lender under this Agreement, which amounts shall be applied in accordance with this Agreement; and

(b)                                 amounts otherwise owed to it by such Borrower.

If a Lender shall, through the exercise of a right, or the receipt of a secured claim described above or otherwise, receive payment of a portion of the aggregate amount of principal and interest due to it hereunder which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due in respect of the Credit Facility (having regard to the respective Outstandings of the Lenders), the Lender receiving such proportionately greater payment shall purchase a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in that portion of the aggregate Outstandings of the other Lender or Lenders so that the respective receipts shall be pro rata to their respective participation in the Outstandings; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered by a Borrower, such purchase shall be rescinded and the purchase price paid for such participation shall be returned by such selling Lender or Lenders to the extent of such recovery, but without interest. Such Lender shall exercise its rights in respect of such claim in a manner consistent with the rights of the Lenders entitled under this Section 12.17 to share in the benefits of any recovery on such claims. If any Lender does any act or thing permitted by this Section 12.17, it shall promptly provide copies of such particulars to the other Lenders.

12.18                 Distribution of Notices.

Within five Business Days (or such shorter time as may be expressly required by this Agreement) of receipt by the Agent of any material notice or other material document which is delivered to the Agent hereunder, the Agent shall provide a copy of such notice or other document to each of the Lenders.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officer thereunto duly authorized, on the date first above written.

IPSCO INC.

Per:	/s/ Vicki L. Avril
Authorized Signing Officer

Per:	/s/ David S. Sutherland
Authorized Signing Officer

IPSCO SASKATCHEWAN INC.

Per:	/s/ Vicki L. Avril
Authorized Signing Officer

Per:	/s/ John W. Comrie
Authorized Signing Officer

IPSCO STEEL INC.

Per:	/s/ Vicki L. Avril
Authorized Signing Officer

Per:	/s/ David S. Sutherland
Authorized Signing Officer

IPSCO ENTERPRISES INC.

Per:	/s/ Vicki L. Avril
Authorized Signing Officer

Per:	/s/ David S. Sutherland
Authorized Signing Officer

S1

IPSCO ALABAMA LTD.

Per:	/s/ Vicki L. Avril
Authorized Signing Officer

Per:	/s/ David S. Sutherland
Authorized Signing Officer

IPSCO STEEL (ALABAMA) INC.

Per:	/s/ Vicki L. Avril
Authorized Signing Officer

Per:	/s/ David S. Sutherland
Authorized Signing Officer

THE TORONTO-DOMINION BANK, as Agent

Per:	/s/ Wayne M. Shipto
Authorized Signing Officer

Per:
Authorized Signing Officer

JPMORGAN CHASE BANK, N.A., as Syndication Agent

Per:	/s/ Jeffrey Coleman
Authorized Signing Officer

Per:
Authorized Signing Officer

S2

THE TORONTO-DOMINION BANK, as Lender to Canadian Borrowers

Per:	/s/ Gary Nevison
Authorized Signing Officer

Per:	/s/ Illegible Signature
Authorized Signing Officer

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH as Lender to Canadian Borrowers

Per:	/s/ Jeffrey Coleman
Authorized Signing Officer

Per:
Authorized Signing Officer

ROYAL BANK OF CANADA, as Lender to Canadian Borrowers

Per:	/s/ Mark Beck
Authorized Signing Officer

Per:
Authorized Signing Officer

BANK OF AMERICA N.A., BY ITS CANADA BRANCH, as Lender to Canadian Borrowers

Per:	/s/ Nelson Lam
Authorized Signing Officer

Per:
Authorized Signing Officer

S3

ABN AMRO BANK N.V., CANADA BRANCH, as Lender to Canadian Borrowers

Per:	/s/ Lawrence J. Maloncy
Authorized Signing Officer

Per:	/s/ Yvon Jeghers
Authorized Signing Officer

THE BANK OF NOVA SCOTIA, as Lender to Canadian Borrowers

Per:	/s/ James J. Rhee
Authorized Signing Officer

Per:	/s/ Anastasia Kotsidis
Authorized Signing Officer

BANK OF MONTREAL, as Lender to Canadian Borrowers

Per:	/s/ Sean Gallaway
Authorized Signing Officer

Per:
Authorized Signing Officer

TORONTO DOMINION (TEXAS) LLC, as Lender to U.S. Borrowers

Per:	/s/ Illegible Signature
Authorized Signing Officer

Per:	/s/ Illegible Signature
Authorized Signing Officer

S4

JPMORGAN CHASE BANK, N.A., as Lender to U.S. Borrowers

Per:	/s/ Jeffrey Coleman
Authorized Signing Officer

Per:
Authorized Signing Officer

ROYAL BANK OF CANADA, ACTING THROUGH A NEW YORK BRANCH, as Lender to the U.S. Borrowers

Per:	/s/ Illegible Signature
Authorized Signing Officer

Per:
Authorized Signing Officer

BANK OF AMERICA, N.A., as Lender to the U.S. Borrowers

Per:	/s/ Sharon Burks Horns
Authorized Signing Officer

Per:
Authorized Signing Officer

ABN AMRO BANK N.V., as Lender to the U.S. Borrowers

Per:	/s/ Lawrence J. Maloney
Authorized Signing Officer

Per:	/s/ Yvon Jeghers
Authorized Signing Officer

S5

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender to the U.S. Borrowers

Per:	/s/ Charles W. Reed
Authorized Signing Officer

Per:	/s/ Kathleen M. Savard
Authorized Signing Officer

THE BANK OF NOVA SCOTIA, BY ITS ATLANTA AGENCY, as Lender to the U.S. Borrowers

Per:	/s/ William E. Zarrett
Authorized Signing Officer

Per:
Authorized Signing Officer

BANK OF MONTREAL, CHICAGO BRANCH, as Lender to the U.S. Borrowers

Per:	/s/ Illegible Signature
Authorized Signing Officer

Per:
Authorized Signing Officer

FIFTH THIRD BANK (CHICAGO), as Lender to the U.S. Borrowers

Per:	/s/ Todd Ritz
Authorized Signing Officer

Per:	/s/ Lynn Durning
Authorized Signing Officer

S6

SCHEDULE A

FORM OF ASSUMPTION AGREEMENT

THIS AGREEMENT made the • day of •, 2000.

TO:	The Toronto-Dominion Bank, as agent (the “Agent”)

AND TO:	JPMorgan Chase Bank, N.A., as syndication agent (the “Syndication Agent”)

AND TO:

The Toronto-Dominion Bank, JPMorgan Chase Bank, N.A., Toronto Branch, Royal Bank of Canada, Bank of America N.A., by its Canada Branch, ABN AMRO Bank, N.V., Canada Branch, The Bank of Nova Scotia, Bank of Montreal, Toronto Dominion (Texas) LLC, JPMorgan Chase Bank, N.A., Royal Bank of Canada, acting through a New York Branch, Bank of America, N.A., ABN AMRO Bank N.V., Wells Fargo Bank, National Association, The Bank of Nova Scotia, by its Atlanta Agency, Bank of Montreal, Chicago Branch, and Fifth Third Bank (Chicago) (the “Lenders”)

WHEREAS IPSCO Inc. (“IPSCO”), IPSCO Saskatchewan Inc., IPSCO Steel Inc., IPSCO Enterprises Inc., IPSCO Alabama Ltd., IPSCO Steel (Alabama) Inc., the Agent, the Syndication Agent and the Lenders entered into a Revolving Credit Agreement dated as of the 19th day of November, 2004 (as amended, supplemented, restated or replaced from time to time, the “Revolving Credit Agreement”);

AND WHEREAS the Revolving Credit Agreement contemplates Wholly-Owned Subsidiaries of IPSCO qualifying for Accommodations pursuant to the Revolving Credit Agreement;

AND WHEREAS the undersigned is a Wholly-Owned Subsidiary of IPSCO and is desirous of securing Accommodations pursuant to the Revolving Credit Agreement;

AND WHEREAS the Revolving Credit Agreement provides that the undersigned must, as a pre-condition to obtaining any Accommodation, execute an Assumption Agreement pursuant to which it assumes all rights, obligations and liabilities of a Borrower under the Revolving Credit Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants herein contained and the mutual covenants contained in the Revolving Credit Agreement, the undersigned hereby agrees as follows:

1.                                       Definitions. In this Agreement, unless otherwise provided, all capitalized terms shall have the meanings ascribed thereto in the Revolving Credit Agreement.

2.                                       Assumption of Obligations. The undersigned hereby undertakes and agrees to assume, perform and discharge all duties, obligations, covenants and agreements of a Borrower in accordance with the terms contained in the Revolving Credit Agreement and to be bound by the terms of the Revolving Credit Agreement in all respects as if it were a signatory thereto.

3.                                       Successors and Assigns. The terms of this Agreement shall be binding upon the undersigned and its successors and assigns and shall enure to the benefit of the Agent, the Syndication Agent, the Lenders, the undersigned and their respective successors and permitted assigns.

4.                                       Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein.

IN WITNESS WHEREOF this Agreement has been duly executed.

•

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

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SCHEDULE B

LENDER GROUPS AND COMMITMENTS

	Lender Group	Canadian Lenders	U.S. Lenders	Lender Group Commitment
1.	The Toronto-Dominion Bank and Toronto Dominion (Texas) LLC	The Toronto-Dominion Bank	Toronto Dominion (Texas) LLC	U.S.	$22,000,000
2.	JPMorgan Chase Bank, N.A., Toronto Branch and JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A., Toronto Branch	JPMorgan Chase Bank, N.A.	U.S.	$22,000,000
3.	Royal Bank of Canada and Royal Bank of Canada, acting through a New York Branch	Royal Bank of Canada	Royal Bank of Canada, acting through a New York Branch	U.S.	$18,000,000
4.	Bank of America N.A., by its Canada Branch and Bank of America, N.A.	Bank of America N.A., by its Canada Branch	Bank of America, N.A.	U.S.	$18,000,000
5.	ABN AMRO Bank N.V., Canada Branch and ABN AMRO Bank N.V.	ABN AMRO Bank N.V., Canada Branch	ABN AMRO Bank N.V.	U.S.	$18,000,000
6.	Wells Fargo Bank, National Association		Wells Fargo Bank, National Association	U.S.	$14,000,000
7.	The Bank of Nova Scotia and The Bank of Nova Scotia, by its Atlanta Agency	The Bank of Nova Scotia	The Bank of Nova Scotia, by its Atlanta Agency	U.S.	$14,000,000
8.	Bank of Montreal and Bank of Montreal, Chicago Branch	Bank of Montreal	Bank of Montreal, Chicago Branch	U.S.	$14,000,000
9.	Fifth Third Bank (Chicago)		Fifth Third Bank (Chicago)	U.S.	$10,000,000
			Total	U.S.	$150,000,000

SCHEDULE C

FORM OF GUARANTEE

GUARANTEE

THIS GUARANTEE made the • day of •, 2000..

BY:

•, a [corporation incorporated] under the laws of the

(herein called the “Guarantor”)

- in favour of -

THE TORONTO-DOMINION BANK, a Canadian chartered bank, as agent for the Lenders (as defined below) under the Credit Agreement (as defined below)

(herein called the “Agent”)

WHEREAS (the “Debtor”), a [corporation incorporated] under the laws of •, is or will become indebted, liable and obligated to the Agent and certain lenders (the “Lenders”) pursuant to a revolving credit agreement (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”) dated as of the 19th day of November, 2004, among IPSCO Inc. (“IPSCO”), IPSCO Saskatchewan Inc., IPSCO Steel Inc., IPSCO Enterprises Inc., IPSCO Alabama Ltd., IPSCO Steel (Alabama) Inc., such other Borrowers as become parties thereto from time to time, the Agent, the Syndication Agent and the Lenders;

AND WHEREAS the Guarantor and the Debtor are operated as part of one consolidated business entity and are directly dependant upon each other for and in connection with their respective business activities and their respective financial resources;

AND WHEREAS the Guarantor has received and continues to receive direct economic and financial benefits from the Obligations (as defined below) incurred under the Credit Agreement by the Debtor and from the Guarantor’s Liabilities (as defined below) incurred under this Guarantee by the Guarantor, and the incurrence of the Obligations and the Guarantor’s Liabilities is in the best interests of the Guarantor;

[AND WHEREAS the Debtor provides financial assistance to the Guarantor as needed from time to time and provides working capital and other financial support to the Guarantor on an ongoing basis;] [Note:  This recital will only be in the Subsidiary Guarantees.]

AND WHEREAS the Guarantor has agreed to enter into this Guarantee for the purpose of guaranteeing all of the Obligations, and acknowledges its entry into this Guarantee is an inducement to the Agent and the Lenders to make certain Accommodations (as defined in the Credit Agreement) available to [both] the Debtor [and the Guarantor] and whereby the Guarantor will derive substantial direct and indirect economic financial benefits from the provision of such Accommodations;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby covenants and agrees with the Agent, on its own behalf and as agent for the Lenders, as follows:

1.                                       Defined Terms

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

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2.                                       Guarantee

(a)                                  The Guarantor hereby unconditionally, and jointly and severally with all other guarantors, if any, guarantees to the Agent, on its own behalf and as agent for the Lenders, as and by way of a continuing guarantee, the due, prompt and complete payment, performance and satisfaction of all obligations, indebtedness and liabilities of the Debtor to the Agent and the Lenders under or in connection with the Credit Documents, including (without limitation) all obligations, indebtedness and liabilities of the Debtor for all Accommodations made to it under the Credit Agreement and any obligations of the Debtor under any Guarantee executed by the Debtor, and whether present or future, direct or indirect, absolute or contingent, matured or not, wheresoever and howsoever incurred and any ultimate unpaid balance thereof, and in any currency, and whether incurred prior to, at the time of or subsequent to the execution hereof (collectively called the “Obligations”), including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. 502(b) and 506(b), provided, however, that the Guarantor shall be liable under this Guarantee only for the maximum amount of such liability that can be hereby incurred without rendering this Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer and not for any greater amount.

(b)                                 The Guarantor hereby acknowledges receipt of complete communication of all the terms and conditions of the Credit Documents and consents to and approves the same. This Guarantee and all of the debts, liabilities and obligations hereunder (collectively, the “Guarantor’s Liabilities”) shall take effect and be binding upon the Guarantor notwithstanding, and shall not be discharged nor shall the Guarantor’s liability hereunder be affected by, any defect, irregularity or informality in or omission from the Credit Documents nor by any legal limitation, disability, incapacity or want of any borrowing powers of or by the Debtor or any legal limitation (whether statutory or otherwise) affecting the Agent’s or the

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Lenders’ rights against the Debtor or want of authority of any director, manager, official or other person appearing to be acting for the Debtor in any matter in respect of the Obligations, and in any such event, all amounts in respect of the Obligations shall be recoverable by the Agent from the Guarantor as sole and principal debtor and shall be paid to the Agent on demand with interest at the interest rates borne by the respective Obligations plus 2% per annum (such rates herein referred to as the “Interest Rate”) calculated monthly in arrears.

(c)                                  Without prejudice to or in any way limiting, lessening, releasing, discharging, mitigating, impairing or affecting the Guarantor’s Liabilities and without obtaining the consent of or giving notice to the Guarantor, the Agent and the Lenders may deal with the Debtor in respect of the Obligations as the Agent and the Lenders may see fit, and whether or not such dealings are in breach (intentional, negligent or otherwise) of the Agent’s or the Lenders’ agreements (express or implied) with the Debtor, and, without limiting the generality of the foregoing, the Agent and the Lenders may: vary or amend any terms and conditions of the Credit Documents (except for the terms and conditions of this Guarantee); grant time, renewals, extensions, indulgences, releases and discharges to, and accept compositions from, or otherwise deal with the Debtor and others as the Agent and the Lenders may see fit; renew, vary or determine any accommodation given to the Debtor; hold over, renew, modify or release any security or guarantee now or hereafter held from the Debtor, the Guarantor or any other person in respect of the Obligations; and grant time or indulgence to the Debtor or any other person. The Agent and the Lenders may take security (which herein includes, without limitation, other guarantees) from the Debtor, the Guarantor or others, abstain from taking or perfecting such security or vary, exchange, renew, discharge, give up, realize on, in whole or in part, or otherwise deal with such security as the Agent and the Lenders may see fit, and may apply all moneys at any time received from the Debtor or others or from security toward such part of the Obligations as the Agent and the Lenders deem desirable. No such action or failure to take action whether occurring before or after demand for

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payment and no loss in respect of any security received by the Agent and the Lenders from the Debtor, the Guarantor or others, whether occasioned by the fault of the Agent and the Lenders or otherwise, shall in any way affect, limit or lessen the Guarantor’s Liabilities, provided however, that the Agent and the Lenders shall be entitled to receive only one satisfaction of the Obligations in full. Further, the Guarantor’s Liabilities shall in no way be lessened, limited, released, discharged, mitigated, impaired or affected by any assignment of the Obligations by any trustee, receiver, custodian or liquidator of the Debtor, or by any consent which the Agent and the Lenders may give to such an assignment. The Agent and the Lenders may maintain all of any of the Accommodations (or any part thereof) to the Debtor notwithstanding such determination or calling in and the Guarantor’s liability in respect of the amount due from the Debtor at the date when the determination or calling in takes effect shall remain regardless of any subsequent dealings between the Agent, the Lenders and the Debtor.

(d)                                 This Guarantee shall be a continuing guarantee, shall be additional to any other guarantee or security now or hereafter held by the Agent and the Lenders from the Guarantor or any other guarantor(s) in respect of the Obligations and shall be and continue in full force irrespective of the legality, validity or enforceability of any provision of the Credit Documents until each and every of the Guarantor’s Liabilities shall have been fully paid, performed and satisfied or until this Guarantee shall be terminated as hereinafter provided. The Guarantor expressly acknowledges that it is not a co-guarantor with any other guarantor of any or all of the Obligations and at all times shall be liable hereunder separately from such guarantor(s). This Guarantee shall not be considered as released or satisfied by any intermediate payment or satisfaction of the whole or any part of the Obligations but shall be a continuing guarantee and shall remain in force until the Credit Documents are cancelled and released to the Debtor by the Agent and the Lenders.

(e)                                  The Guarantor has not taken and will not take without the prior written consent of the Agent any security from the Debtor in connection with this Guarantee and any

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security so taken shall be held in trust for the Agent, on its own behalf and as agent for the Lenders, and as security for the Guarantor’s Liabilities.

(f)                                    The Guarantor agrees that all acknowledgments or admissions by the Debtor as to the amount of any of the Obligations or any judgment determining such amount obtained by the Agent and the Lenders against the Debtor shall be conclusive proof against the Guarantor as to the amount of such Obligation absent manifest error. The Guarantor shall be bound by the amount of any Obligation settled between the Agent, on its own behalf and as agent for the Lenders, and the Debtor and if an Obligation has not been so settled immediately before demand for payment thereof under this Guarantee the amount of any Obligation stated by the Agent shall be accepted by the Guarantor as conclusive evidence (absent manifest error) of the amount of the Obligation which at the date of such demand is due by the Debtor to the Agent, on its own behalf and as agent for the Lenders, but remains unpaid by the Debtor to the Agent, on its own behalf and as agent for the Lenders.

(g)                                 The Guarantor’s Liabilities shall not be released, discharged, limited or in any way otherwise affected by anything done, omitted, suffered or permitted by the Agent, on its own behalf and as agent for the Lenders, or any Lender, in connection with the Debtor, the Obligations or the Guarantor’s Liabilities or any security held by the Agent and the Lenders to secure payment or performance of any of the Obligations or Guarantor’s Liabilities, and all of the Guarantor’s Liabilities shall remain in full force and effect until each has been fully performed and satisfied or this Guarantee shall have been terminated as herein provided. Without limiting in any way the generality of the foregoing, the Guarantor’s Liabilities shall not be released, discharged, limited or in any way otherwise affected by:

(i)                  any cessation or termination from any cause whatsoever, whether by consent or by operation of law, by virtue of the statute of limitations or otherwise, of the Obligations;

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(ii)               any change in the membership or constitution of the Debtor and/or the Guarantor or the amalgamation, consolidation or other reorganization or termination of the Debtor and/or the Guarantor or of their respective businesses or affairs or a winding up, dissolution or liquidation of the business or affairs of the Debtor and/or the Guarantor, any change in the status, control or ownership of the Debtor and/or the Guarantor, whether voluntary or otherwise or any change in the name of the Debtor and/or the Guarantor;

(iii)            any transfer, sale, conveyance, lease, mortgage, charge, pledge, encumbrance of or other dealing with the property, assets and undertaking of the Debtor and/or the Guarantor;

(iv)           any voluntary or involuntary participation by the Debtor and/or the Guarantor in any settlement or composition for the benefit of its creditors, either through liquidation, receivership, bankruptcy, arrangement or otherwise;

(v)              the Debtor and/or the Guarantor becoming insolvent or bankrupt or subject to the provisions of the Bankruptcy Act (Canada) or any successor legislation or the United States Bankruptcy Code, 11 U.S.C., or any failure of the Agent, the Lenders or any of them to file or enforce a claim in respect of such insolvency or bankruptcy;

(vi)           the Agent, the Lenders or any of them failing to take, perfect or maintain any security for the Obligations;

(vii)        any extension, renewal or other modification of the time for payment or performance of any of the Guarantor’s Liabilities or any of the Obligations or any other indulgences, compromises, arrangements or forbearance granted or accepted in respect thereof or any delay by the Agent, the Lenders or any of them in enforcing the terms of, or any waiver by the

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Agent, the Lenders or any of them of any default under, the Credit Documents;

(viii)     the realization or enforcement of any security now or hereafter held by or granted to the Agent and the Lenders by the Debtor or others to secure payment and performance of any of the Obligations or any of the Guarantor’s Liabilities or any other act or thing in respect of any such security given through any rights or defences which the Guarantor may otherwise have, by subrogation, reimbursement, indemnification or otherwise, against the Agent, the Lenders or any of them or otherwise whereby such security may be diminished, destroyed or otherwise adversely affected by any such action and even though recourse may not thereafter be had against the Debtor for any deficiency;

(ix)             the releasing or discharging or modification of any security now or hereafter held by or granted to the Agent and the Lenders to secure payment or performance of the Guarantor’s Liabilities or any of the Obligations or the giving or acceptance of notice of cancellation or limitation of any guarantee by any other guarantor(s) of any or all of the Obligations or any release of such guarantor by the Agent, the Lenders or any of them;

(x)                the Agent, the Lenders or any of them failing to pursue any recourse which may otherwise be available, whether by deficiency judgment or otherwise; or

(xi)             any other act, omission, thing or circumstance which would or might, but for this provision, constitute a legal or equitable discharge or defence of a surety.

(h)                                 The Guarantor hereby waives:

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(i)                  all requirements, if any, of demand, presentment, diligence, protest, notice of dishonour and notice of acceptance and other notices of every kind or nature including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or inaction on the part of the Debtor, the Agent, the Lenders or any of them or any other Person whatsoever; and

(ii)               any duty on the part of the Agent, the Lenders or any of them to disclose to the Guarantor any facts which the Agent, the Lenders or any of them may now or hereafter know and which the Agent, the Lenders or any of them has reason to believe is known by any officer or director of the Debtor, regardless of whether the Agent, the Lenders or any of them has reason to believe any such fact materially increases the risk beyond that which any Guarantor intends to assume or whether the Agent, the Lenders or any of them has reason to believe that any such fact is unknown to any Guarantor or whether the Agent, the Lenders or any of them has a reasonable opportunity to communicate any such fact to the Guarantor, it being understood and agreed that the Guarantor is fully responsible for being and keeping fully informed.

(i)                                     The Guarantor’s Liabilities hereunder shall not be released, discharged, reduced, limited or otherwise affected by any right or alleged right of set-off, counterclaim, appropriation or application of any claim or demand that the Debtor may have or may allege to have against the Agent, the Lenders or any of them or any other person.

(j)                                     In the event of a liquidation, dissolution, winding-up or bankruptcy of the Debtor or other distribution of the assets of the Debtor (whether voluntary or otherwise) or in the event that the Debtor shall make an arrangement or composition or proposal with or to its creditors, the rights of the Agent, on its own behalf and as agent for the Lenders, shall not be affected or impaired by the omission of the Agent, the Lenders or any of them to prove their claim or to prove their full claim

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and the Agent and the Lenders may prove such claim as the Agent and the Lenders deem fit and the Agent and the Lenders may refrain from proving any claim and in the discretion of the Agent and the Lenders they may value as they deem fit or refrain from valuing any security held by the Agent and the Lenders without in any way lessening, releasing, reducing or otherwise affecting the Guarantor’s Liabilities and until all the Obligations have been fully paid, performed and satisfied, the Agent, on its own behalf and as agent for the Lenders, shall have the right to receive all dividends or other payments in respect thereof until the Guarantor’s Liabilities have been fully performed and satisfied and the Guarantor shall continue to be liable to the Agent, on its own behalf and as agent for the Lenders, hereunder until all the Guarantor’s Liabilities shall have been fully paid, performed and satisfied.

(k)                                  The Guarantor authorizes the Agent, the Lenders or any of them to apply any credit balance to which it may be entitled in its accounts with such person or any amount otherwise payable by the Agent, the Lenders or any of them to it (in any currency) in satisfaction of any sum herein payable by it hereunder to the fullest extent permitted by law. The Guarantor shall make all payments to be made by it hereunder regardless of any defence or counterclaim based on a rule, law or policy which is now or hereafter promulgated by any Governmental Entity which may adversely affect its obligations to make or the right of the Agent, on its own behalf and as agent for the Lenders, to receive such payment.

(l)                                     The Guarantor agrees that if it shall: (i) become insolvent or generally not pay its debts as such debts become due; (ii) admit in writing its inability to pay its debts generally, or make a general assignment for the benefit of creditors; (iii) file a notice of intention to file a proposal under any Law relating to bankruptcy, insolvency or reorganization or relief of creditors; (iv) institute or have instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (z) the entry of an order for

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relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Assets, and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Assets) shall occur; or (v) take any action to authorize any of the foregoing events, and if any of such foregoing events shall occur at a time when any of the Obligations may not then be due and payable, the Guarantor will pay to the Agent, on its own behalf and as agent for the Lenders, forthwith the full amount which would be payable hereunder by the Guarantor if all such Obligations were then due and payable.

3.                                       Representations and Warranties

The Guarantor hereby makes the following representations and warranties to the Agent which shall survive the execution and delivery of this Guarantee:

(a)                                  this Guarantee has been duly authorized, executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms;

(b)                                 all of the recitals hereto are in all respects true and correct;

(c)                                  the Guarantor is duly [incorporated] and validly subsisting under the laws of its jurisdiction of [incorporation] and has adequate and sufficient power and authority to enter into this Guarantee;

(d)                                 [the Guarantor is a direct or indirect Wholly-Owned Subsidiary of IPSCO;]

(e)                                  the execution and delivery of this Guarantee by the Guarantor, and the performance of its obligations hereunder, do not conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation, constating documents or by-laws of the Guarantor or

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any agreement or instrument to which the Guarantor is a party or by which it is bound; and

(f)                                    the execution of this Guarantee is to the benefit of the Guarantor and the Guarantor has a material interest in securing the Obligations guaranteed hereunder.

4.                                       Default and Enforcement

(a)                                  In the event that any Event of Default under the Credit Agreement has occurred or is occurring, the Agent shall be entitled, notwithstanding any contrary arrangement with the Debtor, to demand from the Guarantor immediate payment and performance of all the Obligations. Forthwith upon such demand, the Guarantor shall immediately pay, perform and satisfy in full all of the Guarantor’s Liabilities. All amounts payable by the Guarantor to the Agent hereunder shall bear interest commencing on the date of such demand at the Interest Rate payable both before and after demand, default and judgment.

(b)                                 If the Guarantor shall fail forthwith after such demand to pay, satisfy and perform the Guarantor’s Liabilities, the Agent, on its own behalf and as agent for the Lenders, may, in its absolute and sole discretion, proceed with the enforcement of the rights given pursuant hereto and/or any security given by the Guarantor for the Guarantor’s Liabilities and/or the Obligations and/or to exercise any right or remedy provided by law or equity to recover from the Guarantor such amounts as the Guarantor may be liable to pay hereunder. Without limitation of the foregoing, the Agent may proceed to enforce such rights prior to, contemporaneously with or after any action taken in respect of any security given to the Agent, the Lenders or any of them by the Debtor or the Guarantor. The Agent shall not be bound or obligated to take any action or legal proceeding against or demand payment from or otherwise exhaust its recourse against the Debtor or to take any action or to do any other matter or thing or to proceed against any guarantor or any other person liable for any of the Obligations, or to

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pursue any other remedy available to the Agent before being entitled to require the Guarantor to pay, perform and satisfy the Guarantor’s Liabilities in full.

(c)                                  Any payment made to or moneys received by the Agent pursuant to the provisions hereof may be applied by the Agent to any portions of the Obligations in such order as the Agent, in its sole discretion, may determine.

(d)                                 The Agent may waive in writing any default of the Guarantor hereunder upon such terms and conditions as the Agent may determine, provided that no such waiver shall extend to or be taken in any manner whatsoever to affect any subsequent default or the rights resulting therefrom. The exercise of or partial exercise of any right of the Agent hereunder shall not preclude the further exercise thereof, and the same shall continue in full force and effect until each and every one of the Guarantor’s Liabilities shall have been fully performed and satisfied or until this Guarantee is terminated as herein provided.

(e)                                  This Guarantee shall apply to the ultimate balance owing by the Debtor to the Agent, the Lenders or any of them in respect of the Obligations and until such balance has been paid in full the Guarantor shall not be entitled to share in any security held or money received by the Agent, the Lenders or any of them on account of that balance or to stand in the place of the Agent, the Lenders or any of them in respect of any security or money nor until such balance has been paid in full shall the Guarantor take any step to enforce any right or claim against the Debtor in respect of any monies paid by the Guarantor to the Agent hereunder or exercise any rights as surety in competition with the Agent. Any moneys paid by or recovered from the Guarantor hereunder shall be deemed to be paid in discharge of the Guarantor’s Liabilities, but not in discharge of the Obligations, and in an event of any such payment by or recovery from the Guarantor, the Guarantor hereby assigns any rights with respect to or arising from such payment or recovery (including, without limitation, any right of subrogation) to the Agent until the Agent has received payment and satisfaction in full of all of the Obligations.

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5.                                       Taxation on Payments

The Guarantor hereby agrees:

(a)                                  that any and all payments made by the Guarantor under or pursuant to this Guarantee shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges, fees, duties or withholding or other charges of any nature imposed by any taxing authority, and all liabilities with respect thereto, imposed by any jurisdiction as a consequence or result of any action taken by the Guarantor, including the making of any payment under or pursuant to this Guarantee, excluding, in the case of the Agent, the Lenders or any of them, taxes imposed on their net income or capital taxes or receipts and franchise taxes (all such non-excluded taxes, levies, imposts, deductions, charges, fees, duties, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Guarantor shall be required by Law to deduct any Taxes from or in respect of any sum payable to the Agent or any Lender hereunder, the sum payable to the Agent or such Lender shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5) the Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made;

(b)                                 to indemnify the Agent, on its own behalf and as agent for the Lenders, and the Lenders, for the full amount of Taxes and for any incremental Taxes due to the Guarantor’s failure to remit to the Agent or any Lender the required receipts or other required documentary evidence or due to the Guarantor’s failure to pay any Taxes when due to the appropriate taxing authority (including any Taxes imposed by any taxing authority on amounts payable under this Section 5) paid by the Agent, the Lenders or any of them, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally assessed. The Agent or any Lender which pays any Taxes shall promptly notify the Guarantor of the payment of such Taxes and,

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if such payment was made pursuant to an incorrect or illegal assessment, shall reasonably cooperate with the Guarantor, at the expense of the Guarantor, in any dispute of such assessment. Payment pursuant to this indemnification shall be made within 14 days from the date the Agent or any Lender makes written demand therefor; and

(c)                                  that without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 5 shall survive the repayment of the Guarantor’s Liabilities and the termination of this Guarantee.

6.                                       General

(a)                                  Responsibility

The Guarantor acknowledges and confirms that it is relying solely on its own knowledge and has made all necessary and desirable investigations in connection with the making of this Guarantee.

(b)                                 Termination

The Guarantor’s Liabilities herein shall be terminated upon the indefeasible payment, performance and satisfaction in full of all of the Obligations and Guarantor’s Liabilities and the termination of the Commitment. Upon the termination of the Guarantor’s Liabilities hereunder in accordance with the foregoing, the Agent shall, at the expense of the Guarantor, execute such release and discharge of the Guarantor’s Liabilities as the Guarantor reasonably requires.

(c)                                  Indemnity

The Guarantor hereby indemnifies and holds harmless the Agent, on its own behalf and on behalf of the Lenders, against any damage or loss of whatsoever nature which the Agent or any one or more of the Lenders may sustain arising out of or in connection with the enforcement, cancellation or invalidity for any reason of any of the Credit Documents except to the extent of

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any damage or loss that a court of competent jurisdiction determines arose on account of the gross negligence or wilful misconduct of the Person sustaining such damage or loss.

(d)                                 Judgment Currency

(i)                                     If, for the purposes of obtaining judgment in any court, it is necessary to convert any sum due or owing hereunder to the Agent in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that which in accordance with normal banking procedures the Agent can purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is granted.

(ii)                                  The obligations of the Guarantor in respect of any of the Guarantor’s Liabilities due in the Original Currency from it to the Agent under this Guarantee shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in such Other Currency, the Agent may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due or owing to the Agent hereunder in the Original Currency, the Guarantor shall, as a separate obligation and notwithstanding any such judgment, indemnify the Agent against such Loss, and if the amount of the Original Currency so purchased exceeds the sum originally due or owing to the Agent in the Original Currency, the Agent hereunder shall remit such excess to the Guarantor.

(e)                                  Protest

The Guarantor hereby waives presentment, notice of dishonour and protest of any promissory note, bill of exchange, cheque or other negotiable instrument or bill of sale made,

16

drawn, accepted, endorsed or discounted or to be made, drawn, accepted, endorsed or discounted by the Guarantor and/or the Debtor and hereby agrees that the Guarantor’s Liabilities in respect of any such instrument shall not in any way be affected by any failure to present or to give notice of dishonour or to protest as aforesaid.

(f)                                    Settlements

Any settlement or discharge between the Guarantor and the Agent shall be conditional upon no security or payment to the Agent, the Lenders or any of them by the Debtor or any other person being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy or liquidation of the Debtor or such other person and the Agent, on its own behalf and as agent for the Lenders, shall be entitled subsequently to recover from the Guarantor the value or amount by which any such security or payment shall have been avoided or reduced as aforesaid as if such settlement or discharge had not occurred.

(g)                                 Modifications

No modification or waiver of any provision of this Guarantee shall in any event be effective, unless the same shall be in writing and duly executed by the parties hereto and then such modification or waiver shall be effective only in the specific instance and for the purpose for which given.

(h)                                 Rights Cumulative

All rights and remedies of the Agent set out in this Guarantee will be cumulative and no right or remedy contained herein is intended to be exclusive but each will be in addition to every other right or remedy contained herein or in the other Credit Documents or in any other security now or hereafter taken, held or acquired by the Agent, the Lenders or any of them as security for the Obligations. The taking of a judgment or judgments with respect to any of the Guarantor’s Liabilities will not operate as a merger of any of the covenants contained in this Guarantee.

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(i)                                     Waiver

Any breach by the Guarantor of any of the provisions contained in this Guarantee, or any default by the Guarantor in the observance or performance of any covenant or condition required to be observed or performed by the Guarantor hereunder, may only be waived by the Agent in writing, provided that no such waiver by the Agent will extend to or be taken in any manner to affect any subsequent breach or default or the rights resulting therefrom.

(j)                                     Agent as Attorney

The Guarantor hereby irrevocably appoints the Agent and any person designated by the Agent after an Event of Default under the Credit Agreement to sign, execute or do any deeds, documents, transfers, demands, assignments, assurances, consents or things that the Guarantor is required to sign, execute or do hereunder and, after the happening of any such Event of Default, to commence, continue or defend any proceedings authorized to be taken hereunder and generally to use the name of the Guarantor in the exercise of all or any of the powers hereby conferred on the Agent.

(k)                                  Further Assurances

The Guarantor will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, mortgages, transfers and assurances as the Agent may reasonably require for the purpose of effecting the intention of this Guarantee.

(l)                                     Notice

All Notices provided for in this Guarantee shall be in writing and shall be delivered by courier to an officer or other responsible employee of the addressee or sent by facsimile, charges prepaid, at or to the applicable addresses or facsimile numbers, as the case may be, set out beneath the name of the addressee on the signature page hereto or at or to such other address or addresses or facsimile number or numbers as any party hereto may from time to time designate to the other parties in such manner. Any communication which is delivered by courier as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery was made during normal business hours of the

18

recipient; otherwise, it shall be deemed to have been validly and effectively given on the Business Day next following such date of delivery. Any communication which was transmitted by facsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Business Day next following such date of transmission.

(m)                               Binding Effect and Assignments

This Guarantee shall be binding on the Guarantor and its successors and shall enure to the benefit of the Agent and its successors and assigns. The Guarantor shall not assign any or all of its rights or obligations hereunder. The Agent may assign any and all of its rights under this Guarantee in accordance with the terms of the Credit Agreement.

(n)                                 Severability

If any provision hereof is held to be illegal, invalid or unenforceable in any jurisdiction, such provision shall be deemed to be severed from the remainder of this Guarantee with respect only to such jurisdiction and to the extent of such illegality, invalidity or unenforceability. The remaining provisions of this Guarantee shall not be affected by such severed provision and shall continue to be valid and enforceable.

(o)                                 Interpretation

All grammatical changes in gender, tense and number required to give meaning to any provision herein shall be deemed to be made. References to “this Guarantee”, “hereunder”, “hereof”, “herein”, “hereto” and like references are to this entire agreement, including without limitation, all postponement and assignment provisions, and not to any particular article, section or other subdivision of this Guarantee. The insertion of headings in this Guarantee is for convenience of reference only and will not affect the construction or interpretation of this Guarantee.

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(p)                                 Governing Law

This Guarantee and all documents delivered pursuant hereto shall be governed by and interpreted in accordance with the laws of the [•]. The Guarantor hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the [•] with respect to any matter arising under or relating to this Guarantee.

(q)                                 Time

Time will in all respects be of the essence of this Guarantee and no extension or variation of this Guarantee or any obligation hereunder will operate as a waiver of this provision.

(r)                                    Counterparts

This Guarantee may be executed in one or more counterparts each of which shall constitute an original and binding agreement.

(s)                                  Receipt of Copy

The Guarantor acknowledges having received a signed copy of this Guarantee.

IN WITNESS WHEREOF the Guarantor has executed this Guarantee on the date first above written.

•
Per:
Authorized Signing Authority
Per:
Authorized Signing Authority

ADDRESS OF GUARANTOR:

•

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ADDRESS OF AGENT:
The Toronto-Dominion Bank
Royal Trust Tower
77 King Street West
18th Floor
Toronto, Ontario
M5K 1A2

Attention:	Wayne M. Shiplo
Vice-President, Loan Syndications

Fax:	(416) 982-5535

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SCHEDULE D

FORM OF DRAFT

BANKERS’ ACCEPTANCE

B.A.:

DUE DATE:

TERM IN DAYS	BRANCH DOMICILE	ISSUE DATE

ON                             WITHOUT GRACE, FOR VALUE RECEIVED, PAY TO THE ORDER OF THE UNDERSIGNED, THE SUM OF $                          DOLLARS

[•]

[•]

[•]

TO:                            [Insert name of Canadian Lender]

Signature

Signature

SCHEDULE E

I.                                         ENCUMBRANCES PERMITTED UNDER CLAUSE (H) OF THE DEFINITION OF PERMITTED ENCUMBRANCES

IPSCO INC.

1.                                       Security Interest registered by Finning International Inc. at the Alberta Personal Property Registry in a Big Joe Straddle Truck as registration number 98111716480.

2.                                       Security Interest registered by Finning International Inc. at the Alberta Personal Property Registry in a Cat 950G Wheel Loader as registration number 00011904950.

3.                                       Security Interest registered by Finning International Inc. at the Alberta Personal Property Registry in a Cat 950G Wheel Loader as registration number 00011905031.

4.                                       Security Interest registered by Finning International Inc. at the Alberta Personal Property Registry in a Cat 950G Wheel Loader as registration number 00072409402.

5.                                       Security Interest registered by Finning International Inc. and Caterpillar Financial Services Limited at the Alberta Personal Property Registry in a 2000 Caterpillar 950G Wheel Lo Motor Vehicle as registration number 01031624339.

6.                                       Security Interest registered by GE VFS Canada Limited Partnership at the Alberta Personal Property Registry in all goods which are telephone systems, telephones, voice mail devices, together with all replacements and substitutions thereof and all parts, accessories, accessions and attachments thereto and all proceeds as registration number 02073021947.

7.                                       Security Interest registered by Finning International Inc. and Caterpillar Financial Services Limited at the Alberta Personal Property Registry in a 2002 Caterpillar 950G Wheel Lo Motor Vehicle as registration number 02091010179.

8.                                       Security Interest registered by Finning International Inc. and Caterpillar Financial Services Limited at the Alberta Personal Property Registry in a 2002 Caterpillar 950G Wheel Lo Motor Vehicle as registration number 03011503459.

9.                                       Security Interest registered by Finning International Inc. and Caterpillar Financial Services Limited at the Alberta Personal Property Registry in a 2002 Caterpillar 950G Wheel Lo Motor Vehicle as registration number 03011503533.

10.                                 Security Interest registered by Finning International Inc. and Caterpillar Financial Services Limited at the Alberta Personal Property Registry in a 2003 Caterpillar 950G II Wheel Motor Vehicle as registration number 03040107553.

11.                                 Security Interest registered by Praxair Canada Inc. at the Alberta Personal Property Registry in bulk cryogenic storage tanks used for the storage, filling and delivery of industrial and medical gases and all related equipment, accessories, parts, components and attachments as registration number 03093003915.

12.                                 Security Interest registered by Finning International Inc. and Caterpillar Financial Services Limited at the Alberta Personal Property Registry in a 2004 Caterpillar 950G Wheel Lo Motor Vehicle as registration number 04030220414.

13.                                 Security Interest registered by Finning International Inc. at the Alberta Personal Property Registry in a 2003 Caterpillar 950 II Wheel Motor Vehicle as registration number 04092314618.

14.                                 Consignment Agreement registered by Noranda Sales Corporation Ltd. and Placer Development Ltd. at the Saskatchewan Personal Property Registry as registration number 100303857 regarding inventories of molybdic oxide, a steel alloy, maintained in storage in Regina and paid for as drawn out of storage dated 15 July 1986.

15.                                 Security Interest registered by Telecom Leasing Canada (TLC) Limited at the Saskatchewan Personal Property Registry as registration number 114258381 regarding telecommunications equipment lease #3004398.

16.                                 Security Interest registered by De Lage Landen Financial Services Canada Inc. at Saskatchewan Personal Property Registry as registration number 120604045 regarding all goods supplied before or hereafter by the secured party, and all accessories and accessions thereto and all replacements or substitutions for such goods. (Note: registration relates to certain postage mailing equipment supplied by the secured party, although not specified in the collateral description).

17.                                 Security Interest registered by Compaq Financial Services Canada Corporation at Saskatchewan Personal Property Registry as registration number 118303219 regarding any and all equipment tangible and intangible and all proceeds therefore leased pursuant to Lease No. 69028.

18.                                 Security Interest registered by Hewlett-Packard Financial Services Canada Company at Saskatchewan Personal Property Registry as registration number 118619513 regarding any and all equipment tangible and intangible and all proceeds therefore leased pursuant to Lease No. 69028.

19.                                 Security Interest registered by Danka Canada Inc. at Saskatchewan Personal Property Registry as registration number 115902292 regarding all goods supplied by the secured party to IPSCO Inc. (Note: registration relates to certain copiers supplied by the secured party to offices of IPSCO Inc. in Surrey, Calgary, Red Deer, Regina and Toronto, although not specified in the collateral description).

20.                                 Security Interest registered by Danka Canada Inc. at Saskatchewan Personal Property Registry as registration number 115902488 regarding all goods supplied by the secured party to IPSCO Inc. (Note: registration relates to certain copiers supplied by the secured

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party to offices of IPSCO Inc. in Surrey, Calgary, Red Deer, Regina and Toronto, although not specified in the collateral description).

21.                                 Security Interest registered by Danka Canada Inc. at Saskatchewan Personal Property Registry as registration number 115909511 regarding all goods supplied by the secured party to IPSCO Inc. (Note: registration relates to certain copiers supplied by the secured party to offices of IPSCO Inc. in Surrey, Calgary, Red Deer, Regina and Toronto, although not specified in the collateral description).

22.                                 Security Interest registered by Danka Canada Inc. at Saskatchewan Personal Property Registry as registration number 115909553 regarding all goods supplied by the secured party to IPSCO Inc. (Note: registration relates to certain copiers supplied by the secured party to offices of IPSCO Inc. in Surrey, Calgary, Red Deer, Regina and Toronto, although not specified in the collateral description).

IPSCO SASKATCHEWAN INC.

23.                                 Security Interest registered by GMAC Leaseco Limited at Saskatchewan Personal Property Registry as registration number 118599763 in a 2002 Chev Avalanche serial number 3GNEK13T32G322391.

IPSCO ENTERPRISES INC.

24.                                 Security Interest registered by Ameritech Credit Corporation against IPSCO Enterprises Inc. with the Secretary of State for Delaware dated June 4, 2003 regarding all telecommunications and data equipment provided to the IPSCO Enterprises Inc. by the secured party.

25.                                 Security Interest registered by Ameritech Credit Corporation against IPSCO Enterprises Inc. with the Secretary of State for Delaware dated January 19, 2004 regarding all telecommunications and data equipment provided to the IPSCO Enterprises Inc. by the secured party.

26.                                 Security Interest registered by Canon Financial Services Inc. against IPSCO Enterprises Inc. with the Secretary of State for Illinois dated May 9, 2000 regarding copier Model IR550 Serial Number NNT05745.

27.                                 Security Interest registered by Canon Financial Services Inc. against IPSCO Enterprises Inc. with the Secretary of State for Illinois dated May 9, 2000 regarding copier Model IR550 Serial Number NNT06242.

28.                                 Security Interest registered by Ameritech Credit Corporation against IPSCO Enterprises Inc. with the Secretary of State for Illinois dated May 25, 2000 regarding all telecommunications and data equipment provided to the IPSCO Enterprises Inc by the secured party under Lease No. 091-0023535-000.

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29.                                 Security Interest registered by Canon Financial Services Inc. against IPSCO Enterprises Inc. with the Secretary of State for Illinois dated September 18, 2000 regarding copier Model IR400 Serial Number NQG17552.

30.                                 Security Interest registered by Canon Financial Services Inc. against IPSCO Enterprises Inc. with the Secretary of State for Illinois dated September 22, 2000 regarding copier Model 9000DL Serial Number DYS36493.

31.                                 Security Interest registered by First Security Bank, NA against IPSCO Enterprises Inc. with the Secretary of State for Illinois dated October 13, 2000 regarding all equipment provided pursuant the Bank One Lease Documentation (as defined in the Credit Agreement).

IPSCO STEEL INC.

32.                                 Security Interest registered by Canon Financial Services, Inc. against IPSCO Steel Inc. with the Secretary of State for Iowa dated December 8, 1999 in 1 copier model #NP6551.

33.                                 Security Interest registered by Canon Financial Services, Inc. against IPSCO Steel Inc. with the Secretary of State for Iowa dated December 27, 1999 in 1 copier model #IR600.

34.                                 Security Interest registered by North American Refractories Co. against IPSCO Steel Inc. with the Secretary of State for Iowa dated January 14, 2000 in refractory brick, mixes, and supplies.

35.                                 Security Interest registered by Bobcat Financial Services against IPSCO Steel Inc. with the Secretary of State for Iowa dated August 23, 2000 in 2 Melroe Skid Steer Loaders.

36.                                 Security Interest registered by Canon Financial Services, Inc. against IPSCO Steel Inc. with the Secretary of State for Iowa dated June 13, 2001 in 2 copiers model #IR330S and 2 copiers model #LC3170.

37.                                 Security Interest registered by First Security Bank, NA against IPSCO Steel Inc. with the Secretary of State for Iowa dated October 13, 2000 regarding all equipment provided pursuant the Bank One Lease Documentation (as defined in the Credit Agreement).

38.                                 Security Interest registered by First Security Bank, NA against IPSCO Steel Inc. with the Secretary of State for Delaware dated October 13, 2000 regarding all equipment provided pursuant the Bank One Lease Documentation (as defined in the Credit Agreement).

39.                                 Security Interest registered by Textron Financial Corp. against IPSCO Steel Inc. with the Secretary of State for Delaware dated October 15, 2001 in a copier Model IR5000 Serial Number MPL51181.

40.                                 Security Interest registered by Canon Financial Services Inc. against IPSCO Steel Inc. with the Secretary of State for Delaware dated June 2, 2003 regarding copier Model IR3300 Serial Number MPH37259, Model IR3300 Serial MPH46887, Model IR5000

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Serial number MPL51, Model L7301 Serial Number UZT05349, Model L7391 Serial Number UZT05350.

41.                                 Security Interest registered by Canon Financial Services Inc. against IPSCO Steel Inc. with the Secretary of State for Delaware dated August 4, 2003 regarding copier Model IR400 Serial Number NQG17552.

42.                                 Security Interest registered by Canon Financial Services Inc. against IPSCO Steel Inc. with the Secretary of State for Delaware dated January 28, 2004 regarding copier Model IR3300 Serial Number MPH59870.

43.                                 Security Interest registered by Canon Financial Services Inc. against IPSCO Steel Inc. with the Secretary of State for Delaware dated May 14, 2004 regarding copier Model IR3300 Serial Number MPH64241.

44.                                 Security Interest registered by Canon Financial Services Inc. against IPSCO Steel Inc. with the Secretary of State for Delaware dated June 4, 2004 regarding copier Model IR5020i Serial Number JCM04213.

IPSCO STEEL (ALABAMA) INC.

45.                                 Security Interest registered by Thompson Tractor Co., Inc. against IPSCO Steel (Alabama) Inc., with the Secretary of State for Alabama dated July 27, 2000 in one Caterpillar Model 3516 Generator Set, Serial Number 6HN00940.

46.                                 Security Interest registered by Thompson Tractor Co. Inc. against IPSCO Steel (Alabama) Inc. with the Secretary of State for Alabama dated February 4, 2004 in one Caterpillar DP40K Lift Truck, Serial Number AT19C00551.

47.                                 Security Interest registered by American Equipment Leasing against International Mill Service Inc. and IPSCO Steel (Alabama) Inc. with the Secretary of State for Alabama dated January 30, 2001 in one 1994 Caterpillar 980F Wheel Loader EROPS, Serial Number 3HK01179, one HS Hot Slag Bucket with five yard capacity, and four new 26.5 x 25 solid rubber tires.

48.                                 Security Interest registered by General Electric Capital Corp. against International Mill Service Inc. and IPSCO Steel (Alabama) Inc. with the Secretary of State for Alabama dated March 15, 2001 in one new Terex TFC45-LSX Steel Handler, Serial Number 3384.

49.                                 Security Interest registered by American Equipment Leasing against International Mill Service Inc. and IPSCO Steel (Alabama) Inc. with the Secretary of State for Alabama dated March 16, 2001 in one new Liebherr R-984C – HDEW Hydraulic Scrap Crane.

50.                                 Security Interest registered by Fuchs Systems Inc. against IPSCO Steel (Alabama) Inc. with the Secretary of State for Alabama dated August 4, 2003 in spare parts for Electric Arc Furnaces and Ladle Melting Furnaces.

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51.                                 Security Interest registered by Vesuvius USA Corporation against IPSCO Steel Alabama Inc. with the Secretary of State for Alabama dated June 28, 2002 in the Contractor Equipment consisting of all SEM-85 tube change systems, all tundish car equipment and all LV80 ladle slide gate systems supplied by the Grantor to the Grantee’s Steel Mill Site, together with all mechanical equipment, components, parts, materials and related support equipment, and any and all equipment of any and every kind belonging to the Grantor and used at the Grantee’s Steel Mill Site in connection with the Grantor’s performance of its obligations set forth in the Services Agreement, whether now owned or hereafter acquired, and all additions, accessions and attachments thereto and substitutions therefore, and all proceeds of the conversion of any of the foregoing into cash or liquidated claims.

52.                                 Security Interest registered by Thompson Tractor Co. Inc. against IPSCO Steel Alabama Inc. with the Secretary of State for Alabama dated June 14, 2004 in one Crown PW3520-60, Serial Number 6AA205284.

IPSCO TUBULARS INC.

53.                                 Security Interest registered by The CIT Group/Equipment Financing, Inc. against IPSCO Tubulars Inc., with the Secretary of State for Delaware as registration number 21960297 regarding one Taylor TE800L Diesel Lift Truck SN: 30278 equipped with integral coil ram.

54.                                 Security Interest registered by FCC Equipment Financing, Inc. against IPSCO Tubulars Inc., with the Secretary of State for Delaware as registration number 21994304 regarding one Taylor TE800L Diesel Lift Truck SN: 30278 equipped with integral coil ram.

55.                                 Security Interest registered by FCC Equipment Financing, Inc. against IPSCO Tubulars Inc., with the Secretary of State for Delaware as registration number 22008773 regarding one New Taylor TE800L Diesel Lift Truck SN: 30278 equipped with integral coil ram.

56.                                 Security Interest registered by The CIT Group/Equipment Financing, Inc. against IPSCO Tubulars Inc., with the Secretary of State for Delaware as registration number 22167850 regarding one New Taylor TE800L Diesel Lift Truck NS: 30278 equipped with integral coil ram.

57.                                 Security Interest registered by Canon Financial Services, Inc. against IPSCO Tubulars Inc., with the Secretary of State for Delaware as registration number 31760399 regarding one graphic quality, Model IRC 3200, Serial # MSK00358.

58.                                 Security Interest registered by Canon Financial Services Inc. against IPSCO Tubulars Inc. with the Secretary of State for Nebraska as registration number 9901122569 regarding one copier model IR330, serial #NQJ44557.

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IPSCO TEXAS INC.

59.                                 Security Interest registered by Lasalle National Leasing Corporation against IPSCO Texas Inc. with the Secretary of State for Delaware as registration number 10688627 regarding the equipment relating to the Houston Lease Obligation (as defined in the Credit Agreement).

60.                                 Security Interest registered by Firstcapital Bank, SSB against IPSCO Texas Inc., with the Secretary of State for Delaware as registration number 11395024 regarding the equipment relating to the Houston Lease Obligation (as defined in the Credit Agreement).

II.                                     DESCRIPTION OF PROPERTY SUBJECT TO THE BANK ONE LEASE DOCUMENTATION

Real Property Description

A portion of the Southeast Quarter of the Southeast Quarter of Section 10, and a portion of the Southwest Quarter of the Southwest Quarter of Section 11, all being in Township 77 North, Range 1 East of the 5th Principal Meridian, Muscatine, County, Iowa, which portion is more particularly described as follows:

Commencing at the Northeast Corner of Section 10, Township 77 North, Range 1 East of the 5th Principal Meridian, Muscatine, County, Iowa, and for the purpose of this legal description the north line of said Section 10 is assumed to bear N88 57’49”E;  Thence S00º43’20”E, along the East Line of said Section, 4619.75 feet;  Thence S89º16’40”W, 19.21 feet, to the Northwest Corner of the existing plant facilities known as Caster, which is the Point of Beginning of the facilities herein described;  Thence N69º57’02”E, along the exterior sheeting line of the existing structure, 102.49 feet, to the existing structure corner;  Thence S19º59’00”E, along the exterior sheeting line of the existing structure, 105.21 feet, to the existing structure corner;  Thence N70º01’42”E, along the exterior sheeting line of the existing structure, 247.89 feet, to the existing structure corner;  Thence S19º59’18”E, along the exterior sheeting line of the existing structure, 72.12 feet, to its intersection with the easterly projection of the northerly sheeting line of the northerly wall of the Caster Run-out Building;  Thence S69º51’54”W, along said northerly sheeting line, 99.27 feet;  Thence S20º22’40”E, 85.30 feet, to its intersection with the exterior sheeting face of the southerly wall of said Caster Run-out Building;  Thence S70º08’24”W, along said exterior wall, 148.87 feet to its intersection with the exterior sheeting face of the easterly Caster wall at the northeast corner of the Caster Service Building;  Thence S20º00’18”E, along said exterior sheeting face, 98.41 feet to the Northwest Corner of the LMF Vault;  Thence N70º01’37”E, 31.96 feet to the Northeast Corner thereof;  Thence S20º07’07”E, 35.09 feet, to the Southeast Corner thereof;  Thence S70º01’37”W, 32.03 feet to the Southwest Corner thereof;  Thence S20º00’18”E, along the exterior sheeting face of the easterly wall of the Caster and Melt Shop facilities, 185.30 feet, to the Northwest Corner of the EAF Vault;  Thence N70º06’21”E, along the northerly line thereof and its northeasterly projection thereof, 62.35 feet to the Northwest Corner of the Alloy Storage Building;  Thence N69º54’07”E, along the northerly line of said Alloy Storage Building, 137.72 feet to the Northeast Corner thereof;  Thence S20º05’53”E, 40.81 feet, to the Southeast Corner thereof;  Thence S69º54’07”W, 105.43 feet to

7

the Southwest Corner thereof;  Thence S20º05’53”E, along the southeasterly projection of the exterior sheeting face of the southwesterly wall of said Alloy Storage Building, 12.93 feet, to its intersection with the northeasterly projection of the southerly wall of said EAF Vault;  Thence S69º54’39”W, along said southerly wall, 43.79 feet;  Thence S20º05’21”E, 3.11 feet;  Thence S69º54’39”W, 19.54 feet;  Thence S19º05’28”E, 29.83 feet;  Thence S70º54’32”W, 30.94 feet to a point on the exterior sheeting face of the easterly wall of the Melt Shop;  Thence S20º00’18”E, along said exterior wall sheeting, 21.06 feet;  Thence N70º22’27”E, 66.33 feet;  Thence S20º58’46”E, 41.59 feet;  Thence S70º02’09”W, 67.04 feet, to a point on the exterior sheeting face of the easterly wall of the Melt Shop;  Thence S20º00’18”E, along said sheeting face, 16.04 feet, to the southeast corner thereof;  Thence S70º01’00”W, along the sheeting face of the southerly wall of said Melt Shop, 92.89 feet, to a point of intersection with the overhead appurtenant hardware for the existing Lime Silos;  Thence S20º01’53”E, 100.11 feet;  Thence S69º58’07”W, 32.00 feet;  Thence N20º01’53”W, 225.82 feet;  Thence S69º58’07”W, 15.25 feet;  Thence N20º01’53”W, 42.00 feet;  Thence N69º58’07”E, 26.92 feet;  Thence N20º01’53”W, 171.71 feet;  Thence N69º58’07”E, 10.83 feet, to a point on the westerly sheeting face of the Melt Shop Facilities;  Thence N20º01’53”W, 407.29 feet, along said westerly face of the Melt Shop and Caster Shop Facilities, 407.29 feet, to the Point of Beginning. Said Structure as defined contains 130,989 square feet.

Equipment List for the IPSCO Montpelier Steel Works Melting and Casting Operation

1                                         MELT SHOP

1.1                               EAF

1.1.1                        Furnace Data

1.1.1.1                                     Number of Furnaces: 2 - twin shell

1.1.1.2                                     Furnace type:  Eccentric bottom tapping (EBT) for slag free tapping

1.1.1.3                                     Slag Control:  Fast back tilt with 27 ton heel for slag free tapping

1.1.1.4                                     Heat Size: 150 tons

1.1.1.5                                     Design Production Rate: 164 tons per hour

1.1.1.6                                     Design Tap to Tap time: 55 minutes

1.1.1.7                                     Water cooled electrode arms and bus tubes.

1.1.1.8                                     Air cooled aluminium Anode bus tubes.

1.1.1.9                                     Water cooled current controlled bottom electrode (Anode) assemblies for each furnace consisting of four (4) water cooled electrodes interconnected by a buss tube network.

1.1.1.10                               Upper electrode (power transfer medium) swing 80 degrees, from shell to shell (total of 160 degree swing).

1.1.1.11                               Lower shell diameter: 24’-0”

1.1.1.12                               28 inch electrode diameter, expandable to 32”

1.1.1.13                               Upper Shell type: Open Cage

1.1.1.14                               Upper Shell diameter: 24’-6”

1.1.1.15                               Scrap volume: 4200 cubic feet

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1.1.1.16                               Furnace Sidewall and roof type: Water cooled tubular

1.1.1.17                               15 degree maximum tap tilting, 10 degree maximum slag tilting

1.1.1.18                               2 charges per heat, 100 degree roof swing

1.1.1.19                               Automatic alloy additions by Fairfield Engineering

1.1.2                        Electrical Energy, (Tamini Transformer and Ansaldo Rectifiers and Reactors)

1.1.2.1                                     2 x 70 MVA transformers, 34.5 KV primary voltage

1.1.2.2                                     766 V maximum secondary voltage

1.1.2.3                                     140 KA maximum secondary current

1.1.2.4                                     105 MW of power supplied to melt scrap.

1.1.2.5                                     Oil to water heat exchangers

1.1.2.6                                     990 VAC maximum secondary voltage

1.1.2.7                                     Thyristor bridge type rectifiers with deionized water cooling system, producing 12 pulse DC

1.1.2.8                                     4 - water cooled 150 micro henries in line DC Reactors for current surge control.

1.1.2.9                                     Associated disconnect switch, vacuum switch, potential transformers, ground switch and Kirk Key safety system.

1.1.3                        Chemical Energy (per shell)

1.1.3.1                                     8 “oxy-fuel” (oxygen-natural gas) burners (1 door, 1 sump, and 6 sidewall mounted) supply 45 MW of total power

1.1.3.2                                     1 super sonic oxygen lance (at door) supplying 5600 SCFM of oxygen injection, with two (2) auxiliary lances for lime and carbon injection (for foamy slag generation)

1.1.3.3                                     Post combustion oxygen in carbon lance.

1.2                               LIME / CARBON SYSTEM

1.2.1                        Storage silos, conveyor system and scrap bucket loading system for lime loading into scrap buckets.

1.2.2                        Carbon injection storage and loading system to auxiliary lances at furnace doors.

1.3                               ALLOY ADDITIONS SYSTEM

1.3.1                        Automatic alloy loading system consisting of exterior loading hopper, bucket elevator, storage hopper loading conveyor (exterior), storage hoppers (interior), ladle loading weigh and conveying system.

1.3.2                        Auxiliary alloy system (manual) consisting on alloy bins (mezzanine floor) payloader fed.

9

1.4                               LADLE CARS

1.4.1                        1 - 265 ton capacity ladle transfer car, with electromagnetic cable powered travelling drive, and two (2) weighing saddles and load cells for ladle and heat weight measurements

1.5                               LADLES

1.5.1                        9 - Production ladles

1.5.2                        1 - Emergency ladle

1.6                               LADLE SLIDE GATES

1.6.1                        8 - Hydraulically operated slide gate assemblies to control the flow of steel from ladle bottom to tundish at Caster.

1.7                               LADLE STANDS

1.7.1                      3 vertical “stacking” stands at LMF

1.7.2                      1 vertical stands for ladle dryers

1.7.3                      3 horizontal stands for ladle pre-heaters

1.7.4                      1 horizontal stand for refractory tear out

1.7.5                      3 vertical stands for ladle refractory rebuild

1.8                               LADLE PREHEATERS

1.8.1                      3 horizontal pre-heaters

1.8.2                      1 vertical pre-tapping pre-heaters

1.8.3                      2 vertical dryers, for refractory dry out after relines

1.8.4                      Fuelled with natural gas and oxygen

1.8.5                      2200 degree preheating temperature

1.9                               LMF

1.9.1                      Furnace Data

1.9.1.1                          Twin station, capable of processing two (2) heats simultaneously

1.9.1.2                          Heating rate of 7 degrees per minute

1.9.1.3                          2 Metallurgical and 1 heating roofs, water cooled

1.9.1.4                          Mono-arm electrode mast arm

1.9.1.5                          Spill pits capable of containing entire heat

1.9.1.6                          18” electrode diameter

1.9.1.7                          32” electrode pitch minimizes refractory wear

1.9.1.8                          Powder injection system to inject Calcium Silicon for improved castability, inclusion modification and “clean” steel

1.9.1.9                          “cored wire” injection system for backup of powder injection system

10

1.9.2                      Electrical Energy

1.9.2.1                          25 MVA transformer, 34.5 KV primary voltage

1.9.2.2                          390 V maximum secondary voltage

1.9.2.3                          Up to 19.8 MW of power supplied to increase / maintain temperature for casting

1.9.3 Argon Stirring

1.9.3.1                          Homogenization of temperature and chemistry

1.9.3.2                          Slag / metal mixing, for desulfurization

1.9.3.3                          Inclusion flotation for “clean” steel

1.9.3.4                          2 porous plugs in ladle bottoms, 1 in use, 1 backup

1.9.3.5                          1 “top lance” through LMF roof for backup

1.10                        CRANES

1.10.1                  1 - 250 ton Meltshop / Caster ladle AC crane with 80 ton main auxiliary hoist and 10 ton secondary auxiliary hoist, cab operated.

1.10.2                1- 250 ton Meltshop Charging Crane, AC, remote and cab operated with 120 ton main auxiliary hook and 10 ton secondary auxiliary hook.

1.10.3                1-350 ton Caster/Meltshop DC crane, cab operated with 75 ton main auxiliary hook and 25 ton secondary auxiliary hook.

1.10.4                1 - 3 ton wall mounted travelling jib crane for ladle slide gate repair

1.10.5                1 - 5 ton wall mounted travelling jib crane for ladle reline and repair

1.10.6                 - 2 ton monorail hoist for Meltshop EAF hydraulic room

1.10.7                1 - 2 ton monorail hoist for LMF hydraulic room

1.10.8                1 - 10 ton monorail hoist for Meltshop Alloy Storage

1.11                        PROCESS CONTROL

1.11.1                  Chem Lab

1.11.1.1 Steel chemistry analysis, including oxygen, nitrogen and hydrogen

1.11.1.2 Slag chemistry analysis

1.11.1.3 Pneumatic tube system for sample transport from both the EAF and LMF

1.11.2                EAF / LMF Sampling Equipment

1.11.2.1 Temperature measurement

1.11.2.2 Oxygen measurement

1.11.2.3 Carbon measurement

1.11.2.4 Aluminium measurement

1.11.2.5 Hydrogen measurement (LMF only)

11

1.11.3                Automation

1.11.3.1                    “touch screen” human-machine interface

1.11.3.2                    Level 1- equipment function control

1.11.3.3                    Level 2- production schedule handling, scrap mix control, heat tracking, delay tracking, event tracking, material addition calculations, chemistry specification tracking, equipment life tracking, and reporting

2                                         CONTINUOUS SLAB CASTER

2.1                               LADLE CAR

2.1.1                    Two (2) single ladle capacity cars, mechanically linked together to operate as a twin ladle car.

2.1.2                    Each car is self-propelled and rides on rails attached to the casting platform. Cars can be de-linked and operate independently if necessary.

2.2                               TUNDISH CARS

2.2.1                    2 - tundish cars, of welded steel fabrication, self propelled and rides on rails attached to the casting platform.

2.2.2                    Each car transfers a tundish from the off line, preheat position to the required casting position, as well as the emergency dump position if necessary.

2.2.3                    Maximum weight capacity is 55 tons, including tundish, tundish cover, refractory and molten steel.

2.2.4                    Two (2) drives per car, traverse speed of 100 feet per minute.

2.2.5                    Tundish lifting is accomplished with hydraulic cylinders activating on a lifting / weighing bridge/load cell assembly.

2.3                               TUNDISH AND TUNDISH COVER

2.3.1                      8 - tundishes consisting of box shaped rectangular reinforced steel plate vessels, refractory lined and tapered to aid in skull removal.

2.3.2                      Liquid steel capacity is 25.6 tons with overflow at 28.8 tons.

2.3.3                      Full tundish weight, including cover is 54.9 tons.

2.3.4                      4 - tundish covers , consisting of two (2) removable sections, refractory lined.

2.4                               CASTING PLATFORM EQUIPMENT

2.4.1                    2 - Tundish stopper rod flow control equipment, hydraulically operated, with automatic level control and emergency shut off mechanism. Controls flow of steel from tundish to mold.

2.4.2                    2 - Tundish preheat stations at the tundish park position.

2.4.3                    2 - Tundish nozzle preheat stations at the tundish park position.

12

2.5                               MOLD

2.5.1                      3 - Narrow mold cassettes

2.5.2                      4 - Wide mold cassettes

2.5.3                      3 - Mold tables

2.5.4                      Vertical, straight mold vs. curved to improve slab inner quality

2.5.5                      Copper plated steel, water cooled.

2.5.6                      Manual width - 48” to 120”

2.5.7                      Hydraulic “Resonance Mold” - Hydraulically operated leaf spring design for oscillation

2.5.8                      Oscillation range "1-3 mm, with dynamic wave for and frequency adjustment ability. Frequency range 60-360 cycles per minute.

2.5.9                      Mold level detection uses a 18.8 mCurie Cobalt 60 source providing about " 5 mm accuracy.

2.5.10                Electromagnetic Brake

2.5.10.1         Reduces mold turbulence

2.5.10.2         Reduces inclusion entrapment

2.5.10.3         Reduces the potential for breakout

2.5.10.4         Electromagnetic field strength 4000 gauss

2.6                               STRAND GUIDE - SEGMENTS

2.6.1                      4 - Segment A0”. Acts as bending segment to initiate the curve in the shell after exiting from the straight mold. This segment is supported on trunnion mounts attached to the mold frame. Segment includes split rolls with center supports air/mist spray cooling headers and nozzles. Segment can be exchanged attached to the mold above.

2.6.2                      15* - Segments A1” thru A8”. Supported on the “Segment Carrier Frames”, and removed via the overhead crane on “Segment Removal Guide Rails”, each segment consists of

2.6.2.1                                                               Top Frame roll support

2.6.2.2                                                               Bottom Frame rolls support

2.6.2.3                                                               Side frames

2.6.2.4                                                               6 top rolls, 6 bottom rolls

2.6.2.5                                                               1 top drive roll, 1 bottom drive roll

2.6.2.6                                                               4 drive roll units with gear box, universal joint, couplings and base frame

2.6.2.7                                                               Hydraulic clamping cylinders

2.6.2.8                                                               Machine cooling system

2.6.2.9                                                               Air-Mist cooling system

2.6.2.10                                                         Hydraulic piping

2.6.2.11                                                         Lubrication piping

13

* Note:         3 -                                   Segment #1

8 - Segment #2-6

2 - Segment #7

2 - Segment #8

2.6.3                        Machine Drives

2.6.3.1                                                               28 DC drive motors, 14 top and 14 bottom on segments 2-8

2.6.3.2                                                               Segments 2 & 3 have brakes to hold the starter bar and strand if cast is stopped

2.6.3.3                                                               Strand tracking is done with measuring rolls or drive motor encoder

2.7                               STARTER BAR

2.7.1                      1 - Link type starter bar used to begin each casting sequence. Starter bar consisting of head assemblies, 6” thick and varying in width from 48” to 120” (5 different range widths with shim plates), attached to a series of hinged links, providing the flexibility of the starter bar system to be threaded into the casting machine.

2.7.2                      1 - Starter bar storage cage. Utilized to place and/or remove the starter bar from the slab run out table. Starter bar is stored immediately adjacent to the slab run out table after the torch cut area.

2.8                               RUN OUT TABLES

2.8.1                        1 - Torch approach table immediately after the last segment (#8)

2.8.2                        1 - Stationary torch cutting table.

2.8.3                        1 - Slab run out table, from torch table to charge table of reheat furnace.

2.9                               SLAB QUENCH SYSTEM

2.9.1                        Pump, filtering, piping and nozzle system starting at the caster scale pit, designed to quickly cool the exterior surface of the cast slab to the desired metallurgical temperature for certain grades prior to charging into the reheat furnace.

2.10                        TORCH CUTTING MACHINE

2.10.1                  1 - Torch cutting machine with sample cutting ability. Torch machine consists of a car mounted motor operated variable speed dual pair torch assembly. One pair of torches are utilized for normal slab separation cuts and the second set is utilized in combination with the first set to make sample cuts of the slab for metallurgical analysis. Slab length is measured by measuring roll. Upon signal from the PLC control, the torch car is lowered onto the moving slab to commence the separation or sample cuts.

14

This method assures accurate cuts regardless of speed or changes of speed of the cast slab.

2.10.2                1 - Sample removal system to bring the 3” sample cuts off line for further removal by crane or mobile vehicle to the metallurgical lab for analysis.

2.11                        SLAB DEBURRING DEVICE

2.11.1                1 - Deburring mechanism for removing the burr that forms on the lower slab edges following the torch cutting process. Deburrer consists of a series of shearing blocks seated in a water cooled beam. The shear blocks are individually actuated up and down by pneumatic cylinder ensuring a positive Deburring along the entire slab cut edge.

2.12                        MISCELLANEOUS CASTER EQUIPMENT

2.12.1                Tundish Tilting Stand

2.12.1.1                                                       Hydraulically operated tilting stand to invert a tundish after the casting in order to remove the remaining steel skull and refractories. Stand is equipped with a tilting frame supporting the tundish, rolling track wheels for frame rotation and horizontal movement over a dump pit, and a hydraulic ram system for positive deskull through the shroud hole.

2.12.2                  Tundish Drying and Set down Stand

2.12.2.1                                                       Located in the maintenance aisle, the stand is utilized for thorough drying of the tundish linings. Station includes two air-natural gas fired burners mounted on pivoting supports.

2.12.3                  Tundish Reline and Setting Stands

2.12.3.1                                                       Four (4) station tundish set down maintenance and reline stand, complete with maintenance access platform

2.12.3.2                                                       One (1) Tundish setting stand

2.12.4                  Tundish Lifting Rig

2.12.4.1                                                       Specifically designed to properly handle the weight and load arrangement of the tundish to be utilized by overhead cranes.

15

2.12.5                  Tundish Transfer Car

2.12.5.1                                                       Self propelled, rail supported, structural steel car designed to support and transport a tundish between the casting and maintenance bays.

2.12.6                  Mold Alignment and Test Stand

2.12.6.1                                                       Critically aligned stand to serve the following functions:

1.12.6.1.1                                                Mold cooling water leak test

1.12.6.1.2                                                Spray water test for foot rolls and nozzle alignment

1.12.6.1.3                                                Mold width and taper adjustment

1.12.6.1.4                                                Mold assembly

1.12.6.1.5                                                Mold alignment

2.12.7                  Mold Storage Stand

2.12.7.1                                                       3 - Storage stands for storing spare mold assemblies

2.12.8                  Quick Change Alignment Stand

2.12.8.1                                                       Utilized for checking the alignment of the quick change unit consisting of mold and segment A0”.

2.12.9                  Quick Change Set down Stand

2.12.9.1                                                       Stand for temporary storage of the built up QC assembly.

2.12.10  Quick Change Lifting Rig

2.12.10.1                                                   2 - Rigs and 2 - set down stands for rigs, specifically designed for the simultaneous lifting of the mold and segment A0”

2.13                        CENTRALIZED LUBRICATION SYSTEM

2.13.1                  Automatic dual line grease lubrication system including automatic timing controls, distribution blocks to properly distribute lubricants and indicating devices to display operation.

2.14                        CENTRALIZED HYDRAULIC SYSTEMS

2.14.1                  Hydraulic system utilizing fire resistant fluid to actuate the following components:

2.14.1.1                                                         Ladle shroud manipulator

2.14.1.2                                                         Tundish car lift

16

2.14.1.3                                                         Tundish skewing on car

2.14.1.4                                                         Segment frame clamping

2.14.1.5                                                         Driven upper rolls of segments

2.14.1.6                                                         Deburrer system

2.15                        COMPRESSED AIR SYSTEM

2.15.1                  Air Mist System

2.15.1.1                                                       4 - 2200 SCFM at 100 psig single stage rotary screw type air compressors.

2.15.2                  Plant Air System

2.15.2.1                                                       3 - 1250 SCFM at 100 psig single stage rotary screw type air compressors.

2.15.2.2                                                       Air dryer complete with oil mist eliminator, prefilter and after filter.

2.15.2.3                                                       Miscellaneous moisture traps.

2.16                        STEAM EXHAUST SYSTEM

2.16.1                        Ductwork, 2 - fans, discharge stacks and duct supports necessary for the ejection of steam created by the air mist cooling system on the hot slab.

2.17                        PROCESS CONTROL

2.17.1                  Automation

1.17.1.1                                                       “touch screen” human-machine interface

1.17.1.2                                                       Level 1- equipment function control

1.17.1.3                                                       Level 2- production schedule handling, steel grade and heat file handling, slab length cutting, slab identification, slab quality evaluation, casting speed calculation, slab and tundish down counters, archiving of historical data, spray control, slab disposition and report generation.

2.18                        STARTER BAR STRAND MONITOR

2.18.1                  Provides detailed analysis of roll data including:

2.18.1.1                                                       Roll gap

2.18.1.2                                                       Bearing free-functioning efficiency

2.18.1.3                                                       Roll rotation indicator

2.18.1.4                                                       Radius indicator

17

2.19                        MOLD STICKER DETECTION SYSTEM

2.19.1                  Utilizing mold broad and narrow face mounted thermocouples, temperatures of the coppers are monitored. Computer control evaluates temperature trends and temperature differentials to accurately predict the onset of “stickers” which are the main cause of “strand breakouts”. System reaction slows the cast speed so that “stickers” can be healed to avoid breakouts.

2.20                        CRANES AND LIFTING DEVICES

2.20.1                  1 - 90 ton Caster maintenance crane, remote operated with 15 ton auxiliary hook.

2.20.2                  2 - 2 ton monorail hoists for caster segment drive removal

2.20.3                  1 - 5 ton monorail hoist for caster hydraulic room

2.20.4                  1 - 5 ton tundish maintenance traveling wall jib crane

2.20.5                  1 - 25 ton Caster runout maintenance crane, remote operated

2.20.6                  1 - 1 ton caster sample handling tong

2.20.7                  1 - 25 ton caster slab tong

3                                         LADLE RELINE EQUIPMENT

3.1                               LADLE RELINE EQUIPMENT

3.1.1                        3 position ladle reline stands and platforming for all required ladle reline

3.1.2                        1 - Vertical ladle dryer for initial dryout of ladle refractory prior to ladle in service and preheat.

4                                       SPARE PARTS

Spare Parts as are required to be maintained pursuant to the Bank One Lease Documentation.

18

SCHEDULE F

APPLICABLE MARGIN

To be based on IPSCO’s ratio of Consolidated Debt:Consolidated EBITDA or on the “Utilization Rate”, as applicable, as follows:

(1) Consolidated Debt:Consolidated EBITDA	(2) Floating Rate &/or USBR (bps)	(3) BA, Letters &/or LIBOR (bps)
<1.0x	25.0	125.00
> = 1.0, <1.5x	75.0	175.00
> =1.5, <2.0x	100.0	200.0
> = 2.0, < 2.5x	125.0	225.0
> = 2.5, < 3.0x	150.0	250.00
> = 3.0x	200.0	300.00

Utilization Rate (% of Total Outstandings/Commitment)	Standby Fee
< = 33%	LIBOR Applicable Margin x 0.40
> 33%, < = 66%	LIBOR Applicable Margin x 0.35
> 66%	LIBOR Applicable Margin x 0.30

SCHEDULE G

FORM OF BORROWING NOTICE

[Date]

The Toronto-Dominion Bank, as Agent
Royal Trust Tower
77 King Street West, 18th Floor
Toronto, Ontario M5K 1A2

Attention:	Vice President, Loan Syndications – Agency
Facsimile:	(416) 982-5535

Dear Sirs:

The undersigned, [insert name of Borrower] (the “Borrower”), refers to the Revolving Credit Agreement dated as of the 19th day of November, 2004 (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”), the terms defined therein being used herein as therein defined,) among IPSCO Inc., IPSCO Saskatchewan Inc., IPSCO Steel Inc., IPSCO Enterprises Inc., IPSCO Alabama Ltd., IPSCO Steel (Alabama) Inc., such other Borrowers as become parties thereto from time to time, The Toronto-Dominion Bank, as agent, JPMorgan Chase Bank, N.A., as syndication agent, and The Toronto-Dominion Bank, JPMorgan Chase Bank, N.A., Toronto Branch, Royal Bank of Canada, Bank of America N.A., by its Canada Branch, ABN AMRO Bank N.V., Canada Branch, The Bank of Nova Scotia, Bank of Montreal, Toronto Dominion (Texas) LLC, JPMorgan Chase Bank, N.A., Royal Bank of Canada, acting through a New York Branch, Bank of America, N.A., ABN AMRO Bank N.V., Wells Fargo Bank, National Association, The Bank of Nova Scotia, by its Atlanta Agency, Bank of Montreal, Chicago Branch, and Fifth Third Bank (Chicago), as lenders, and hereby gives you notice pursuant to Section 3.2 of the Credit Agreement that the Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 3.2 of the Credit Agreement:

(i)                                     The Business Day of the Proposed Borrowing is [•], [•].

(ii)                                  The aggregate amount of the Proposed Borrowing is [insert currency, amount].

(iii)                               The Type of Advance is a [Floating Rate Advance] or [LIBOR Advance] or [U.S. Base Rate Advance].

(iv)                              The initial Interest Period for the LIBOR Advance is [•].*

The undersigned certifies as follows:

(a)                                  the representations and warranties made in Article 7 of the Credit Agreement, other than those expressly stated to be made as of a specific date, are true and correct on and as of the date hereof with the same force and effect as if such representations and warranties had been made on and as of the date hereof, but subject to the same qualifications as may be contained in Article 7 of the Credit Agreement;

(b)                                 No Default or Event of Default has occurred and is continuing on the date hereof or will result from the Proposed Borrowing requested herein;

(c)                                  The undersigned will immediately notify you if it becomes aware of the occurrence of any event which would mean that the statements in the immediately preceding paragraphs (a) or (b) would not be true if made on the date of the Proposed Borrowing;

(d)                                 All conditions precedent set out in Section 6.3 [and Section 6.2 and Section 6.4] of the Credit Agreement have been fulfilled;

2

*  Omit clause (iv) if the Advance is not a LIBOR Advance.

Yours truly,

[Insert name of Borrower]

By:
Title:

3

SCHEDULE H

FORM OF ELECTION NOTICE

[Date]

The Toronto-Dominion Bank, as Agent
Royal Trust Tower
77 King Street West, 18th Floor
Toronto, Ontario M5K 1A2

Attention:	Vice President, Loan Syndications – Agency
Facsimile:	(416) 982-5535

Dear Sirs:

The undersigned, [insert name of Borrower] (the “Borrower”), refers to the Revolving Credit Agreement dated as of the 19th day of November, 2004 (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”), the terms defined therein being used herein as therein defined) among IPSCO Inc., IPSCO Saskatchewan Inc., IPSCO Steel Inc., IPSCO Enterprises Inc., IPSCO Alabama Ltd., IPSCO Steel (Alabama) Inc., such other Borrowers as become parties thereto from time to time, The Toronto-Dominion Bank, as agent, JPMorgan Chase Bank, N.A., as syndication agent, and The Toronto-Dominion Bank, JPMorgan Chase Bank, N.A., Toronto Branch, Royal Bank of Canada, Bank of America N.A., by its Canada Branch, ABN AMRO Bank N.V., Canada Branch, The Bank of Nova Scotia, Bank of Montreal, Toronto Dominion (Texas) LLC, JPMorgan Chase Bank, N.A., Royal Bank of Canada, acting through a New York Branch, Bank of America, N.A., ABN AMRO Bank N.V., Wells Fargo Bank, National Association, The Bank of Nova Scotia, by its Atlanta Agency, Bank of Montreal, Chicago Branch, and Fifth Third Bank (Chicago), as lenders, and hereby gives you notice pursuant to Section 3.4 of the Credit Agreement that the Borrower hereby [elects to convert Advances from one Type to another] or [elects to convert Advances to Bankers’ Acceptances or BA Equivalent Notes] or [elects an additional Interest Period for certain LIBOR Advances], and in that connection sets forth below the information relating to such election as required by Section 3.4 of the Credit Agreement:

(v)                                 The Business Day on which the conversion from [one Type of Advance to another] [one type of Advance to a Bankers’ Acceptance or BA Equivalent Note] is to be made is [•], [•].*

(vi)                              The Type of Advance to be converted is [insert amount, currency and Type of Advance].*

(vii)                           The new [Type of Advance] selected is [•].*

(viii)                        The initial Interest Period for the LIBOR Advance is [•].**

(ix)                                The LIBOR Advance which is to be continued as a LIBOR Advance is [specify amount].***

(x)                                   The current Interest Period for such LIBOR Advance expires on [specify date].***

(xi)                                The additional Interest Period selected for such LIBOR Advance is [•].***

The undersigned certifies as follows:

(a)                                  the representations and warranties made in Article 7 of the Credit Agreement, other than those expressly stated to be made as of a specific date, are true and correct on and as of the date hereof with the same force and effect as if such representations and warranties had been made on and as of the date hereof, but subject to the same qualifications as may be contained in Article 7 of the Credit Agreement;

(b)                                 No Default or Event of Default has occurred and is continuing on the date hereof or will result from the Accommodation(s) requested herein;

(c)                                  The undersigned will immediately notify you if it becomes aware of the occurrence of any event which would mean that the statements in the immediately

2

preceding paragraphs (a) or (b) would not be true if made on the date of the proposed Accommodation;

(d)                                 All conditions precedent set out in Section 6.3 [and Section 6.2 and Section 6.4] of the Credit Agreement have been fulfilled;

* and **        Omit clauses (i), (ii), (iii) and (iv) if the election does not involve a conversion of a Type of Advance.

**                   Omit clause (iv) if the conversion of Type of Advance does not involve a conversion to a LIBOR Advance.

***                Omit clauses (v), (vi) and (vii) if the election does not involve the selection of an additional Interest Period for a LIBOR Advance.

Yours truly,

[Insert name of Borrower]

By:

Title:

3

SCHEDULE I

FORM OF BA ISSUANCE NOTICE

[Date]

The Toronto-Dominion Bank, as Agent
Royal Trust Tower
77 King Street West, 18th Floor
Toronto, Ontario M5K 1A2

Attention:	Vice President, Loan Syndications – Agency
Facsimile:	(416) 982-5535

Dear Sirs:

The undersigned, [insert name of Canadian Borrower] (the “Borrower”), refers to the Revolving Credit Agreement dated as of the 19th day of November, 2004 (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”), the terms defined therein being used herein as therein defined) among IPSCO Inc., IPSCO Saskatchewan Inc., IPSCO Steel Inc., IPSCO Enterprises Inc., IPSCO Alabama Ltd., IPSCO Steel (Alabama) Inc., such other Borrowers as become parties thereto from time to time, The Toronto-Dominion Bank, as agent, JPMorgan Chase Bank, N.A., as syndication agent, and The Toronto-Dominion Bank, JPMorgan Chase Bank, N.A., Toronto Branch, Royal Bank of Canada, Bank of America N.A., by its Canada Branch, ABN AMRO Bank N.V., Canada Branch, The Bank of Nova Scotia, Bank of Montreal, Toronto Dominion (Texas) LLC, JPMorgan Chase Bank, N.A., Royal Bank of Canada, acting through a New York Branch, Bank of America, N.A., ABN AMRO Bank N.V., Wells Fargo Bank, National Association, The Bank of Nova Scotia, by its Atlanta Agency, Bank of Montreal, Chicago Branch, and Fifth Third Bank (Chicago), as lenders, and hereby gives you notice pursuant to Section 4.2 of the Credit Agreement that the Borrower hereby requests a BA Issuance under the Credit Agreement, and in that connection sets forth below the information relating to such BA Issuance (the “Proposed BA Issuance”) as required by Section 4.2 of the Credit Agreement:

(i)                                     The Business Day of the Proposed BA Issuance is [•], [•].

(ii)                                  The aggregate Face Amount of Drafts to be accepted is [insert amount in Canadian Dollars].

(iii)                               The contract maturity date for such Drafts is (   ) days.

(iv)                              The serial numbers of the Drafts to be accepted are [•].*

(v)                                 The name(s) of the purchaser(s) of such Drafts is (are) [•].*

(vi)                              The proceeds to be received by the Borrower for such Drafts is [•].*

The undersigned certifies as follows:

(a)                                  the representations and warranties made in Article 7 of the Credit Agreement, other than those expressly stated to be made as of a specific date, are true and correct on and as of the date hereof with the same force and effect as if such representations and warranties had been made on and as of the date hereof, but subject to the same qualifications as may be contained in Article 7 of the Credit Agreement;

(b)                                 No Default or Event of Default has occurred and is continuing on the date hereof or will result from the Proposed BA Issuance requested herein;

(c)                                  The undersigned will immediately notify you if it becomes aware of the occurrence of any event which would mean that the statements in the immediately preceding paragraphs (a) or (b) would not be true if made on the date of the Proposed BA Issuance;

(d)                                 All conditions precedent set out in Section 6.3 [and Section 6.2 and Section 6.4] of the Credit Agreement have been fulfilled;

*                                         Omit clauses (iv), (v) and (vi) if the Lender is purchasing the Bankers’ Acceptances.

Yours truly,

[Insert name of Canadian Borrower]

By:
Title:

2

SCHEDULE J

FORM OF ISSUE NOTICE

[Date]

The Toronto-Dominion Bank, as Agent
Royal Trust Tower
77 King Street West, 18th Floor
Toronto, Ontario M5K 1A2

Attention:	Vice President, Loan Syndications – Agency
Facsimile:	(416) 982-5535

Dear Sirs:

The undersigned, [insert name of Borrower] (the “Borrower”), refers to the Revolving Credit Agreement dated as of the 19th day of November, 2004 (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”), the terms defined therein being used herein as therein defined, among IPSCO Inc., IPSCO Saskatchewan Inc., IPSCO Steel Inc., IPSCO Enterprises Inc., IPSCO Alabama Ltd., IPSCO Steel (Alabama) Inc., such other Borrowers as become parties thereto from time to time, The Toronto Dominion Bank, as agent, JPMorgan Chase Bank, N.A., as syndication agent, and the Toronto-Dominion Bank, JPMorgan Chase Bank, N.A., Toronto Branch, Royal Bank of Canada, Bank of America N.A., by its Canada Branch, ABN AMRO Bank N.V., Canada Branch, The Bank of Nova Scotia, Bank of Montreal, Toronto Dominion (Texas) LLC, JPMorgan Chase Bank, N.A., Royal Bank of Canada, acting through a New York Branch, Bank of America, N.A., ABN AMRO Bank N.V., Wells Fargo Bank, National Association, The Bank of Nova Scotia, by its Atlanta Agency, Bank of Montreal, Chicago Branch, and Fifth Third Bank (Chicago), as lenders, and hereby gives you notice pursuant to Section 5.2 of the Credit Agreement that the Borrower hereby requests an Issue under the Credit Agreement, and in that connection sets forth below the information relating to such Issue (the “Proposed Issue”) as required by Section 5.2 of the Credit Agreement:

(i)                                     The Business Day of the Proposed Issue is [•], 20[•].

(ii)                                  The Type of Letter is [•].

(iii)                               The aggregate Face Amount and currency of the Letter is [insert amount and currency].

(iv)                              The expiration date of the Letter is [•].

(v)                                 The name and address of the Beneficiary of the Letter is [•].

(vi)                              The purpose of the Letter is [•].

The undersigned certifies as follows:

(a)                                  the representations and warranties made in Article 7 of the Credit Agreement, other than those expressly stated to be made as of a specific date, are true and correct on and as of the date hereof with the same force and effect as if such representations and warranties had been made on and as of the date hereof, but subject to the same qualifications as may be contained in Article 7 of the Credit Agreement;

(b)                                 No Default or Event of Default has occurred and is continuing on the date hereof or will result from the Proposed Issue requested herein;

(c)                                  The undersigned will immediately notify you if it becomes aware of the occurrence of any event which would mean that the statements in the immediately preceding paragraphs (a) or (b) would not be true if made on the date of the Proposed Issue;

(d)                                 All conditions precedent set out in Section 6.3 [and Section 6.2 and Section 6.4] of the Credit Agreement have been fulfilled;

Yours Truly,

[Insert name of Borrower]

By:

Title:

2

SCHEDULE K

ADDRESSES FOR NOTICE

AGENT	SYNDICATION AGENT

To: The Toronto-Dominion Bank	To: JPMorgan Chase Bank, N.A.
Royal Trust Tower	BCE Place
77 King Street West, 18th Floor	161 Bay Street
Toronto, Ontario M5K 1A2	Suite 4240
P.O. Box 613
Attention: Wayne M. Shiplo	Toronto, Ontario M5J 2S1
Vice President, Loan
Syndications – Agency	Attention: Jeffrey S. Coleman
Facsimile: (416) 982-5535	Fax No.: (416) 363-7574

And in the case of Borrowing Notices issued in respect of Accommodations to be made to U.S. Borrowers, to:

Toronto Dominion (Texas) LLC
c/o The Toronto-Dominion Bank
77 King Street West, 18th Floor
Toronto, Ontario M5K 1A2

Attention: Wayne M. Shiplo
Vice-President, Loans
Syndications – Agency
Fax No. (416) 982-5535

CANADIAN LENDERS	U.S. LENDERS OR AFFILIATES

To: The Toronto-Dominion Bank	To: Toronto Dominion (Texas) LLC
Investment Banking – Corporate Credit	c/o The Toronto-Dominion Bank
66 Wellington Street West	The Toronto-Dominion Bank Tower
T.D. Tower, 8th Floor	66 Wellington Street West, 8th Floor
Toronto, Ontario M5K 1A2	Toronto, Ontario M5K 1A2

Attention: Gary Nevison	Attention: Gary Nevison
Vice-President, Corporate Credit	Vice-President, Corporate Credit
Fax No.: (416) 944-5630	Fax No.: (416) 944-5630

CANADIAN LENDERS	U.S. LENDERS OR AFFILIATES

To: JPMorgan Chase Bank, N.A.,	To: JPMorgan Chase Bank, N.A.
Toronto Branch	Mail Code IL1-0556
BCE Place, 161 Bay Street	1 Bank One Plaza
Suite 4240, P.O. Box 613	Chicago, Illinois 60670
Toronto, Ontario M5J 2S1
Attention: Teresita Siao
Attention: Jeffrey S. Coleman	Fax No.: (312) 385-7097
Fax No.: (416) 363-7574

To: Royal Bank of Canada	To: Royal Bank of Canada, acting through a
Corporate Credit	New York Branch
200 Bay Street, Royal Bank Plaza	One Liberty Plaza, 4th Floor
5th Floor, South Tower	New York, New York
Toronto, Ontario M5J 2W7	10006-1404

Attention: Mark Beck	Attention: Nigel Delph
Fax: (416) 842-5321	Fax No.: (212) 428-2319

To: Bank of America, N.A., Canada Branch	To: Bank of America, N.A.
200 Front Street, West, 27th Floor	231 South LaSalle Street
Toronto, Ontario	Mail Code IL 1-231-10-10
M5V 3L2	Chicago, IL 60604

Attention: Nelson Lam	Attention: Sharon Burks Horos/Brian
Fax: (416) 349-4282	Lukehart
Fax No.: (312) 828-6269

with a copy to:

Bank of America, N.A.
231 South LaSalle Street
Mail Code IL 1-231-10-10
Chicago, IL 60604

Attention: Sharon Burks Horos/Brian
Lukehart
Fax No.: (312) 828-6269

2

CANADIAN LENDERS	U.S. LENDERS OR AFFILIATES

To: ABN AMRO Bank N.V.,	To: ABN AMRO Bank N.V.
Canada Branch	540 West Madison Street
15th Floor, TD Waterhouse Tower	26th Floor
79 Wellington Street West	Chicago, Illinois 60661
Toronto, Ontario M5K 1G8
Attention: Melanie Dziobas
Fax No.: (312) 992-5111
Attention: Lawrence J. Maloney/Yvon
Jeghers
Fax: (416) 367-7937

To: The Bank of Nova Scotia	To: Wells Fargo Bank, National Association
Corporate Banking – Industrial Products	230 West Monroe
40 King Street West, 62nd Floor	Suite 2900
Toronto, Ontario M5W 2X6	Chicago, IL 60606

Attention: Managing Director and Industry	Attention: Charles Reed/Thiplada Siddiqui
Head	Fax No.: (312) 553-4783
Fax: (416) 866-2010

To: Bank of Montreal	To: The Bank of Nova Scotia, by its Atlanta
Investment & Corporate Banking	Agency
1 First Canadian Place, 4th Floor	600 Peachtree Street N.E., Suite 2700
Toronto, Ontario M5X 1H3	Atlanta, Georgia 30308

Attention: Sean Gallaway/Michael Johnson	Attention: Managing Director
Fax: (416) 359-7796	Fax No.: (404) 888-8995

To: Bank of Montreal, Chicago Branch
115 South LaSalle Street, 12th Floor
Chicago, Illinois 60603

Attention: Bruce Pietka
Fax No.: (312) 750-6057

To: Fifth Third Bank (Chicago)
International Finance Dept.
1701 Golf Road, Tower 1
Suite 700, MD GRLM7C
Rolling Meadows, Illinois 60008

Attention: Todd Ritz/Lynn Durning
Fax No.: (847) 354-7130

3

BORROWER

To: IPSCO Inc.
c/o IPSCO Enterprises Inc.
650 Warrenville Road, Suite 500
Lisle, IL 60532

Attention: Treasurer
Fax No.: (630) 810-4606

To: IPSCO Saskatchewan Inc.
c/o IPSCO Enterprises Inc.
650 Warrenville Road, Suite 500
Lisle, IL 60532

Attention: Treasurer
Fax No.: (630) 810-4606

To: IPSCO Steel Inc.
c/o IPSCO Enterprises Inc.
650 Warrenville Road, Suite 500
Lisle, IL 60532

Attention: Treasurer
Fax No.: (630) 810-4606

To: IPSCO Enterprises Inc.
c/o IPSCO Enterprises Inc.
650 Warrenville Road, Suite 500
Lisle, IL 60532

Attention: Treasurer
Fax No.: (630) 810-4606

To: IPSCO Alabama Ltd.
c/o IPSCO Enterprises Inc.
650 Warrenville Road, Suite 500
Lisle, IL60532

Attention: Treasurer
Fax No.: (630) 810-4606

To: IPSCO Steel (Alabama) Inc.
c/o IPSCO Enterprises Inc.
650 Warrenville Road, Suite 500
Lisle, IL 60532

Attention: Treasurer
Fax No.: (630) 810-4606

4

BORROWER

with a copy:

To: IPSCO Enterprises Inc., Legal Department
650 Warrenville Road, Suite 500
Lisle, IL 60532

Attention: General Counsel
Fax No.: (630) 810-4602

5

SCHEDULE L

FORM OF COMPLIANCE CERTIFICATE

TO:	The Toronto-Dominion Bank, as Agent
Royal Trust Tower
77 King Street West, 18th Floor
Toronto, Ontario M5K 1A2

Attention: Vice President, Loan Syndications – Agency
Facsimile: (416) 982-5535

Reference is made to a revolving credit agreement dated as of the 19th day of November, 2004 (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”) among IPSCO Inc., IPSCO Saskatchewan Inc., IPSCO Steel Inc., IPSCO Enterprises Inc., IPSCO Alabama Ltd., IPSCO Steel (Alabama) Inc., such other Borrowers as become parties thereto from time to time, The Toronto-Dominion Bank, as agent, JPMorgan Chase Bank, N.A., as syndication agent, and The Toronto-Dominion Bank, JPMorgan Chase Bank, N.A., Toronto Branch, Royal Bank of Canada, Bank of America N.A., by its Canada Branch, ABN AMRO Bank N.V., Canada Branch, The Bank of Nova Scotia, Bank of Montreal, Toronto Dominion (Texas) LLC, JPMorgan Chase Bank, N.A., Royal Bank of Canada, acting through a New York Branch, Bank of America, N.A., ABN AMRO Bank N.V., Wells Fargo Bank, National Association, The Bank of Nova Scotia, by its Atlanta Agency, Bank of Montreal, Chicago Branch, and Fifth Third Bank (Chicago) as lenders.  Capitalized terms herein shall, unless otherwise defined, have the meanings ascribed thereto in the Credit Agreement.

I,                            , the Chief Financial Officer of IPSCO Inc. (“IPSCO”), in such capacity and not personally, hereby certify that:

1.                                       I am the duly appointed Chief Financial Officer of IPSCO and as such I am providing this certificate for and on behalf of the Borrowers pursuant to the Credit Agreement.

2.                                       I am familiar with and have examined the provisions of the Credit Agreement including, without limitation, those of Article 7, Article 8 and Article 9 therein.

3.                                       To the best of my knowledge, information and belief, and after due inquiry, no Default or Event of Default has occurred and is continuing as at the date hereof.

4.                                       For the Financial Quarter ending [•], [•] the amounts and financial ratios referred to in Section 8.3 of the Credit Agreement are as follows:

		Actual Amount	Required Amount or Limit

(a)	Consolidated Current Assets to Consolidated Current Liabilities	[•]:1	1.0:1

(b)	Consolidated Debt (less unrestricted cash and Cash Equivalents) to Consolidated Total Capitalization	[•]:1	[•]:1

(c)	Consolidated Tangible Net Worth	U.S. $[•]

U.S. $750,000.000 plus 50% of cumulative Consolidated Net Income and 75% of Net Available Equity Issuance Proceeds, in each case for the period from July 1, 2004 to the last day of the completed Financial Quarter in respect of which this Compliance Certificate is being delivered.

(d)	Consolidated Free Cash Flow to Consolidated Fixed Charges	[•]:1	[•]:1

5.                                       For the Financial Quarter ending [•], [•], the ratio of Consolidated Debt to Consolidated EBITDA is [•] and the Applicable Margin is as follows:

(a)                                  For the Standby Fee, [•];

(b)                                 For the BA Stamping Fee Rate or Issue Fee, [•];

(c)                                  For the U.S. Base Rate and Floating Rate, [•]; and

(d)                                 For the LIBOR Rate, [•].

2

6.                                       As at [•], [•], the Tangible Assets of the Borrowers and the Guarantors which are Wholly-Owned Subsidiaries is $[•] and comprise [•]% of the Consolidated Tangible Assets of IPSCO Consolidated.  The required percentage amount of such Tangible Assets of the Borrowers and the Guarantors which are Wholly-Owned Subsidiaries is at least 90% of the Consolidated Tangible Assets of IPSCO Consolidated.

7.                                       For the 12 month period ending [•], [•], the Revenue of the Borrowers and the Guarantors that are Wholly-Owned Subsidiaries is $[•] and comprises [•]% of the Consolidated Revenue of IPSCO Consolidated.  The required amount of such Revenue of the Borrowers and Guarantors which are Wholly-Owned Subsidiaries is at least 90% of the Consolidated Revenue of IPSCO Consolidated.

8.                                       The aggregate amount of unrestricted cash and Cash Equivalents for IPSCO Consolidated for the Financial Quarter ending [•], [•] was $[•].

9.                                       The aggregate amount of Dispositions of Assets not otherwise permitted under Section 8.2(2)(a), (b) or (d) for (a) the last four Financial Quarters ending [•], [•] was $[•] and does not exceed U.S.$285,000,000; and (b) the period commencing on the date of the Credit Agreement until and including the last day of the Financial Quarter ending [•], [•] was $[•] and does not exceed U.S.$475,000,000.

10.                                 The aggregate fair market value of the Assets of the Borrowers and their Subsidiaries subject to all outstanding Non-Capitalized Leases and the aggregate lease commitments in respect of real property leases and office leases for the purposes of Section 8.2(5)(b) of the Credit Agreement is $[•] and does not exceed U.S.$60,000,000; and the aggregate level of lease payments to be made in the current calendar year in respect of all Non-Capitalized Lease Obligations (including in respect of the Bank One Lease Obligation) referred to in Section 8.2(5)(c) of the Credit Agreement is $[•] and does not exceed U.S.$30,000,000.

11.                                 The aggregate amount of Investments not otherwise permitted under Section 8.2(13)(a) or (b) for (a) the last four Financial Quarters ending [•], [•] was U.S.$[•] and does not exceed U.S.$285,000,000; and (b) the period commencing on the date of the Credit

3

Agreement until and including the last day of the Financial Quarter ending [•], [•] was $[•] and does not exceed U.S.$475,000,000.

12.                                 For the current calendar year, the aggregate amount of capital expenditures is $[•] and does not exceed U.S.$190,000,000.

13.                                 Appendix A attached sets out in detail the calculations of the ratios and other amounts referred to above and all component parts thereof.

14.                                 For the Financial Quarter ending [•], [•], the Bank One Lease Obligation is $[•].

15.                                 For the Financial Quarter ending [•], [•], the Material Subsidiaries are as follows:  [•].

DATED this                      day of                                   ,          .

(Signature)

(Name – please print)
Chief Financial Officer

4

SCHEDULE M

FORM OF RELEASE AGREEMENT

THIS AGREEMENT made the [•] day of •, 200[•].

TO:                                                                            The Toronto-Dominion Bank, as Agent (the “Agent”)

AND TO:                                             JPMorgan Chase Bank, N.A., as syndication agent (the “Syndication Agent”)

AND TO:                                             The Toronto-Dominion Bank, JPMorgan Chase Bank, N.A., Toronto Branch, Royal Bank of Canada, Bank of America N.A., by its Canada Branch, ABN AMRO Bank N.V., Canada Branch, The Bank of Nova Scotia, Bank of Montreal, Toronto Dominion (Texas) LLC, JPMorgan Chase Bank, N.A., Royal Bank of Canada, acting through a New York Branch, Bank of America, N.A., ABN AMRO Bank N.V., Wells Fargo Bank, National Association, The Bank of Nova Scotia, by its Atlanta Agency, Bank of Montreal, Chicago Branch, and Fifth Third Bank (Chicago) (the “Lenders”)

WHEREAS IPSCO Inc. (“IPSCO”), IPSCO Saskatchewan Inc., IPSCO Steel Inc., IPSCO Enterprises Inc., IPSCO Alabama Ltd., IPSCO Steel (Alabama) Inc., the Agent, the Syndication Agent and the Lenders entered into a Revolving Credit Agreement dated as of the 19th day of November, 2004 (as amended, supplemented, restated or replaced from time to time, the “Revolving Credit Agreement”);

AND WHEREAS the Revolving Credit Agreement contemplates that direct or indirect Wholly-Owned Subsidiaries of IPSCO qualifying for Accommodations pursuant to the Revolving Credit Agreement may execute and deliver an Assumption Agreement pursuant to which such Person assumes all rights, obligations and liabilities of a Borrower under the Revolving Credit Agreement;

AND WHEREAS the Revolving Credit Agreement contemplates that such a Borrower may cease to be a Borrower upon the execution and delivery of a release agreement;

AND WHEREAS the undersigned is such a Borrower and is desirous of ceasing to be a Borrower;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants herein contained and the mutual covenants contained in the Revolving Credit Agreement, the undersigned hereby agrees as follows:

1.                                                                                       Definitions.  In this Agreement, unless otherwise provided, all capitalized terms shall have the meanings ascribed thereto in the Revolving Credit Agreement.

2.                                                                                       Certification of Borrower.  The undersigned hereby represents and warrants that:

(i)             to the best of its knowledge, information and belief, after due enquiry, no Default or Event of Default has occurred and is continuing as at the date hereof; and

(ii)          all amounts owing by the undersigned pursuant to the terms of the Revolving Credit Agreement have been paid in full.

3.                                                                                       Release of Agent, Syndication Agent and Lenders.  The undersigned hereby remises and releases and forever discharges the Agent, the Syndication Agent and the Lenders of and from any and all Claims whatsoever which it now has or hereafter can, shall or may have for or by reason of or arising out of or in connection with the Revolving Credit Agreement or any of the other Credit Documents.

4.                                                                                       Successors and Assigns.  The terms of this Agreement shall be binding upon the undersigned and its successors and assigns and shall enure to the benefit of the Agent, the Lenders, the Syndication Agent, the undersigned and their respective successors and permitted assigns.

5.                                                                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein.

2

IN WITNESS WHEREOF this Agreement has been duly executed.

•

Per:
Authorized Signing Officer

3

SCHEDULE N

PROCEEDINGS

SCHEDULE O

NON-QUALIFIED PLANS

IPSCO and/or the ERISA Companies maintain non-qualified plans for certain current and former executives.  These plans are “unfunded” under the U.S. Internal Revenue Code.  However, IPSCO maintains assets in the IPSCO Enterprises Inc. Executive Compensation Trust Agreement (a so-called “Rabbi Trust”) in order to offset some or all of the benefit liabilities under these non-qualified plans.  As of December 31, 2003, the benefit liabilities exceeded the current value of allocable assets held by the Rabbi Trust by approximately U.S. $947,000.

SCHEDULE P

BANK ONE LEASE OBLIGATION

PERIOD	BANK ONE LEASE OBLIGATION
To and including December 31, 2003	U.S. $131,387,480.00
From January 1, 2004 to and including June 30, 2004	U.S. $123,747,540.00
From July 1, 2004 to and including December 31, 2004	U.S. $124,418,930.00
From January 1, 2005 to and including June 30, 2005	U.S. $119,829,540.00
From July 1, 2005 to and including December 31, 2005	U.S. $120,597,810.00
From January 1, 2006 to and including June 30, 2006	U.S. $115,607,260.00
From July 1, 2006 to and including December 31, 2006	U.S. $116,484,070.00
From January 1, 2007 to and including June 30, 2007	U.S. $109,306,080.00
From July 1, 2007 to and including December 31, 2007*	U.S. $110,320,680.00

*First buy out option is for U.S. $119,145,488.30 on October 13, 2007.

SCHEDULE Q

RESTRICTIVE AGREEMENTS

(Reference is made to Section 8.2(7) of Credit Agreement)

1.                                       Separate note purchase agreements each dated as of April 1, 1994 made between IPSCO Inc. and the purchasers thereunder, providing for the issuance of U.S. $100,000,000 principal amount of 6.94% Series A Senior Notes Due April 1, 2004 and $100,000,000 principal amount of 7.32% Series B Senior Notes due April 1, 2009, as amended.

2.                                       Trust Indenture dated as of October 10, 1996 made between IPSCO Inc. and Montreal Trust Company, providing for the issuance of Cdn. $100,000,000 principal amount of 7.80% Debentures due 1 December, 2006.

3.                                       Loan Agreement dated as of June 1, 1997 made between IPSCO Inc. and Iowa Finance Authority relating to U.S. $14,715,000 Solid Waste Disposal Bonds, Series 1997.

4.                                       Bond Guaranty Agreement November 1, 1999 made by IPSCO Inc. in favour of Norwest Bank Minnesota, National Association, as trustee pertaining to U.S. $28,000,000 principal amount of City of Blythville, Arkansas Taxable Industrial Development Revenue Bonds (IPSCO Enterprises Inc. Project) Series 1999.

5.                                       Loan Agreement dated as of May 1, 2000 made between IPSCO Inc. and The Mobile County Industrial Development Authority relating to U.S. $10,000,000 principal amount of The Mobile County Industrial Development Authority Industrial Development Revenue Bonds (IPSCO Inc. Project) Series 2000.

6.                                       Note Agreement dated as of December 10, 1998 made between IPSCO Saskatchewan Inc. and The Teachers’ Retirement System of Alabama, The Employees’ Retirement System of Alabama and The Judicial Retirement Fund providing for the issuance of U.S. $100,000,000 principal amount of Incremental Rate Junior Subordinated Notes due December 31, 2038 and Guarantee dated December 10, 1998 made by IPSCO Inc. in respect of such notes.

7.                                       Indenture dated as of June 18, 2003 between IPSCO Inc., the guarantor parties thereto and Wells Fargo Bank Minnesota, N.A. providing for the issuance of U.S. $200,000,000 8.75% Senior Notes due 2013.

SCHEDULE R

FORM OF ASSIGNMENT AGREEMENT

[see reference in Section 11.8]

This assignment agreement (the “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Facility (including any Letters and Bankers’ Acceptances) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the credit transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender] ]

3.                                       Credit Agreement:       The Revolving Credit Agreement dated as of November 19th, 2004 among IPSCO Inc., IPSCO Saskatchewan Inc., IPSCO Steel Inc., IPSCO Enterprises Inc., IPSCO Alabama Ltd., IPSCO Steel (Alabama) Inc., such other borrowers as become parties thereto from time to time, The Toronto-Dominion Bank, as Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and The Toronto-Dominion Bank, JPMorgan Chase Bank, N.A., Toronto Branch, Royal Bank of Canada, Bank of America N.A., by its Canada Branch, ABN AMRO Bank N.V., Canada Branch, The Bank of Nova Scotia, Bank of Montreal, Toronto Dominion (Texas) LLC, JPMorgan Chase Bank, N.A. Royal Bank of Canada, acting through a New York Branch, Bank of America, N.A., ABN AMRO Bank N.V., Wells Fargo Bank, National Association, The Bank of Nova Scotia, by its Atlanta Agency, Bank of Montreal, Chicago Branch, and Fifth Third Bank (Chicago), as Lenders, as the same may be amended, supplemented, restated or replaced from time to time.

4.                                       Assigned Interest:

Aggregate Amount of Commitment for all Lenders	Amount of Commitment Assigned	Assigned Pro Rata Share of Commitment(1)
$	$	%

Effective Date:                         , 20      [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF ASSIGNMENT IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

(1) Set forth, to at least 9 decimals, as a percentage of the Commitments of all Lenders thereunder.

2

ASSIGNOR

[NAME OF ASSIGNOR]

Per:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

Per:
Title:

Consented to and Accepted:

[NAME OF AGENT], as Agent

By
Title:

[NAME OF ISSUING LENDER], as Issuing Lender

By:
Title:

3

Consented to:(2)

IPSCO INC.

By
Title:

(2) To be added only if the consent of IPSCO is required by the terms of the Credit Agreement.

4

ANNEX 1

[                        ](3)

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

(1)                                  Representations and Warranties.

(a)                                  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

(b)                                 Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit

(3) Describe Credit Agreement at option of Agent.

Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1(1) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

(2)                                  Payments.    From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

(3)                                  General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement.  This Assignment Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario, Canada.

2

SCHEDULE S

EXISTING LETTERS OF CREDIT/LETTERS OF GUARANTEE

I.                                         Letters Issued on behalf of Canadian Borrowers

L/C Number	Beneficiary	Issue Date	Expiry Date	Face Amount	Renewal Clause/Cancellation Notice
G690820	Min. of Environment, Surrey BC	18-Feb-03	04-Mar-05	Cdn. $6,000,000.00	Automatic renewal; 30 days cancellation notice
G691603	Min. of Environment, Surrey BC	18-Feb-03	04-Mar-05	Cdn. $675,000.00	Automatic renewal; 30 days cancellation notice
S693289	Royal Trust Corporation	18-Feb-03	04-Mar-05	Cdn. $5,453,000.00	Automatic renewal; 90 days cancellation notice
G094994	La Salle National Leasing Corp.	27-Jun-01	04-Mar-05	U.S. $3,775,000.00	Automatic renewal; 60 days notice